As filed with the Securities and Exchange Commission on June __, 2007

                                             Registration No. __________________


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                      ------------------------------------

                                    FORM SB-2

                             Registration Statement
                        Under the Securities Act of 1933

                      ------------------------------------

                               ERF WIRELESS, INC.
             (Exact name of Registrant as specified in its charter)

          NEVADA                         3570                       76-0196431
          ------                         ----                       ----------
(State or other jurisdiction        (Primary Standard           (I.R.S. Employer
    of incorporation or          Industrial Classification       Identification
       organization)                  Code Number)                  Number)


2911 SOUTH SHORE BLVD., SUITE 100, LEAGUE CITY, TEXAS                  77573
--------------------------------------------------------------------------------
(Address of principal executive offices)                              (Zip Code)


    R. Greg Smith CFO, ERF Wireless, Inc, 2911 South Shore Blvd., Suite 100,
                    League City, Texas 77573 , 281-538-2101
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Agent for Service)


                                   Copies to:
                               THOMAS C. PRITCHARD
                            BREWER & PRITCHARD, P.C.
                           THREE RIVERWAY, SUITE 1800
                              HOUSTON, TEXAS 77056
                              PHONE (713) 209-2950
                               FAX (713) 659-5302

                              ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
==================================================================================================================
                                                       Proposed Maximum         Proposed Maximum        Amount of
Title of Each Class of             Amount              Offering Price              Aggregate          Registration
Securities To Be Registered     Being Registered        Per Share(1)            Offering Price(2)         Fee
------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001      4,975,625               $0.14                    $696,587             $74.54
------------------------------------------------------------------------------------------------------------------
TOTAL..............................................                                                      $74.54
==================================================================================================================

     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

     (2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the last sale of the Registrant's common stock on May 30, 2007, as reported on the OTC Bulletin Board.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated ________________, 2007.

Preliminary Prospectus

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               ERF WIRELESS, INC.

                                4,975,625 SHARES

This prospectus relates to the offer and sale of shares of ERF Wireless, Inc.'s common stock by the selling stockholders listed on page 33. The shares being registered hereby include:

o 4,585,626 shares of common stock issuable upon conversion of $775,368 principal amount of debt with a conversion price equal to the lesser of (i) $3.50 per share, or (ii) 85% of the average of the three lowest VWAP's, as reported by Bloomberg, during the ten (10) trading days immediately preceding the date of the related notice conversion; and

o 389,999 shares currently issuable upon exercise of stock purchase warrants at per share exercise prices of $3.57.

This prospectus relates to the offer and sale of our common stock by the selling stockholders identified in this prospectus. This offering is not being underwritten. We have agreed to indemnify certain selling shareholders. Further, we have agreed to pay the expenses related to the registration of the shares being offered, but we will not receive any proceeds from the sale of the shares by the selling stockholders. If the warrants are exercised for cash, we will receive a maximum of $1,392,296 of proceeds which we will utilize for working capital purposes.

Our common stock is currently traded on the OTC Bulletin Board under the symbol ERFW. On May 30, 2007, the closing price of our common stock was $0.16 per share.

Investing in our common stock involves risks. You should purchase our shares only if you can afford a complete loss of your investment. WE URGE YOU TO READ THE RISK FACTORS SECTION BEGINNING ON PAGE 9 ALONG WITH THE REST OF THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


             The date of this prospectus is _________________, 2007.

TABLE OF CONTENTS

                                                                                                Page
                                                                                                ----
Prospectus summary                                                                               5
Where you can find more information                                                              6
The offering                                                                                     7
Risk factors                                                                                     9
Special note regarding forward-looking statements                                                14
Use of proceeds                                                                                  15
Market price information and dividend policy                                                     15
Management's discussion and analysis                                                             16
Our business                                                                                     27
Selling stockholders                                                                             33
Plan of distribution                                                                             34
Management                                                                                       35
Principal stockholders                                                                           39
Description of securities                                                                        40
Disclosure of Commission position on indemnification for Securities Act liabilities              44
Experts                                                                                          44
Legal matters                                                                                    44
Financial Statements                                                                            F-1

                               PROSPECTUS SUMMARY


To understand this offering fully, you should read the entire prospectus carefully, including the Risk Factors section beginning on page 9 and the financial statements.

The Company

ERF Wireless, Inc. provides wireless communications products and services with an emphasis on providing reliable, high-speed wireless broadband services. The core focus of the Company is the acquisition and/or construction of strategically placed wireless broadband networks to provide delivery of reliable, bundled high-speed wireless broadband services including Internet data, voice, security and limited video services for enterprise, commercial, residential and private entities, as well as cities and unincorporated areas.

The Company has formed four business reporting segments to provide solutions and services to different segments of the wireless industry. The Company's revenues are generated through our four business reporting segments:

     Enterprise Network Services

Enterprise Network Services provides a turnkey design and implementation service in the area of secure wireless broadband networks for regional banks. The August 2005 acquisition of the assets of Skyvue USA East Central Texas, Inc., a Texas corporation ("Skyvue"), provided Enterprise Network Services with over three years of experience on designing, constructing, maintaining and monitoring enterprise-class wireless broadband networks for the regional banking industry in several areas of the country.

Enterprise Network Services' focus is on obtaining design and construction contracts with banks in conjunction with long-term maintenance and monitoring contracts. All monitoring contracts are managed by the Company's Network Operations Services Division. Additionally, once the Company has designed and constructed the wireless broadband networks for the banks, the Company may use the same network under a revenue sharing agreement with the banks to sell wireless broadband services to private entities, cities, municipalities and the general public in that region as part of its Wireless Bundled Services offering.

     Wireless Bundled Services

Wireless Bundled Services was formed to provide wireless broadband products and services, including Internet, voice, data, security and video services throughout North America to serve private entities, cities, municipalities and the general public. Wireless Bundled Services intends to focus on rural markets. The Company plans to offer these services by acquiring smaller established rural wireless broadband companies throughout North America.

     Wireless Messaging Services

Wireless Messaging Services provides wireless broadband system network design and implementation, manufactures and supplies high-power infrastructure equipment to the paging and mobile industry and owns and operates a wide-area messaging service (one- and two-way cellular and paging retail). Wireless Messaging Services also implements and constructs new wireless broadband networks for the Company. Wireless Messaging Services also is the subsidiary of ERF Wireless that conducts all special projects and contract engineering for the company.

     Network Operations Services

Network Operations Services Division was created to provide the overall day-to-day operation and 24/7 monitoring for all wireless broadband networks that the Wireless Messaging Services or Enterprise Networks Services divisions construct, acquire, maintain and administer. In addition, the Network Operations division may provide monitoring for other third parties.

Corporate History

The Company was incorporated in Texas in 1986. In May 2004, Systom Trust Joint Venture effected a change of control transaction by purchasing from the then largest shareholder and his family 10,783,492 shares of Company common stock for $150,000 and acquiring 1,000,000 shares of Series A Preferred Stock from the Company for $290,700. In September 2004, the Company changed its name to ERF Wireless, reincorporated in Nevada, and effected a 1-for-75 reverse split. Thereafter, the Company's common stock began trading under the new ticker symbol of ERFW on the OTC Bulletin Board. Unless otherwise reflected herein, all per share numbers give effect to this reverse split. In September 2004, the Company acquired all of the capital stock of Eagle R. F. International in exchange for 1,000,000 shares of its common stock; from a legal perspective, the capital structure of the Company was the surviving entity, while Eagle R.F. International was the surviving entity for accounting purposes.

General

Our principal executive offices are located at 2911 South Shore Blvd., Suite 100, League City, Texas 77573, and our telephone number is (281) 538-2101. We maintain a web site at www.erfwireless.com. We make available free of charge through our web site our annual report on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K, and all amendments to those reports, as soon as reasonably practicable after we electronically file or furnish such material with or to the SEC. You may access and read our SEC filings through the SEC's web site (http:www.sec.gov). This site contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC.

Where you can find more information

This prospectus is part of a registration statement on Form SB-2 that we have filed registering the common stock to be sold in this offering. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may access and read our SEC filings, including this registration statement and all of the exhibits to the registration statement, through the SEC's web site (http:www.sec.gov). This site contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. This registration statement, including the exhibits and schedules filed as a part of this registration statement, may be inspected at the public reference facility maintained by the SEC at its public reference room at 100 F, Street NE, Washington, DC 20549 and copies of all or any part thereof may be obtained from that office. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

All references to "we," "our," or "us" refer to ERF Wireless, Inc., a Nevada corporation, and our subsidiaries.



                                  THE OFFERING
Securities offered                                      The selling stockholders are offering a total of 4,975,625 shares, including a total of 389,999 shares underlying
                                                        warrants.

Common stock outstanding before the Offering            As of May 31, 2007, we had 36,232,529 common stock outstanding, which does not include the excluded shares.

   Excluded Shares:
      Shares underlying stock options:                  8,000,173
      Shares underlying warrants:                       2,033,924
      Shares underlying convertible debt:               8,505,200
      Shares underlying E-Series Bonds:                 2,527,076
      Shares underlying Series A Preferred Stock:       14,196,448  shares are exercisable in the next twelve months (see
                                                        "Description of Securities" for the terms of the conversion of the
                                                        Series A Preferred Stock

Series A Preferred Stock outstanding                    As of May 31, 2007, we had 3,667,523 of Series A Preferred Stock
                                                        outstanding.

Use of Proceeds
                                                        We will not receive any of the proceeds from the sale of shares of our common stock offered by our selling stockholders. We will receive the proceeds from the cash exercise of the warrants discussed in this prospectus.

Risk Factors                                            The securities offered hereby involve a high degree of risk and immediate substantial dilution. See "Risk Factors".

Over-the-Counter Bulletin Board Symbol                  ERFW

Summary Financial Information

The following financial information is derived from our audited financial statements for the fiscal years ended December 31, 2006 and 2005, and for the fiscal quarters ended March 31, 2007 and 2006. This information is only a summary and does not provide all of the information contained in our financial statements and related notes. You should read the "Management's Discussion and Analysis" beginning on page 16 of this prospectus and our financial statements and related notes beginning on page F-1.




                                                                                             Quarters Ended March 31
                                                                                                 (in thousands)
               Statements of operations data:                                              2007                     2006
                                                                                           ----                     ----
               Total sales                                                                        $505                   $862
               Cost of good sold                                                                   283                    574
               Gross profit                                                                        222                    288
                      Percentage of total sales                                                     44%                    33%
               Operating expenses                                                                1,350                  1,609
               Loss from operations                                                             (1,128)                (1,321)
               Other income                                                                       (241)                   606
               Net loss                                                                         (1,369)                  (715)
               Deemed  dividend  related to  beneficial                                             --                   (130)
               conversion  feature of preferred stock

                                                                                                 As of
                   Balance sheet data:                                                      March 31, 2007
                                                                                            (in thousands)
                   Working capital                                                                     $(1,220)
                   Total assets                                                                          1,797
                   Total liabilities                                                                     1,966
                   Shareholders' deficit                                                                 1,797


                                                                                             Years Ended December 31
                                                                                                  (in thousands)
               Statements of operations data:                                              2006                     2005
                                                                                           ----                     ----
               Total sales                                                                      $1,716                   $643
               Cost of good sold                                                                 1,264                    382
               Gross profit                                                                        452                    261
                      Percentage of total sales                                                     26%                    41%
               Operating expenses                                                                5,756                  3,364
               Loss from operations                                                             (5,304)                (3,103)
               Other income                                                                         72                   (308)
               Net loss                                                                         (5,232)                (3,411)
               Deemed  dividend  related to  beneficial                                           (130)                (1,342)
               conversion feature of preferred stock
               Other comprehensive loss                                                         (5,362)                (4,753)


                                                                                                 As of
                   Balance sheet data:                                                     December 31, 2006
                                                                                            (in thousands)
                   Working capital                                                                       $(696)
                   Total assets                                                                          2,224
                   Total liabilities                                                                     4,758
                   Shareholders' equity                                                                 (2,534)



                                  RISK FACTORS

Any investment in our securities involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our securities.

WE HAVE A LIMITED OPERATING HISTORY WITH SIGNIFICANT LOSSES AND EXPECT LOSSES TO CONTINUE FOR THE FORESEEABLE FUTURE.

We have incurred annual operating losses since our inception. As a result, at March 31, 2007, we had an accumulated deficit of $12,996,000. Our gross revenues for the three months ended March 31, 2007, were $505,000, with a loss from operations of $1,128,000. As we pursue our business plan, we expect our operating expenses to increase significantly, especially in the areas of sales and marketing. As a result of these expected cost increases, we will need to generate increased revenues to become profitable. We expect continued losses in fiscal 2007.

WE HAVE A LIMITED CASH AND LIQUIDITY POSITION AND WILL NEED TO RAISE ADDITIONAL FUNDS TO FUND OPERATIONS.

As of March 31, 2007, we had cash and cash equivalents balances of $56,000 and a working capital deficit of $1,220,000. The Company has a two-year $3 million unsecured revolving credit facility, and as of March 31, 2007, there was approximately $787,000 available for working capital for operations, acquisitions and project financing. We believe our cash, anticipated cash flow from operations and available credit facilities afford us adequate liquidity through the end of fiscal 2007, although we expect to raise additional capital during this period to fund our anticipated growth for our banking and WISP network businesses if acceptable terms are available, or to fund unexpected or unanticipated working capital expenditures. Moreover, we anticipate that we will need additional capital in the future to continue to expand our business operations. We have historically financed our operations through private equity and debt financings. We do not have any commitments for equity funding at this time, and additional funding may not be available to us on favorable terms, if at all. As such there is no assurance that we can raise additional capital from external sources, the failure of which could cause us to sell assets or curtail operations.

OUR NET LOSS OF $1,369,000 IN THE FIRST FISCAL QUARTER OF 2007 AND $5,232,000 IN FISCAL YEAR 2006 INDICATES THAT WE DO NOT EXPECT TO BE PROFITABLE DURING THE CURRENT FISCAL YEAR.

We recorded a net loss of $1,369,000 during the first fiscal quarter of 2007, and $5,232,000 during fiscal year 2006. We anticipate our future expense levels may continue to increase as we attempt to expand our business operations. We do not expect to be profitable in the current fiscal year and, we may not achieve profitability in 2008 or thereafter.

THE TERMS OF OUR DEBT OBLIGATIONS TO THE INVESTORS IN THE SEPTEMBER 2005 FINANCING SUBJECT US TO THE RISK OF FORECLOSURE OF CERTAIN OF OUR ASSETS.

As of March 31, 2007, the remaining principal balance of the September 2005 financing was $789,820. To secure the payment of all obligations owed to the investors in the 2005 financings, we have granted to the investors a security interest and lien on certain of our assets. The occurrence of an event of default under any of our obligations would subject us to foreclosure by the investors to the extent necessary to repay any amounts due. If a foreclosure were to happen, it would have a material adverse effect on our financial condition. Furthermore, we may not have sufficient funds to repay the investors when our debt obligations to them become due. We are not required to establish a sinking fund for the repayment of our debt to the investors. Accordingly, we may be required to obtain funds to repay the investors either through refinancing or the issuance of additional equity or debt securities. We may be unable to obtain the funds needed, if any, to repay the obligations from any one or more of these other sources on favorable economic terms or at all.

ADDITIONAL CAPITAL MAY DILUTE CURRENT STOCKHOLDERS.

In order to provide capital for the operation of our business we may enter into additional financing arrangements. These arrangements may involve the issuance of new common stock, preferred stock that is convertible into common stock, debt securities that are convertible into common stock or warrants for the purchase of common stock. Any of these items could result in a material increase in the number of shares of common stock outstanding which would in turn result in a dilution of the ownership interest of existing common shareholders. In addition, these new securities could contain provisions, such as priorities on distributions and voting rights, which could affect the value of our existing common stock.

A SIGNIFICANT NUMBER OF SHARES OF COMMON STOCK MAY BE ISSUED DURING THE NEXT 12 MONTHS. THE ISSUANCE OF THESE SHARES WILL HAVE A DILUTIVE EFFECT ON OUR COMMON STOCK AND MAY LOWER OUR STOCK PRICE.

We have reserved for issuance the following as of May 31, 2007:
o an aggregate of 15,000,000 shares of common stock pursuant to the Company's 2004 Non-Qualified Stock Option Plan and the 2007 Stock Option Plan, of which options to purchase 2,852,000 shares are outstanding; and 3,213,877 shares of Common Stock remain available for issuance under both plans;

o        2,033,924 shares of common stock underlying outstanding warrants;

o        5,538,343 shares of common stock underlying convertible debt;

o 5,527,076 shares of common stock underlying the E-Series Bond, 2,527,076 issuable upon conversion and 2,527,076 issuable upon exercise of warrants that are issuable upon conversion; and

o 14,196,448 shares of common stock issuable upon conversion of Series A Preferred Stock during the next 12 months.

The weighted average purchase price per share of common stock upon the issuance of these derivative securities, as if converted on May 31, 2007, is approximately (i) $3.21 per share of common stock underling the options, (ii)
3.06 per share of common stock underling the warrants, (iii) $0.08 per share of common stock underling the convertible debt, (iv) $0.1385 per share of common stock underlying the E-Series Bond and $5.00 for the common stock underlying the warrant issuable upon conversion of the E-Series Bond; and (v) $0.03 per share of common stock underling the Series A Preferred Stock. Accordingly the issuance of these shares will have a dilutive effect from both a net tangible book value per share basis and from a number of shares of common stock outstanding basis. This overhang could have a depressive effect on our common stock price.

THE MARKET PRICE OF OUR COMMON STOCK IS VERY VOLATILE AND THE VALUE OF YOUR INVESTMENT MAY BE SUBJECT TO SUDDEN DECREASES.

The trading price for our common stock has been, and we expect it to continue to be, volatile. For example, the closing bid price of our stock has fluctuated between $3.00 per share and $0.09 per share since January 1, 2006. The price at which our common stock trades depends upon a number of factors, including our historical and anticipated operating results and general market and economic conditions, which are beyond our control. Factors such as fluctuations in our financial and operating results, technological innovations or new commercial products and services by us or our competitors, could also cause the market price of our common stock to fluctuate substantially. In addition, the stock market has, from time to time, experienced extreme price and volume fluctuations. These broad market fluctuations may lower the market price of our common stock. Moreover, during periods of stock market price volatility, share prices of many companies have often fluctuated in a manner not necessarily related to their operating performance. Accordingly, our common stock may be subject to greater price volatility than the stock market as a whole.

A LOW MARKET PRICE MAY SEVERELY LIMIT THE POTENTIAL MARKET FOR OUR COMMON STOCK.

Our common stock is currently trading at a price below $5.00 per share, subjecting trading in the stock to certain SEC rules requiring additional disclosures by broker-dealers. These rules generally apply to any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions (a "penny stock"). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and institutional or wealthy investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer.

Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock.

THE COMPANY'S REVENUE AND OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY FROM QUARTER TO QUARTER, AND FLUCTUATIONS IN OPERATING RESULTS COULD CAUSE ITS STOCK PRICE TO DECLINE.

The Company's revenue and operating results may vary significantly from quarter to quarter due to a number of factors. In future quarters, operating results may be below the expectations of public market analysis or investors, and the price of our common stock may decline. Factors that could cause quarterly fluctuations include:

o The Company's Enterprise Network Services subsidiary's ability to secure new regional banking network customers for both the construction and design of new broadband networks and for the maintenance and monitoring of these broadband networks.

o The Company's Wireless Bundled Services Division's ability to acquire existing rural wireless broadband networks throughout North America and the ability to secure customers in the rural regions in which the Company acquires these wireless broadband networks.

o The Company's Wireless Messaging Services Division's ability to keep current customers and secure new customers.

o The Company's Network Operations Division's ability to acquire new customers through the Enterprise Network Services Division, the Wireless Bundled Services Division and third parties.

o The Company's ability to raise the necessary capital to execute mergers, acquisitions and asset purchases, as needed to implement the Company's strategic plan.

Accordingly, the failure to obtain significant future revenue, or lower than expected revenue in the future, could adversely affect our stock price and liquidity.

THE MAJORITY OF OUR REVENUE HAS BEEN GENERATED FROM SHORT-TERM AGREEMENTS.

For the three-month period ended March 31, 2007 the majority of our revenues from customers resulted from short-term, terminable at will, arrangements. There is no assurance that these customers will continue to conduct business with us in the future, the failure of which could have a material adverse effect on our business operations.

WE COMPETE WITH MANY COMPANIES THAT ARE LARGER AND BETTER FINANCED THAN WE ARE, AND OUR GROWTH AND PROFITABILITY ARE DEPENDENT ON OUR ABILITY TO COMPETE WITH THESE ENTITIES.

We face competition from many entities with significantly greater financial resources, well-established brand names and larger customer bases. We may become subject to severe price competition for our products and services as companies seek to enter our industry or current competitors attempt to gain market share. We expect competition to intensify in the future and expect significant competition from traditional and new telecommunications companies including, local, long distance, cable modem, Internet, digital subscriber line, microwave, mobile and satellite data providers. If we are unable to make or keep our products competitively priced and attain a larger market share in the markets in which our products compete, our levels of sales and our ability to achieve profitability may suffer.

A SYSTEM FAILURE COULD DELAY OR INTERRUPT OUR ABILITY TO PROVIDE PRODUCTS OR SERVICES AND COULD INCREASE OUR COSTS AND REDUCE OUR REVENUES.

Our operations are dependant upon our ability to support a highly complex network infrastructure. Many of our customers are particularly dependent on an uninterrupted supply of services. Any damage or failure that causes interruptions in our operations could result in loss of these customers. To date, we have not experienced any significant interruptions or delays which have affected our ability to provide products and services to our clients. Because our headquarters and infrastructure are located in the Texas Gulf Coast area, there is likelihood that our operations may be affected by hurricanes or tropical storms, tornados, or flooding. The occurrence of a natural disaster, operational disruption or other unanticipated problem could cause interruptions in the services we provide and significantly impair our ability to generate revenue and achieve profitability.

WE MUST CONTINUALLY ENHANCE ITS SERVICES TO MEET THE CHANGING NEEDS OF ITS CUSTOMERS OR FACE THE POSSIBILITY OF LOSING FUTURE BUSINESS TO COMPETITORS.

Future success will depend upon the Company's ability to enhance existing services and to introduce new services to meet the requirements of customers in a rapidly developing and evolving market. Present or future services may not satisfy the needs of the market. If the Company is unable to anticipate or respond adequately to its customers' needs, lost business may result and financial performance will suffer.

OUR INDUSTRY CHANGES RAPIDLY DUE TO EVOLVING TECHNOLOGY STANDARDS AND OUR FUTURE SUCCESS WILL DEPEND ON OUR ABILITY TO CONTINUE TO MEET THE SOPHISTICATED NEEDS OF OUR CUSTOMERS.

Our future success will depend on our ability to address the increasingly sophisticated needs of our customers. We will have to develop and introduce enhancements to our existing products and new products on a timely basis to keep pace with technological developments, evolving industry standards and changing customer requirements. We expect that we will have to respond quickly to rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. As a result, our position in existing markets or potential markets could be eroded rapidly by product advances. The life cycles of our products are difficult to estimate. Our growth and future financial performance will depend in part upon our ability to enhance existing applications, develop and introduce new applications that keep pace with technological advances, meet changing customer requirements and respond to competitive products.

We expect that our product development efforts will continue to require substantial investments. We may not have sufficient resources to make the necessary investments. Any of these events could have a material adverse effect on our business, quarterly and annual operating results and financial condition.

WE DEPEND UPON OUR INTELLECTUAL PROPERTY AND OUR FAILURE TO PROTECT EXISTING INTELLECTUAL PROPERTY OR SECURE AND ENFORCE SUCH RIGHTS FOR NEW PROPRIETARY TECHNOLOGY COULD ADVERSELY AFFECT OUR FUTURE GROWTH AND SUCCESS.

The Company's ability to successfully protect its proprietary technology is essential to its success. The Company has filed trademark and patent applications to protect intellectual property rights for technology that it develops. The Company's future success also may depend upon its ability to obtain additional licenses for other intellectual properties. The Company may not be successful in acquiring additional intellectual property rights with significant commercial value on acceptable terms. Even if the Company is successful in acquiring such rights, it can provide no assurance that it will be successful in adapting or deploying them as to the timing or cost of such development efforts or as to the commercial success of the resulting products or services.

OUR COMPETITORS MAY DEVELOP NON-INFRINGING PRODUCTS OR TECHNOLOGIES THAT ADVERSELY AFFECT OUR FUTURE GROWTH AND REVENUES.

It is possible that our competitors will produce proprietary technologies similar to ours without infringing on our intellectual property rights. We also rely on unpatented proprietary technologies. It is possible that others will independently develop the same or similar technologies or otherwise obtain access to the unpatented technologies upon which we rely for future growth and revenues. Failure to meaningfully protect our trade secrets, know-how or other proprietary information could adversely affect our future growth and revenues.

WE MAY INCUR SIGNIFICANT LITIGATION EXPENSES PROTECTING OUR INTELLECTUAL PROPERTY OR DEFENDING OUR USE OF INTELLECTUAL PROPERTY, WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR CASH FLOW.

Significant litigation regarding intellectual property exists in our industry. Competitors and other third parties may infringe on our intellectual property rights. Alternatively, competitors may allege that we have infringed on their intellectual property rights, resulting in significant litigation expenses, which would reduce our cash flow. Any claims, even those made by third parties who are without merit, could:

o be expensive and time consuming to defend, resulting in the diversion of management's attention and resources;

o require us to cease making, licensing or using products or systems that incorporate the challenged intellectual property; or

o require us to spend significant time and money to redesign, re-engineer or re-brand our products or systems if feasible.

IF THE WIRELESS BROADBAND MARKET DOES NOT EVOLVE AS WE ANTICIPATE, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

If we fail to properly assess and address the broadband wireless market or if our products and services fail to achieve market acceptance for any reason, our business and quarterly and annual operating results would be materially adversely affected. Since the market for our products is still evolving, it is difficult to assess the competitive environment or the size of the market that may develop. In addition, technologies, customer requirements and industry standards may change rapidly. If we cannot improve or augment our products as rapidly as existing technologies, customer requirements and industry standards evolve, our products or services could become obsolete. The introduction of new or technologically superior products by competitors could also make our products less competitive or obsolete. As a result of any of these factors, our position in existing markets or potential markets could be eroded.

WE MAY NOT BE SUCCESSFUL IN ACQUIRING OTHER EXISTING COMPANIES AND TECHNOLOGIES, WHICH COULD NEGATIVELY AFFECT OUR PRODUCT AND SERVICES OFFERINGS AND SALES.

Our business plan is dependent on acquiring existing companies and technologies that expand our business, augment our market coverage, enhance our technical capabilities, provide us with valuable customer contacts or otherwise offer growth opportunities, and we may not be able to make such acquisitions. These acquisitions are important to ensure that our products, services and technologies are compatible with third-party products and technologies, to enable us to sale or license our products and technologies to potential new customers and into potential new markets, and to enable us to continue to enter into new agreements with our existing customers. There can be no assurance that we will identify the best acquisitions for our business or enter into acquisitions of other companies on acceptable terms or at all. The failure to make strategic acquisitions could have a material adverse effect on our business or financial results.

If we cannot make significant strategic acquisitions as our target markets and technology evolve, the sales opportunities for our products and technologies could deteriorate.

FUTURE ACQUISITIONS COULD PROVE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE AND STRAIN OUR RESOURCES.

As part of our business strategy, we intend to seek to acquire companies and technologies that we believe could complement or expand our business, augment our market coverage, enhance our technical capabilities, provide us with valuable customer contacts or otherwise offer growth opportunities. If we fail to achieve the anticipated benefits of any acquisitions we complete, our business, operating results, financial condition and prospects may be impaired. Acquisitions and investments involve numerous risks, including:

o difficulties in integrating operations, technologies, services, accounting and personnel;

o difficulties in supporting and transitioning customers of our acquired companies to our technology platforms and business processes;

o    diversion of financial and management resources from existing operations;

o difficulties in obtaining regulatory approval for technologies and products of acquired companies;

o    potential loss of key employees;

o if we finance acquisitions by issuing convertible debt or equity securities, our existing stockholders may be diluted, which dilution could adversely affect the market price of our stock;

o inability to generate sufficient revenues to offset acquisition or investment costs; and

o    potential write-offs of acquired assets.

Acquisitions also frequently result in recording of goodwill and other intangible assets, which are subject to potential impairments in the future that could harm our operating results. It is also possible that at some point in the future we may decide to enter new markets, thus subjecting ourselves to new risks associated with those markets.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements as defined by federal securities laws that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, expectations, intentions, projections, developments, future events, performance or products, underlying assumptions, and other statements, which are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "contemplates," "believes," "estimates," "predicts," "projects," and other similar terminology or the negative of these terms. From time to time, we may publish or otherwise make available forward-looking statements of this nature. All such forward-looking statements, whether written or oral, and whether made by us or on our behalf, are expressly qualified by the cautionary statements described in this prospectus, including those set forth below, and any other cautionary statements which may accompany the forward-looking statements. In addition, we undertake no obligation to update or revise any forward-looking statement to reflect events, circumstances, or new information after the date of this prospectus or to reflect the occurrence of unanticipated or any other subsequent events, and we disclaim any such obligation.

You should read forward-looking statements carefully because they may discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other forward-looking information. However, there may be events in the future that we are not able to accurately predict or control. Forward-looking statements are only predictions that relate to future events or our future performance and are subject to substantial known and unknown risks, uncertainties, assumptions, and other factors that may cause actual results, outcomes, levels of activity, performance, developments, or achievements to be materially different from any future results, outcomes, levels of activity, performance, developments, or achievements expressed, anticipated, or implied by these forward-looking statements. As a result, we cannot guarantee future results, outcomes, levels of activity, performance, developments, or achievements, and there can be no assurance that our expectations, intentions, anticipations, beliefs, or projections will result or be achieved or accomplished. In summary, you should not place undue reliance on any forward-looking statements.

Specific Cautionary Statements relating to our recent acquisitions

Risks associated with or arising from the acquisition of pre-existing companies include the substantial time and costs expended and incurred relating to this transaction; the ability to integrate the acquired operations in a cost-effective, timely manner without material liabilities or loss of desired employees, customers, or suppliers; the risk that the expected synergies and other benefits of the transaction will not be realized at all or to the extent expected; the risk that cost savings from the transaction may not be fully realized or may take longer to realize than expected; reactions, either positive or negative, of investors, competitors, customers, suppliers, employees, and others to the transaction; the time and costs required to integrate the acquired operations; management and board interest in and distraction due to the transaction and integrating the acquired operations; the uncertain impact of the transaction on the trading market, volume, and price of our stock, particularly in light of the amount of our cash paid in the transaction; the effect of any risks, liabilities, or obligations imposed on or threatened against us arising from the acquisition of operations, relationships, and products; developments; difficulties in predicting our future business and financial performance after the acquisition; difficulties, costs, and delays in implementing common internal controls, disclosure controls, systems, and procedures, including financial accounting systems, particularly in light of the enhanced scrutiny given to those items in the current environment; and the possibility that we may want or be required to raise additional debt or equity capital, which, if available at all, may be on terms deemed undesirable by investors, customers, suppliers, employees, or others.

Cautionary Statements of General Applicability

In addition to other factors and matters discussed elsewhere in this prospectus, and in our other filings made from time to time with the Securities and Exchange Commission, and in our other public statements from time to time (including, without limitation, our press releases), some of the important factors that, in our view, could cause actual results to differ materially from those expressed, anticipated, or implied in the forward-looking statements include, without limitation, a severe worldwide slowdown in the telecommunications equipment market and in the United States in particular; the downturn and ongoing uncertainty in the telecommunications industry and larger economy; developments in our relatively new industry and in the larger economy; the intense competition in the telecommunications equipment and services industries and resulting pressures on our pricing, gross margins, and general financial performance; the impact, availability, pricing, and success of competing technologies and products; difficulties in distinguishing our products from competing technologies and products; difficulties or delays in obtaining customers; dependence on a limited number of significant customers; lack of or delay in market acceptance and demand for our current and contemplated products; difficulties or delays in obtaining raw materials, subassemblies, or other components for our products at the times, in the quantities, and at the prices we desire or expect; risks arising from and relating to our acquisitions (including without limitation resolution of any remaining contingent payment obligations; management distraction due to those acquisitions; the ability of the companies to integrate in a cost-effective, timely manner without material liabilities or loss of desired employees or customers; the risk that the expected synergies and other benefits of the transactions will not be realized at all or to the extent expected; the risk that cost savings from the transactions may not be fully realized or may take longer to realize than expected; reactions, either positive or negative, of investors, competitors, customers, suppliers, employees, and others to the transactions; and the risk that those transactions will, or could, expose us to lawsuits or other liabilities);

the expense of defending and settling and the outcome of any future litigation against us; our recent focus on certain aspects of our current business; difficulties or delays inherent in entering new markets and business areas; difficulties or delays in developing and establishing new products, product lines, and business lines; difficulties or delays in developing, manufacturing, and supplying products with the contemplated or desired features, performance, price, cost, and other characteristics; difficulties in estimating costs of developing and supplying products; difficulties in developing, manufacturing, and supplying products in a timely and cost-effective manner; difficulties or delays in developing improved products when expected or desired and with the additional features contemplated or desired; our limited ability to predict our future financial performance; the expected fluctuation in our quarterly results; the expected fluctuation in customer demand and commitments; difficulties in attracting and retaining qualified personnel; our dependence on key personnel; inability to protect our proprietary technology; the potential for intellectual property infringement, warranty, product liability, and other claims; failure of our customers to sell broadband connectivity solutions that include our products; difficulties in our customers or ultimate end users of our products obtaining sufficient funding; cancellation of orders without penalties; difficulties in complying with existing governmental regulations and developments or changes in governmental regulation; difficulties or delays in obtaining any necessary governmental or regulatory permits, waivers, or approvals; our dependence on third-party suppliers and manufacturers; difficulties in obtaining satisfactory performance from third-party manufacturers and suppliers; our expected continued losses from the operation of our services business; difficulties in attracting and retaining subscribers for our services business; difficulties in expanding our services business and costs and management issues associated with any expansion; diversion of management time and other company resources to our services business; risks associated with foreign sales such as collection, currency and political risk; investment risk resulting in the decrease in value of our investments; difficulties in collecting our accounts receivable; the expected volatility and possible stagnation or decline in our stock price, particularly due to the relatively low number of shares that trade on a daily basis; future stock sales by our current stockholders, including our current and former directors and management,; the effect of our anti-takeover defenses; and risks, impacts, and effects associated with any acquisitions, investments, or other strategic transactions we may evaluate or in which we may be involved.

Possible Implications of Cautionary Statements

The items described above, either individually or in some combination, could have a material adverse impact on our reputation, business, need for additional capital, ability to obtain additional debt or equity financing, current and contemplated products gaining market acceptance, development of new products and new areas of business, sales, cash flow, results of operations, financial condition, stock price, viability as an ongoing company, results, outcomes, levels of activity, performance, developments, or achievements. Given these uncertainties, investors are cautioned not to place undue reliance on any forward-looking statements.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the resale of the common stock offered under this prospectus. If the warrants to purchase 389,999 shares of common stock are exercised for cash, we will receive gross proceeds of up to $1,392,296 which will be used for general working capital purposes.

                  MARKET PRICE INFORMATION AND DIVIDEND POLICY

         Our common stock trades on the OTC Bulletin Board under the symbol ERFW since September 20, 2004. Prior thereto, and for all periods described in the table below, our common stock traded on the OTC Bulletin Board. The market for our common stock is limited, sporadic, and highly volatile. The following table sets forth the approximate high and low closing sales prices for our common stock for the last two fiscal years. The quotations reflect inter-dealer prices, without retail markups, markdowns, or commissions and may not represent actual transactions.

                                   High                        Low
                                   ---------------------------------------------
Year 2007
  Quarter ended March 31           $0.21                        $0.09
Year 2006
  Quarter ended December 31        $0.69                        $0.16
  Quarter ended September 30       $0.70                        $0.22
  Quarter ended June 30            $1.38                        $0.57
  Quarter ended March 31           $3.00                        $1.15
Year 2005
  Quarter ended December 31        $11.25                       $2.49
  Quarter ended September 30       $11.00                       $3.50
  Quarter ended June 30            $4.00                        $3.51
  Quarter ended March 31           $4.75                        $3.85

Stockholders

As of May 31, 2007, we believe there were approximately 500 holders of record of our common stock.

Dividends

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and do not anticipate declaring or paying any cash dividends on our common stock in the near future.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

This Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A) should be read in conjunction with ERF's audited consolidated financial statements and notes thereto included in ERF's Form 10-KSB for the year ended December 31, 2006, and with ERF's unaudited financial statements and notes thereto included in ERF's Form 10-QSB for the three-month period ended March 31, 2007, filed with the Securities and Exchange Commission.

Business Strategy

The Company has four operating divisions to provide solutions and services to different segments of the wireless industry. The Company's Enterprise Networks Services Division serves enterprise customers, private entities, cities, unincorporated municipalities and the general public. The Company's Wireless Bundled Services Division provides wireless broadband products and services, including Internet, voice, data and security services, and is in the early stages of building or acquiring a seamless wireless broadband network throughout much of North America to serve private entities, cities, municipalities and the general public. The Company's Wireless Messaging Services Division provides wireless broadband system design and implementation, manufactures and supplies high-power infrastructure equipment to the wireless messaging industry and owns and operates a wide-area messaging service (one- and two-way cellular and paging retail). In addition, WMS provides a turn-key implementation of a triple play voice, video, and data to residential developments internationally as well as in the U.S. The Company's Network Operation Services Division provides the overall day-to-day operations, maintenance, upgrading, 24/7 monitoring and expansion of all wireless broadband networks that the Company constructs, acquires, maintains and administers. Hereinafter, all references to the Company include the operations and financial condition of the Company and its operating divisions.

During the twelve-month period ended December 31, 2006, the Company completed its fifth regional banking network involving designing, constructing, maintaining and monitoring a secure 20-Mbps enterprise class wireless banking network for a Louisiana bank; interconnecting 12 locations in 10 cities along with an upgrade to an existing BankNet network. This contract totaled approximately $917,000, including a $655,000 installation contract, together with annual maintenance and monitoring services contract over five years. This project involves point-to-point links in excess of 30 miles with installation of two 190-foot towers, two 120-foot towers, six 96-foot towers, two 65-foot towers and 31 Motorola industrial microwave dish radios. The project also involved installation of 12 of our proprietary CryptoBox encryption devices at the branch locations and at the main operations center bank. The Company announced the completion of this project in a press release dated July 31, 2006. The design and installation of the high-speed wireless broadband network for this bank, together with a recurring revenue contract for monitoring and maintenance services over the next five-years, exemplifies our wireless broadband business model for the regional banking community. The Company's proprietary CryptoVueTM hardware, biometric encryption devices and processes implemented at each bank branch location are the real enablers that allow us to deliver these secure high-speed financial networks. The Company's banking network solutions not only lower the banks' overall communications costs, but also allow the bank to add new services such as Voice over IP, document and item imaging at the branch level, video conferencing and a host of other new applications that improve efficiency and lower costs of operations.

The Company has completed construction of five BankNet bank networks in three states as well as a significant upgrade to an existing bank network in the second quarter of 2006. The Company continues to focus its initial marketing efforts at certain Louisiana, Mississippi, Alabama, Georgia, Texas and Florida banks due to the likelihood of hurricanes and wide-scale disasters in those states as well.

The Company's business strategy is to design, construct, secure, maintain and monitor enterprise-class encrypted microwave broadband networks for the regional banking industry. The primary market drivers for these new high-speed networks are attributable to three recent events. The first driver is a change in banking regulations that permits the imaging of checks and other documents as a substitute means of validation, exchange and storage. These new regulations allow banks to eliminate the transfer of paper transit items within the Federal Reserve System but require large amounts of bandwidth to electronically transfer the data. Many financial institutions are finding that their traditional point-to-point wired T1 circuits (1.5 Mbps) are insufficient to meet their new data communication needs.

The second driver is new banking requirements for better disaster recovery plans and fault tolerant communications resulting from the problems the banking industry encountered during the recent hurricane disasters along the Gulf and Atlantic coasts. Financial institutions in those areas experienced unacceptable interruptions as a result of their reliance on traditional telecommunications networks during the recent natural disasters.

The third driver is the Gulf Opportunity (GO) Zone Act of 2005 enacted December 21, 2005, which provides a significant acceleration of cost recovery by allowing businesses in the Gulf Coast areas of Louisiana, Mississippi and Alabama affected by hurricane Katrina to claim a depreciation deduction in the first year the property is used equal to 50 percent of its cost. This bonus depreciation is available to companies of all sizes for their investments in equipment, software and depreciable real property.

The Company's fault-tolerant network solutions for individual banks ("BranchNetTM systems") intend to provide up to 300 Mbps of encrypted microwave data communications bandwidth with satellite failover among a financial institution's branches spread across hundreds of miles (BranchNet). BranchNet systems address the banking industry demands for secure, fault-tolerant broadband networks, while significantly reducing the cost of the required fault-tolerant bandwidth versus traditional wireline communications options provided by the incumbent telephone carriers.

Over the next five years, the Company plans to fulfill its vision to develop, own and operate a nationwide fiber, satellite and encrypted wireless network for the banking industry called US BankNet. The Company leases fiber for long-haul data transmissions, builds encrypted wireless infrastructure for the "last mile," and incorporates satellite failover for redundancy.

Results of Operations

Three Months Ended March 31, 2007, compared to Three Months Ended March 31, 2006

The following table sets forth summarized consolidated financial information for the three months ended March 31, 2007 and 2006:

                                                                                Three Months Ended March 31,
                                                     -------------------------------------------------------------------------------
                     ($ IN THOUSANDS)                    2007                2006              $ Change               % Change
            -----------------------------------      ------------        -----------        ----------------       -----------------
Total sales                                              $505                $862                $(357)                   -41%
Cost of goods sold                                        283                 574                 (291)                   -51%
                                                     ------------        -----------        ----------------       -----------------
Gross profit                                              222                 288                  (66)                   -23%
                                                     ------------        -----------        ----------------       -----------------
Percent of total sales                                     44%                 33%
Operating expenses                                      1,350               1,609                 (259)                   -16%
                                                     ------------        -----------        ----------------       -----------------
Loss from operations                                   (1,128)             (1,321)                 193                    -15%
Other income/(expense)                                   (241)                606                 (847)                  -140%
                                                     ------------        -----------        ----------------       -----------------
Net loss                                               (1,369)               (715)                (654)                    91%
                                                     ------------        -----------        ----------------       -----------------
Deemed dividend related to beneficial
  conversion feature of preferred stock                    --                (130)                 130                   -100%
                                                     ------------        -----------        ----------------       -----------------
Net loss attributable to common shareholders          $(1,369)              $(845)               $(524)                    62%
                                                     ============        ===========        ================       =================

For the three months ended March 31, 2007, the Company's business operations reflected an overall decrease in sales for Wireless Messaging Services and Enterprise Network Services, which was offset with increased sales in Wireless Bundled Services. For the three months ended March 31, 2007, the Company's consolidated operations generated net sales of $505,000 compared to prior year net sales of $862,000. The decrease in net sales is primarily attributable to a decrease in product sales of $599,000 from the wireless banking network installations, and offset with an increase in service sales of $247,000 due to increased recurring revenue primarily from the recent acquisition. For the three months ended March 31, 2007, the Company had a gross profit margin of 44%, compared to a gross profit margin of 33% for the prior year. The increased in gross profit margin is primarily attributable to several factors: (i) Increased customer base in recurring revenue with consistent margins on wireless broadband services and (ii) deferred lease liability amortized over five years to offset tower rental expense from Wireless Bundled Services.

The Company incurred a net loss of $1,369,000 for the three months ended March 31, 2007. The Company's net loss for the three months ended March 31, 2007, included approximately $108,000 in depreciation and amortization expenses, $190,000 of interest amortization, $17,000 of derivative income, $155,000 of other general and administrative net of non-cash charges, $534,000 in employment expenses net of non-cash charges and $202,000 in professional services net of non-cash charges.

SALES INFORMATION

Set forth below is a table presenting summarized sales information for our business segments for the three months ended March 31, 2007 and 2006:


        ($ IN THOUSANDS)
        Business Segment
---------------------------------                                      Three Months Ended March 31,
                                          2007         % of Total       2006      % of Total        $ Change        % Change
                                          ----         ----------       ----      ----------        --------        --------
Wireless Messaging Services                $73            14%           $266         31%               $(193)            -73%
Wireless Bundled Services                  347            69%             25          3%                 322           1,288%
Enterprise Network Services                 85            17%            571         66%                (486)            -85%
                                          ----         ----------       ----      ----------        --------        --------
Total Sales                               $505           100%           $862        100%               $(357)            -41%
                                          ====         ==========       ====      ==========        ========        ========


For the three months ended March 31, 2007, net sales decreased to $505,000 from $862,000 for the three months ended March 31, 2006. The overall decrease of 41% was attributable to a $486,000 decrease in Enterprise Network Services, decrease of $193,000 of Wireless Messaging Services and an increase in Wireless Bundled Services of $322,000. The $486,000 decrease in sales of the Enterprise Network Services for the three months ended March 31, 2007, was primarily attributable to decrease sales from products of enterprise-class encrypted wireless banking network installations. The decrease of $193,000 in Wireless Messaging Services is primarily attributable to product sales in the wireless broadband system designs. The increase of $322,000 in Wireless Bundled Services is primarily attributable to increased customer base through growth of ISP subscribers.

COST OF GOODS SOLD

The following tables set forth summarized cost of goods sold information for the three months ended March 31, 2007 and 2006:


        ($ IN THOUSANDS)
        Business Segment
---------------------------------                                    Three Months Ended March 31,
                                          2007         % of Total       2006      % of Total        $ Change        % Change
                                          ----         ----------       ----      ----------        --------        --------
Wireless Messaging Services                $53            19%           $122         21%                $(69)            -57%
Wireless Bundled Services                  133            47%             17          3%                 116             682%
Enterprise Network Services                 97            34%            435         76%                (338)            -78%
                                          ----         ----------       ----      ----------        --------        --------
Total Sales                               $283           100%           $574        100%               $(291)            -51%
                                          ====         ==========       ====      ==========        ========        ========


                                                                     Three Months Ended March 31,
                                          ------------------------------------------------------------------------------------------
        ($ IN THOUSANDS)                  2007                    2006                  $ Change               % Change
---------------------------------         ----                    ----                  --------               --------
Products and integration service          $166                    $542                   $(376)                  -69%
Rent and maintenance                        42                      15                      27                   180%
Salary and related costs                    19                      --                      19                     0%
Depreciation                                41                       5                      36                   720%
Other costs                                 15                      12                       3                    25%
                                          ----                    ----                  --------               --------
Total Operating Expenses                  $283                    $574                   $(291)                  -51%
                                          ====                    ====                  ========               ========



For the three months ended March 31, 2007, cost of goods sold decreased by $292,000, or 51%, to $283,000 from $574,000 as compared to the three months ended March 31, 2006. The decrease of $291,000 in cost of goods sold is primarily attributable to product and service cost of $376,000 associated with Enterprise Network Services due to decrease sales in construction and integration; and offset with an increase of $19,000 of salary and related cost is primarily attributable to direct labor cost associated with Enterprise Network Services construction and integration of banking networks; $36,000 primarily attributable to depreciation expense associated with acquisitions and extending our wireless network area to increase our ISP customer base and $27,000 is primarily attributable to rent and maintenance cost associated with acquisitions and extending our wireless network area to increase our ISP customer base.

         Operations Expenses

The following table sets forth summarized operating expense information for the three months ended March 31, 2007 and 2006:



                                                                         Three Months Ended March 31,
                                          ------------------------------------------------------------------------------------------
         ($ IN THOUSANDS)                  2007                    2006                 $ Change               % Change
---------------------------------         ------                  ------                --------               --------
Employment expenses                         $690                    $834                   $(144)                   -17%
Professional services                        348                     396                     (48)                   -12%
Rent and maintenance                          68                      73                      (5)                    -7%
Depreciation and amortization                 67                      61                       6                     10%
Other general and administrative             177                     245                     (68)                   -28%
                                          ------                  ------                --------               --------
Total Operating Expenses                  $1,350                  $1,609                   $(259)                   -16%
                                          ======                  ======                ========               ========


For the three months ended March 31, 2007, operating expenses decreased by 16% to $1,350,000, as compared to $1,609,000 for the three months ended March 31, 2006. The decreases that occurred, as evidenced by the immediately preceding table, are discussed below:

o A $144,000 decrease in employment expense. The decrease is primarily attributable to prior year stock employment agreement bonuses of $173,000.

o A $48,000 decrease in professional services. The decrease is primarily related to accounting expense of $26,000, legal expense of $53,000, consulting expense of $37,000, investor relations expense of $17,000, and offset with a $72,000 increase in settlement expense. The decrease in professional fees is principally associated with less complex debt registration this quarter that utilizes legal and accounting as compared to prior year.

o A $68,000 decrease in other general and administrative expense. The decrease is primarily related to supplies expense of $30,000, and utility expense of $30,000, and advertising expense of $7,000. The decrease in other and general administrative expense primarily attributable to a consolidation of corporate functions with regard to utility costs.

         Other (Income) Expense, Net

For the three months ended March 31, 2007 the decrease in other (income) expense is primarily attributable to derivative instruments income of $17,000 as compared to $743,000 for the three months ended March 31, 2006. This income represents the net unrealized (non-cash) charge during the three months ended March 31, 2007 in the fair value of our derivative instrument liabilities related to warrants and embedded derivatives in our debt instruments that have been bifurcated and accounted for separately. Additionally interest associated with the derivative instruments accounted for $210,000 during the year.

         Net Loss

For the three months ended March 31, 2007, our net loss was $1,369,000 compared to a loss of $715,000 for the three months ended March 31, 2006. The increase in the loss for the three months ended March 31, 2007 as compared to the three months ended March 31, 2006, was attributable to the factors discussed immediately above.

         Net Loss Applicable to Common Shareholders

For the three months ended March 31, 2007, our net loss was $1,369,000 compared to a loss of $845,000 for the three months ended March 31, 2006. The Company's Net Loss Applicable to common shareholders included deemed dividends on the beneficial conversion of the 87,000 shares of Series A Preferred Stock that was limited to the amount of consideration received totaling $130,000 in the three months ended March 31, 2006.

Year Ended December 31, 2006, Compared to Year Ended December 31, 2005

The following table sets forth summarized consolidated financial information for the years ended December 31, 2006 and 2005:



CONDENSED FINANCIAL INFORMATION

                                                                        Twelve Months Ended December 31,
                                         -------------------------------------------------------------------------------------------
       ($ IN THOUSANDS)                    2006                      2005                    $ Change                 % Change
                                         -------                   -------                   ---------                ---------
Total sales                               $1,716                      $643                    $1,073                     167%
Cost of goods sold                         1,264                       382                       882                     231%
                                         -------                   -------                   ---------                ---------
Gross profit                                 452                       261                       191                      73%
                                         -------                   -------                   ---------                ---------
Percent of total sales                        26%                       41%
Operating expenses                         5,756                     3,364                     2,392                      71%
                                         -------                   -------                   ---------                ---------
Loss from operations                      (5,304)                   (3,103)                   (2,201)                     71%
Other income/(expense)                        72                      (308)                      380                    -123%
                                         -------                   -------                   ---------                ---------
Net loss                                  (5,232)                   (3,411)                   (1,821)                     53%
                                         -------                   -------                   ---------                ---------
Deemed dividend related to beneficial       (130)                   (1,342)                    1,212                     -90%
conversion feature of preferred stock    -------                   -------                   ---------                ---------

Net loss attributable to
common shareholders                      $(5,362)                  $(4,753)                    $(609)                     13%
                                         =======                   =======                   =========                =========


For the year ended December 31, 2006, the Company's business operations reflected an increase in Wireless Messaging Services, Wireless Bundled Services and Enterprise Network Services. For the year ended December 31, 2006, the Company's consolidated operations generated net sales of $1,716,000 compared to prior year net sales of $643,000. The increase in net sales is primarily attributable to an increase in product sales of $974,000, service sales of $53,000 and other of $46,000 from the wireless banking network installations attributable to two major customers and wireless broadband installations. For the year ended December 31, 2006, the Company had a gross profit margin of 26%, compared to a gross profit margin of 41% for the prior year. The decrease in gross profit margin is primarily attributable to several factors: (i) an overall lower than expected margins on product and service sales related to wireless banking network installations from Enterprise Network Services; and (ii) lower than expected margins on wireless broadband product and service sales from Wireless Bundled Services.

The Company incurred a net loss of $5,232,000 for the year ended December 31, 2006. The Company's net loss for the twelve months ended December 31, 2006, included approximately $308,000 in depreciation and amortization expenses, $561,000 of interest amortization, $928,000 of derivative income, $84,000 of non-cash interest expense, $249,000 of option and warrant expense, $685,000 of other general and administrative net of non-cash charges, $2,456,000 in employment expenses net of non-cash charges and $835,000 in professional services net of non-cash charges.

         Sales Information

Set forth below is a table presenting summarized sales information for our business segments for the years ended December 31, 2006 and 2005:


       ($ IN THOUSANDS)                                                 Fiscal Year Ended December 31,
                                         -------------------------------------------------------------------------------------------
       Business Segment                    2006      % of Total        2005        % of Total       $ Change        % Change
                                         -------     ----------      --------      ----------       --------        ----------
Wireless Messaging Services                $570          33%           $416            65%            $154             37%
Wireless Bundled Services                   132           8%             60             9%              72            120%
Enterprise Network Services               1,014          59%            167            26%             847            507%
                                         -------     ----------      --------      ----------       --------        ----------
Total Sales                              $1,716         100%           $643           100%          $1,073            167%
                                         =======     ==========      ========      ==========       ========        ==========


For the year ended December 31, 2006, net sales increased to $1,716,000 from $643,000 for the year ended December 31, 2005. The overall increase of 167% was attributable to an $847,000 increase in Enterprise Network Services, increase of $154,000 of Wireless Messaging Services and an increase in Wireless Bundled Services of $72,000. The $847,000 increase in sales of the Enterprise Network Services for the year ended December 31, 2006, was primarily attributable to sales from product and service sales of enterprise-class encrypted wireless banking network installations from two major customers. The increase of $154,000 in Wireless Messaging Services is primarily attributable to wireless broadband system design and implementation. The increase of $72,000 in Wireless Bundled Services is primarily attributable to increased customer base through acquisition of ISP subscriber agreements.

         Cost of Goods Sold

The following tables set forth summarized cost of goods sold information for the years ended December 31, 2006 and 2005:



       ($ IN THOUSANDS)                                               Fiscal Year Ended December 31,
                                         -------------------------------------------------------------------------------------------
       Business Segment                    2006       % of Total          2005         % of Total      $ Change         % Change
                                         -------     ------------        ------       ------------    ----------       ----------
Wireless Messaging Services                $282          22%              $200             52%           $82               41%
Wireless Bundled Services                   114           9%                37             10%            77              208%
Enterprise Network Services                 868          69%               145             38%           723              499%
                                         -------     ------------        ------       ------------    ----------       ----------
Total Sales                              $1,264         100%              $382            100%          $882              231%
                                         =======     ============        ======       ============    ==========       ==========



                                                                      Fiscal Year Ended December 31,
                                         -----------------------------------------------------------------------------------------
       ($ IN THOUSANDS)                      2006                     2005                    $ Change                 % Change
                                         -------------            -------------            -------------             -------------
Products and integration service             $993                     $249                      $744                     299%
Rent and maintenance                           67                       73                        (6)                     -8%
Salary and related costs                       91                       23                        68                     296%
Depreciation                                   54                        9                        45                     500%
Other costs                                    59                       28                        31                     111%
                                         -------------            -------------            -------------             -------------
Total Operating Expenses                   $1,264                     $382                      $882                     231%
                                         =============            =============            =============             =============


For the year ended December 31, 2006, cost of goods sold increase by $882,000, or 231%, to $1,264,000 from $382,000 as compared to the year ended December 31, 2005. The increase of $882,000 in cost of goods sold is primarily attributable to: (i) product and service cost of $744,000 associated with Enterprise Network Services due to increase sales from two major customers; and (ii) $68,000 of salary and related cost is primarily attributable to direct labor cost associated with Enterprise Network Services construction and integration of banking networks; and (iii) $45,000 primarily attributable to depreciation expense associated with acquisitions and extending our wireless network area to increase our ISP customer base,(iv) $31,000 of other cost is primarily attributable to freight and travel cost associated with Enterprise Network Services construction and integration of banking networks.

         Operations Expenses

The following table sets forth summarized operating expense information for the years ended December 31, 2006 and 2005:



                                                                   Twelve Months Ended December 31,
                                         -----------------------------------------------------------------------------------------
       ($ IN THOUSANDS)                      2006                     2005                    $ Change                 % Change
                                         -------------           -------------              -------------            -------------
Employment expenses                        $2,818                   $1,456                    $1,362                      94%
Professional services                       1,574                    1,202                       372                      31%
Rent and maintenance                          288                      188                       100                      53%
Depreciation and amortization                 254                      110                       144                     131%

Other general and administrative              822                      408                       414                     101%
                                         -------------           -------------              -------------             ------------
Total Operating Expenses                   $5,756                   $3,364                    $2,392                      71%
                                         =============           =============              =============             ============


For the year ended December 31, 2006, operating expenses increased by 71% to $5,756,000, as compared to $3,364,000 for the year ended December 31, 2005. The increases that occurred, as evidenced by the immediately preceding table, are discussed below:

o A $1,362,000 increase in employment expense. The increase is primarily attributable to staffing increases associated with acquisitions completed in 2nd half of 2005 and 2006 as compared to staffing level in 2005. The increase in employees was attributable to the SkyVue USA acquisition, other smaller wireless company acquisitions and management resources necessary for the Company's anticipated growth.

o A $372,000 increase in professional services. The increase is primarily related to accounting expense of $184,000, legal expense of $60,000, investor relations expense of $235,000, settlement expense of $102,000, offset with a $125,000 decrease in professional fees other and a $93,000 decrease in consulting expense due to a re-class to accounting expense. The increase in professional fees is principally associated with additional resources in the field of investor relations and legal expenses. Additionally, the Company utilizes certain consulting resources in accounting to update the financial reporting systems to appropriately handle the anticipated growth, debt registration and implementing internal controls.

o A $100,000 increase in rent and maintenance expenses, primarily due to leases obtained through SkyVue USA acquisition and repairs and maintenance of buildings.

o A $144,000 increase in depreciation and amortization, due principally to the SkyVue USA acquisition, resulting in increased amortization of intangibles of $101,000.

o A $414,000 increase in other general and administrative expense. The increase is primarily related to office supplies expense of $39,000, insurance expense of $19,000, utility expense of $122,000, advertising expense of $40,000, travel and entertainment expense of $93,000 and bad debt expense of $18,000. The increase in other and general administrative expense primarily attributable to increased cost associated with the Skyvue USA acquisition at end of year of 2005 and other smaller acquisitions.

         Other (Income) Expense, Net

The decrease in other (income) expense is primarily attributable to derivative instruments income of $928,000. This income represents the net unrealized (non-cash) charge during the twelve months ended December 31, 2006 in the fair value of our derivative instrument liabilities related to warrants and embedded derivatives in our debt instruments that have been bifurcated and accounted for separately. Additionally interest associated with the derivative instruments accounted for $657,000 during the year.

         Net Loss

For the twelve months ended December 31, 2006, our net loss was $5,232,000 compared to a loss of $3,411,000 for the twelve months ended December 31, 2005. The increase in the loss for the twelve months ended December 31, 2006 as compared to the twelve months ended December 31, 2005, was attributable to the factors discussed immediately above.

         Net Loss Applicable to Common Shareholders

For the twelve months ended December 31, 2006, our net loss was $5,362,000 compared to a loss of $4,753,000 for the twelve months ended December 31, 2005. The Company's Net Loss Applicable to common shareholders included deemed dividends on the beneficial conversion of the 87,000 shares of Series A Preferred Stock that was limited to the amount of consideration received totaling $130,000 in the year ended December 31, 2006.

Cash Flows

The Company's operating activities increased net cash used by operating activities to $534,000 in the three months ended March 31, 2007, compared to net cash used of $799,000 in the three months ended March 31, 2006. The decrease in net cash used by operating activities was primarily attributable to fund an increase in the company's net operating loss $1,369,000, net of $768,000 non-cash charges combined with derivative income $17,000 to equal net non-cash charge of $751,000, combined together with $84,000 of cash used by fluctuations in working capital requirements consisting of the combination of accounts receivable, inventory, prepaid expenses, accounts payable, accrued expenses, cost and profit in excess of billings, deferred liability lease and deferred revenue.

The Company's investing activities used net cash of $65,000 in the three months ended March 31, 2007, compared to use of net cash of $78,000 in the three months ended March 31, 2006. Spending has been consistent compared to last year capital spending, which primarily is growing ISP capabilities to increase our customer base.

The Company's financing activities provided net cash of $262,000 in the three months ended March 31, 2007, compared to $1,428,000 of cash provided in the three months ended March 31, 2006. The cash provided in the three months ended March 31, 2007, was primarily associated with the proceeds from line of credit net and other financing arrangements net of $282,000.

Liquidity and Capital Resources

At March 31, 2007, the Company's current assets totaled $746,000 (including cash and cash equivalents of $56,000). Total current liabilities were $1,966,000, resulting in negative working capital of $1,220,000. The Company has funded operations to date through a combination of utilizing cash on hand, issuing common stock to settle certain current liabilities, borrowings and raising additional capital through the sale of its securities.

At March 31, 2007, the Company had approximately $787,000 available on a $3 million unsecured revolving credit facility maturing in February 2009. The terms of the two-year unsecured revolving credit facility will allow us to draw upon the facility as financing requirements dictate and provides for quarterly interest payments at an annual 6% rate. The loan may be prepaid without penalty or repaid at maturity. In the event that the Company draws down the full $3 million amount available under the revolving credit facility on or prior to December 31, 2007, and the Company requires additional working capital to pursue its business strategy and operations and has not closed on alternative debt or equity financing aggregating at least $1 million, the lender has agreed to fund up to an additional $1 million during 2007 under the same terms and conditions.

We believe our cash, anticipated cash flow from operations and available credit facilities afford us adequate liquidity through the end of fiscal 2007, although we expect to raise additional capital during this period to fund our anticipated growth for our banking and WISP network businesses if acceptable terms are available. Furthermore, we anticipate that we will need additional capital in the future to continue to expand our business operations, which expenditures may include the following:

o    Acquisitions of one or more companies, networks or other assets

o Investment in towers, radios, customer premise equipment and other related equipment associated with wireless broadband expansion plans

o Investment in back office systems and related infrastructure to support the Company's wireless broadband expansion plans

o    Investment in laboratory facilities including test and simulation equipment

o Investment or licensing of certain intellectual property related to the Company's wireless broadband expansion plans

o    General working capital purposes

The Company operations for the three months ended March 31, 2007, was primarily funded by proceeds from the Company's line of credit, net totaling $207,000 and convertible debt financing of $75,000.

Other than the credit facility with Angus Capital Partners, we do not have any significant credit facilities available with financial institutions or other third parties and as such we must rely upon best efforts third-party funding from individual accredited investors. The Company will use its best efforts to raise additional funds through the sale of debt or equity securities to meet future working capital requirements.

There can be no assurance that we will be successful in raising any funds from any of these debt or equity offerings or from any future best efforts financing efforts. If we are unable to either obtain financing from external sources or generate internal liquidity from anticipated future operations, we may need to curtail acquisition plans and operations.

Contractual Obligations

The following table sets forth contractual obligations as of March 31, 2007:


                                                                         Payments Due by Period
                                          ------------------------------------------------------------------------------------
                                                             Less than                                              More than
                                             Total             1 Year           1-3 Years         3-5 Years          5 Years
                                          -----------       -----------        -----------       -----------       -----------
CONTRACTUAL OBLIGATIONS:
Long-term debt obligations                  $4,166            $1,356             $2,810               $--               $--
Operating lease obligations                  1,398               311                881               206                --
                                          -----------       -----------        -----------       -----------       -----------
       TOTAL CONTRACTUAL OBLIGATIONS        $5,564            $1,667             $3,691              $206               $--
                                          ===========       ===========        ===========       ===========       ===========


The Company's contractual obligations consist of long-term debt of $3,119,000, derivative liabilities of $309,000 unamortized debt discount of $367,000 and interest expense of $371,000 as set forth in Note 9 to the company's financial statements, Notes Payable and Long-Term Debt, and certain obligations for operating leases requiring future minimal commitments under non-cancelable leases set forth in Note 11 - Commitments and Contingencies.

Off- Balance Sheet Arrangements

As of March 31, 2007, the Company did not have any significant off-balance-sheet arrangements other than certain office and tower facility operating leases requiring minimal commitments under non-cancelable leases disclosed in the table above.

Critical Accounting Policies and Estimates

         General

We have adopted various accounting policies to prepare our consolidated financial statements in accordance with U.S. GAAP. Our most significant accounting policies are described in Note 1 to our consolidated financial statements included elsewhere in this report. The preparation of our consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. Our estimates and assumptions, including those related to bad debts, inventories, intangible assets, sales returns and discounts, and income taxes are updated as appropriate.

Certain of our more critical accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on our historical experience, terms of existing contracts, and our observance of trends in the industry, information provided by our customers, and information available from other outside sources, as appropriate. Different, reasonable estimates could have been used in the current period. Additionally, changes in accounting estimates are reasonably likely to occur from period to period. Both of these factors could have a material impact on the presentation of our financial condition, changes in financial condition or results of operations.

         Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

         Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Revenue Recognition

The Company's revenue is generated primarily from the sale of wireless communications products and services, including providing reliable enterprise-class wireless broadband services. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is probable.

The Company records revenues from its fixed-price, long-term contracts using the percentage-of-completion method. Revenues are recorded based on construction costs incurred to date as a percentage of estimated total cost at completion. The percentage-of-completion, determined by using total costs incurred to date as a percentage of estimated total costs at completion, reflects the actual physical completion of the project. This method of revenue recognition is used because management considers total cost to be the best available measure of progress on the contracts.

The Company recognizes product sales generally at the time the product is shipped. Concurrent with the recognition of revenue, the Company provides for the estimated cost of product warranties and reduces revenue for estimated product returns. Sales incentives are generally classified as a reduction of revenue and are recognized at the later of when revenue is recognized or when the incentive is offered. Shipping and handling costs are included in cost of goods sold.

         Warranty

The Company's suppliers generally warrant the products distributed by the Company and allow returns of defective products, including those that have been returned to the Company by its customers. The Company does not independently warrant the products that it distributes, but it does provide warranty services on behalf of the supplier.

         Fixed Assets

Furniture and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The costs associated with normal maintenance, repair, and refurbishment of equipment are charged to expense as incurred. The capitalized cost of equipment and vehicles under capital leases is amortized over the lesser of the lease term or the asset's estimated useful life, and is included in depreciation and amortization expense in the consolidated statements of operations.

When assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized as income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized. Deductions are made for retirements resulting from renewals or betterments.

         Long-Lived Assets

We review our long-lived assets, to include intangible assets subject to amortization, for recoverability whenever events or changes in circumstances indicate that the carrying amount of such long-lived asset or group of long-lived assets (collectively referred to as "the asset") may not be recoverable. Such circumstances include, but are not limited to:

o    a significant decrease in the market price of the asset;

o a significant change in the extent or manner in which the asset is being used;

o a significant change in the business climate that could affect the value of the asset;

o a current period loss combined with projection of continuing loss associated with use of the asset;

o a current expectation that, more likely than not, the asset will be sold or otherwise disposed of before the end of its previously estimated useful life;

We continually evaluate whether such events and circumstances have occurred. When such events or circumstances exist, the recoverability of the asset's carrying value shall be determined by estimating the undiscounted future cash flows (cash inflows less associated cash outflows) that are directly associated with and that are expected to arise as a direct result of the use and eventual disposition of the asset. To date, no such impairment has occurred. To the extent such events or circumstances occur that could affect the recoverability of our long-lived assets, we may incur charges for impairment in the future.

         Concentrations of Credit Risk

Trade accounts receivable are concentrated with companies or entities in the regional banking and Internet services industry. Accordingly, the credit risk associated with the trade accounts receivable will fluctuate with the overall condition of the regional banking and Internet services industries. The primary component of accounts receivable relates to the Company's sales of banking wireless broadband networks and Internet service revenues. As a result, such estimates are based on the Company's historical collection experience and accounts receivable does reflect a general or specific provision for an allowance for doubtful accounts. During all periods presented, credit losses, to the extent identifiable, were within management's overall expectations.

         Derivative Instruments

In connection with the sale of debt or equity instruments, we may sell options or warrants to purchase our common stock. In certain circumstances, these options or warrants may be classified as derivative liabilities, rather than as equity. Additionally, the debt or equity instruments may contain embedded derivative instruments, such as embedded derivative features, which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative instrument liability.

The identification of, and accounting for, derivative instruments is complex. Our derivative instrument liabilities are re-valued at the end of each reporting period, with changes in the fair value of the derivative liability recorded as charges or credits to income, in the period in which the changes occur. For options, warrants and bifurcated embedded derivative features that are accounted for as derivative instrument liabilities, we estimate fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. The valuation techniques require assumptions related to the remaining term of the instruments and risk-free rates of return, our current common stock price and expected dividend yield, and the expected volatility of our common stock price over the life of the option. Because of the limited trading history for our common stock, we have estimated the future volatility of our common stock price based on not only the history of our stock price but also the experience of other entities considered comparable to us. The identification of, and accounting for, derivative instruments and the assumptions used to value them can significantly affect our financial statements.

Recent Accounting Pronouncements

In November 2004, the FASB ratified the consensus reached by the Emerging Issues Task Force ("EITF"), on Issue NO. 03-13, "Applying the Conditions in Paragraph 42 of FASB Statement No. 144 on Determining Whether to Report Discontinued Operations." The Issue provides a model to assist in evaluating (a) which cash flows should be considered in the determination of whether cash flows of the disposal component have been or will be eliminated from the ongoing operations of the entity and (b) the types of continuing involvement that constitute significant continuing involvement in the operations of the disposal component. Should significant continuing ongoing involvement exist, then the disposal component shall be reported in the results of continuing operations or the consolidated statements of operations and cash flows. We are currently evaluating the premises of EITF No. 03-13 and will adopt it as required.

In July 2006, the FASB issued FASB Interpretation ("FIN") No. 48 Accounting for Uncertainly in Income Taxes - An Interpretation of FASB Statement No. 109. FIN 48 prescribes detailed guidance for the financial statement recognition, measurement, and disclosure of uncertain tax positions recognized in an enterprise's financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 will be effective for fiscal years beginning after December 15, 2006, and the provisions of FIN 48 will be applied to all positions upon the adoption of the Interpretation. The cumulative effect of this applying the provisions of this Interpretation will be reported as an adjustment to the opening balance of retained earnings for that fiscal year. Management is currently evaluating the impact of FIN 48 on the financial statements but does not believe that its adoption will have a material effect on the Companies' financial position, results of operations, or cash flows.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when quantifying Misstatements in Current Year Financial Statements ("SAB 108"). SAB 108 requires companies to evaluate the materiality of identified unadjusted errors on each financial statement and related financial statement disclosure using both the rollover approach and the iron curtain approach, as those terms are defined in SAB 108. The rollover approach quantifies misstatements based on the amount of the error in the current year financial statement, whereas the iron curtain approach quantifies misstatements based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, irrespective of the misstatement's year(s) of origin. Financial statements would require adjustment when either approach results in quantifying a misstatement that is material. Correcting prior year financial statements for immaterial errors would not require previously filed reports to be amended. If a Company determines that an adjustment to prior year financial statements is required upon adoption of SAB 108 and does not elect to restate its previous financial statements, then it must recognize the cumulative effect of applying SAB 108 in fiscal 2006 beginning balances of the affected assets and liabilities with a corresponding adjustment to the fiscal 2006 opening balance in retained earnings. SAB 108 is effective for interim periods of the first fiscal year ending after November 15, 2006. The Company does not expect the adoption of this interpretation to have an impact on its financial position or results of operations.

On October 10, 2006, the FASB issued FSP No. FAS 123(R)-5, titled AMENDING GUIDANCE FOR ACCOUNTING FOR MODIFICATIONS OF INSTRUMENTS IN CONNECTION WITH EQUITY RESTRUCTURING ("FSP FAS 123(R)-5"). FSP FAS 123(R)-5 addresses whether a modification of an instrument in connection with an equity restructuring should be considered a modification for purposes of applying FSP FAS 123(R)-1. It stipulates that for instruments that were originally issued as employee compensation and then modified solely to reflect an equity restructuring that occurs when the holders are no longer employees, that there is no change in the recognition or measurement of those instruments if (a) there is no increase in fair value of the award and (b) all holders of the same class of instruments are treated in the same manner. The guidance in FSP FAS 123(R)-5 is effective in the first reporting period beginning after October 10, 2006. Early application is permitted in periods for which financial statements have not been issued. Management is currently evaluating the impact of FSP FAS 123(R)-5 on the financial statements but does not believe that its adoption will have a material effect on the Companies' financial position, results of operations, or cash flows.

FSP FAS 123(R)-6 was issued to make several technical corrections to SFAS 123(R). These include exemption for non-public entities from disclosing the aggregate intrinsic value of outstanding fully vested share options, revision to the computation of the minimum compensation cost that must be recognized, indication that at the date the illustrative awards were no longer probable of vesting, any previously recognized compensation cost should have been reversed, and changes to the definition of short-term inducement to exclude an offer to settle an award. The guidance in FSP FAS 123(R)-6 is effective in the first reporting period beginning after October 20, 2006. Early application is permitted in periods for which financial statements have not yet been issued. Management is currently evaluating the impact of FSP FAS 123(R)-6 on the financial statements but does not believe that its adoption will have a material effect on the Companies' financial position, results of operations, or cash flows.

In February 2006, the FASB issued SFAS No. 155, "" ("SFAS No. 155") which amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133") and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS No. 140"). SFAS No. 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. SFAS No. 155 is effective for all financial instruments acquired, issued or subject to a re-measurement event occurring in fiscal years beginning after September 15, 2006.

Earlier adoption is permitted, provided the company has not yet issued financial statements, including for interim periods, for that fiscal year. SFAS No. 155 will be effective for the Company in the first quarter of fiscal 2007 and is not expected to have an impact on the Company's financial statements.

In September 2006, the Financial Accounting Standards Board ("FASB") issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. Management is currently evaluating the impact SFAS No. 157 will have on the Company's financial position, results of operations, and cash flows.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - including an amendment of FASB statement No. 115." This Statement permits all entities to choose, at specified election dates, to measure eligible items at fair value (the "fair value option"). A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. Upfront costs and fees related to items for which the fair value option is elected shall be recognized in earnings as incurred and not deferred. If an entity elects the fair value option for a held-to-maturity or available-for-sale security in conjunction with the adoption of this Statement, that security shall be reported as a trading security under Statement 115, but the accounting for a transfer to the trading category under paragraph 15(b) of Statement 115 does not apply. Electing the fair value option for an existing held-to-maturity security will not call into question the intent of an entity to hold other debt securities to maturity in the future. This statement is effective as of the first fiscal year that begins after November 15, 2007. The Company is currently analyzing the effects SFAS 159 will have on the Company's financial condition and results of operations.

         Inflation

The Company's results of operations have not been affected by inflation and management does not expect inflation to have a significant effect on its operations in the future.

                                  OUR BUSINESS

The Company

The Company provides wireless communications products and services with an emphasis on providing reliable, high-speed wireless broadband services. The core focus of the Company is the acquisition and/or construction of strategically placed wireless broadband networks to provide delivery of reliable, bundled high-speed wireless broadband services including Internet, data, voice, security and limited video services for enterprise, commercial, residential and private entities, as well as cities and unincorporated areas.

The Company has four primary business reporting segments to provide solutions and services to different segments of the wireless industry. The Company's revenues to date have been generated through three of the four primary business reporting segments:

Enterprise Network Services

Enterprise Network Services provides a turnkey design and implementation service in the area of secure wireless broadband networks for regional banks. The August 2005 acquisition of the assets of Skyvue, provided Enterprise Network Services with over three years of experience on designing, constructing, maintaining and monitoring enterprise-class wireless broadband networks for the regional banking industry in several areas of the country.

Enterprise Network Services' focus is on obtaining design and construction contracts with banks in conjunction with long-term maintenance and monitoring contracts. All monitoring contracts are managed by the Company's Network Operations Services Division. Additionally, once the Company has designed and constructed the wireless broadband networks for the banks, the Company may use the same network under a revenue sharing agreement with the banks to sell wireless broadband services to private entities, cities, municipalities and the general public in that region as part of its Wireless Bundled Services offering.

Enterprise Network Services currently has long term maintenance contracts with three (3) banking networks. For the twelve months ended December 31, 2006 Enterprise Network Services contributed 59% of the revenues of the Company and 59% of the losses attributable to the Company's business segments.

Wireless Bundled Services

Wireless Bundled Services was formed to provide wireless broadband products and services, including Internet, voice, data, security and video services throughout North America to serve private entities, cities, municipalities and the general public. Wireless Bundled Services intends to focus on rural markets. The Company plans to offer these services by acquiring smaller established rural wireless broadband companies throughout North America.

As of the twelve months ended December 31, 2006, the Wireless Bundled Services contributed 8% of the revenues of the Company and 13% of the losses attributable to the Company's business segments. The Company is still in the early stages of developing the Wireless Bundled Services division. On December 15, 2006, the Company acquired the assets of Windstream Corporations' Lubbock wireless ISP operation operated as "The Door"; adding approximately 1,500 customers to this business segment operation.

Wireless Messaging Services

Wireless Messaging Services provides wireless broadband system network design and implementation, manufactures and supplies high-power infrastructure equipment to the paging and mobile industry and owns and operates a wide-area messaging service (one- and two-way cellular and paging retail). Wireless Messaging Services also implements and constructs new wireless broadband networks for the Company. Wireless Messaging Services also is the subsidiary of ERF Wireless that conducts all special projects and contract engineering for the company. Additionally, Wireless Messaging Services manufactures some paging equipment. The majority of Wireless Messaging Services' contracts are short term. Wireless Messaging Services contributed 33% of the Company's revenues for the twelve months ended December 31, 2006, and 28% of the losses attributable to the Company's business segments.

Network Operations Services

Network Operations Services Division was created to provide the overall day-to-day operation and 24/7 monitoring for all wireless broadband networks that the Wireless Messaging Services or Enterprise Networks Services divisions construct, acquire, maintain and administer. In addition, the Network Operations division may provide monitoring for other third parties.

For the three months ended March 31, 2007 and the twelve months ended December 31, 2006, the Network Operations division's revenues and losses were not material. The Company is still in the early stages of developing the Network Operations division.

Our Market and Business Strategy

The market for wireless broadband product and service revenue has grown dramatically over the past few years and is expected to continue to grow.

Wireless broadband is very well suited for niche market development in that it provides a truly versatile broadband communication medium that is cheaper than a wired solution, is faster to implement and can be configured for one or more applications. Given the wireless technology gains and the Federal Communications Commission's ("FCC") adoption of an order to restructure frequencies within one of the several bands used for wireless broadband communication, we believe that wireless broadband will become a "third pipe" as both an alternative and extension to DSL and cable modem services, the two chief means of delivering high-speed Internet and data service today. In addition we believe wireless broadband can replace costly telephone company T1 leased lines for many point to point data and voice applications.

Historically, broadband wireless has been in use for several years, but only with the advent of industry standards has it been possible to link the many small systems that have grown up into a much more robust wide-area network that will accelerate the growth of the wireless broadband industry.

The Company's s vision is to develop, own and operate a nationwide fiber, satellite and encrypted wireless network for the banking industry called US BankNet. The Company leases fiber for long-haul data transmissions, builds encrypted wireless infrastructure for the "last mile," and incorporates satellite failover for redundancy.

The Company's strategic plan is to develop US BankNet in a series of steps. First, it sells an individual financial institution ("FI") a private encrypted wireless network ("BranchNet") to replace the FI's wireline data communications wide area network (WAN) to its branches. Five such networks have already been completed for FIs in Texas, Louisiana and Missouri, and a sixth is underway. The Company plans to interconnect individual FI networks into Company-owned statewide networks to provide them with high-speed access to banking service providers, disaster recovery centers, correspondent banks, the Internet and the Federal Reserve. Three of the Company's Louisiana-based FI customers and the Louisiana State Police are participating in the Company's first statewide network, Louisiana BankNet, with construction to commence in the second quarter of 2007. As statewide networks are completed, the Company plans to aggregate them into regional networks (i.e. "Southern BankNet") and aggregate the regional networks into its nationwide network, US BankNet.

In the U.S. there are 2,426 community banks and 431 credit unions that meet the size criteria of the Company's wireless broadband T1 replacement model. This market segment of banks and credit unions have between 5 and 19 branches with the primary target group averaging 12 branches. This represents a large potential market. There are an additional 492 large banks with 20 or more branches with an average of 135 branches representing an additional large market potential. To penetrate this market, the Company is negotiating with a Fortune 50 company to sell and support the Company's products in this segment of the market.

The Company is also in negotiations with selected large core banking service providers to market and sell the Company's products to their respective customer bases.

The Company also plans to expand its offering to provide wireless broadband product and service solutions to other large vertical markets where high bandwidth and secure communications are needed (such as hospitals, schools, law enforcement, etc.), especially in areas where it can leverage the excess capacity in network infrastructure already constructed and paid for by its bank customers.

The Company has recently acquired several small wireless broadband networks in key underserved regions. The Company anticipates that it will expand by both organic growth and acquisition in areas where its banking network subsidiary has sold BranchNet networks so that the Company can capitalize on the wireless network infrastructure it constructs for its bank customers. For example, the Company is negotiating agreements with its bank customers to use the bank's network backbone on a revenue sharing basis to sell wireless broadband services to schools, hospitals, businesses, municipal entities and residential customers in the region covered by that bank's BranchNet network with little or no additional infrastructure cost to the Company.

ERF Wireless' Products and Services

         Enterprise Network Services

Enterprise Network Services provides a turnkey design and implementation in the area of secure wireless broadband networks for regional banks. The acquisition of the assets of Skyvue USA provided Enterprise Network Services with experience in designing, constructing, maintaining and monitoring enterprise-class wireless broadband networks for the regional banking industry in several areas of the country.

This application of wireless broadband technology provides regional financial institutions, with between ten and one hundred branches, a cost-effective way to replace all of their recurring T1 and other telephone company costs. The resulting encrypted wireless broadband network connects all of their branches to the central bank and can provide up to 300 Mbps of continuous bandwidth as compared to the typical 1.4 Mbps of a T1 connection from the telephone company.

The Enterprise Network Services wireless network design is strictly for WAN point-to-point connectivity and is not intended for "within the building" wireless applications. Once in place, this enterprise-class wireless network not only replaces all of the data connectivity requirements between locations, but also has the excess capacity to provide VOIP telephone service, video surveillance, document imaging and Internet connectivity for all of the enterprise locations.

In order to satisfy the security concerns of banking regulators, Enterprise Network Services has developed a unique and proprietary encryption device (CryptoVueTM), consisting of hardware and software, as well as an integrated security protocol and 24x7 monitoring.

The wireless broadband radio equipment deployed by Enterprise Network Services is a special commercially-hardened version of the Motorola Canopy Wireless Platform configured to form point-to-point and point-to-multipoint network connections for financial institutions that can be used in wireless backhaul, bridging and other data applications. The point-to-point configuration can span distances of up to 35 miles. Distances of greater than 35 miles can be covered by daisy chaining the units across multiple relay towers.

Enterprise Network Services focuses on obtaining design and construction contracts with regional banks in conjunction with long-term maintenance and monitoring contracts. Any monitoring contracts will be managed by our Network Operations Services Division. Additionally, once the Company has designed and constructed the wireless broadband networks for the banks, the Company plans to use the same network under revenue sharing agreement with the banks to sell wireless broadband services to private entities, cities, municipalities and the general public in that region as part of its Wireless Bundled Services Division.

         Wireless Bundled Services

Wireless Bundled Services Division was recently formed to provide wireless broadband products and services, including Internet, voice, data and security services throughout North America to serve private entities, cities, municipalities and the general public. These services will be provided to both commercial and retail customers throughout the coverage area where ERF Wireless owns wireless broadband networks or operates wireless broadband networks. The Company plans to offer these services by acquiring smaller established rural wireless broadband companies or entering into partnership or revenue-sharing agreements with other wireless broadband network providers throughout North America.

It is anticipated that Wireless Bundled Services will operate primarily in the rural markets which tend to be underserved by the major telephone and cable companies and where wireless broadband can offer a distinct cost advantage over other forms of broadband connectivity.

         Wireless Messaging Services

Wireless Messaging Services provides wireless broadband system design and implementation, manufacturers and supplies high-power infrastructure equipment to the paging and mobile industry and owns and operates a wide-area messaging service (one- and two-way cellular and paging retail). Wireless Messaging Services implements and constructs new wireless broadband networks for the Company. Wireless Messaging Services also manufactures some paging equipment.

The wireless broadband system design and implementation function is a service that Wireless Messaging Systems provides on a contract basis to other divisions and subsidiaries of ERF Wireless, as well as other outside organizations.

The manufacturing and supply of high-power wireless infrastructure equipment under the ERF Wireless brand is accomplished primarily at the ERF Wireless corporate facility in League City, Texas, although some components are sourced from offshore locations. The product line consists of a variety of power amplifiers, transmitters and base stations ranging in power from 50 to 500 watts and covering all of the major frequency bands of the wireless messaging industry. In addition, ERF Wireless has developed unique technology that allows for full hot switching of redundant wireless equipment where such requirements are necessary.

Although paging has seen a steady decline from its peak in the late 1990s, it continues to provide a stable communications platform for many B-to-B applications such as service providers, hospitals, construction workers and commercial contractors.

More recently, Wireless Messaging Services has developed a triple play voice, video, and data product that is being provided to residential developments both in the U.S. as well as internationally.

         Network Operations Services

Network Operations Services Division was created to provide the overall day-to-day operation and 24/7 monitoring to all wireless broadband networks that the Wireless Messaging Services or Enterprise Networks Services divisions construct, acquire, maintain and administer. In addition, the Network Operations Services Division may provide monitoring for other third parties. This service function is conducted from the state-of-the-art Network Operations Center facility located at the ERF Wireless corporate headquarters in League City, Texas.

The Network Operations Center is typically a support facility to all of the other divisions and subsidiaries of ERF Wireless, providing the capability to quickly locate and repair a network problem in any of the wireless broadband networks that ERF Wireless owns or operates. The Network Operations Center not only has the capability to determine the source of a network problem, but is also the ERF Wireless division tasked with the responsibility of dispatching ERF Wireless Network Operations maintenance technicians or local area subcontractor technicians when maintenance or service requirements dictate.

Competition

We compete for subscription revenues with multiple companies providing Internet services on a nationwide basis, discount ISPs and smaller regional ISPs. We also compete with companies that provide Internet access via narrowband and broadband technologies, such as Internet access providers, cable companies and telephone companies. Like us, other companies offer some of the same Internet connectivity services to their customers.

The Company competes in the regional banking data network business with traditional telephone companies. These companies offer limited bandwidth wireline circuits that cannot compete in terms of cost-effectiveness with the Company's high-capacity wireless broadband point-to-point circuits. The Company has not been able to identify any other company providing the same type of secure wireless broadband capability.

The Company also contemplates that it will sell third-party licensed products and services into its customer base such as Voice over Internet Protocol phone systems, check and deposit item imaging and bank branch capture systems, video conferencing systems, video surveillance systems, satellite systems and other high bandwidth-consuming products and services. As the Company enters these markets, it will be entering a highly competitive industry dominated by large, well-funded incumbent providers. The Company is planning to target its customer base where it is already providing encrypted wireless services. Those markets are also characterized by competition that includes smaller regional telecommunications providers.

We face competition in developing technologies, and risks from potential new developments in distribution technologies and equipment in Internet access. In particular, we face competition from developments in the following types of Internet access distribution technologies or equipment: broadband distribution technologies used in cable Internet access services; advanced personal computer-based access services offered through DSL technologies offered by local telecommunications companies; other advanced digital services offered by wireless companies; television-based interactive services; personal digital assistants or handheld computers; and enhanced mobile phones. We must keep pace with these developments and also ensure that we either have comparable and compatible technology or access to distribution technologies developed or owned by third parties.

Intellectual Property, Proprietary Rights and Licenses

Our success depends to a significant degree on our methodologies and software applications. We have three patents pending and file copyright and trademark applications as deemed necessary. In addition, we rely on laws protecting trade secrets, common law rights with respect to copyrights and trademarks, as well as non-disclosure and other contractual agreements to protect proprietary rights. There can be no guarantee that our intellectual property and those laws, and the procedures initiated to protect our business, will prevent misappropriation of our proprietary software and web site applications. In addition, those protections may not totally preclude competitors from developing products with similar features as those of ERF Wireless.

Although we believe our products and services are unique and do not infringe upon the proprietary rights of others, there can be no assurance that infringement claims will not be brought against us in the future. Any such claim could result in costly litigation or have a material adverse effect on our business, operating results and financial condition.

The Company has filed three patent applications on its CryptoVue(TM) technology. The abstract of the patent application filing included the secure, triple-controlled system for data over a network, which protects against data theft or alteration by one or more ("e.g., two") corrupt insiders working together with outsiders. A combination of dual-control tamper-resistant routers, physical hardware keys and encryption keys enforces what the Company believes to be best practice security protocols with thorough auditing. A remote monitoring center provides a third level of control along with remote auditing and detailed change-control alerts. The Company can provide no assurance that it will be successful in obtaining its patents on its intellectual property.

Governmental Regulation

Our wireless Internet access products currently operate in a combination of licensed and unlicensed spectrum and we expect that such spectrum will remain unlicensed.

We provide Internet access, in part, using telecommunications services provided by third-party carriers. Terms, conditions and prices for telecommunications services are subject to economic regulation by state and federal agencies. As an Internet access provider, we are not currently subject to direct economic regulation by the FCC or any state regulatory body, other than the type and scope of regulation that is applicable to businesses generally. In April 1998, the FCC reaffirmed that Internet access providers should be classified as unregulated "information service providers" rather than regulated "telecommunications providers" under the terms of the 1996 Act. As a result, we are not subject to federal regulations applicable to telephone companies and similar carriers merely because we provide our services using telecommunications services provided by third-party carriers. To date, no state has attempted to exercise economic regulation over Internet access providers.

Governmental regulatory approaches and policies to Internet access providers and others that use the Internet to facilitate data and communication transmissions are continuing to develop and, in the future, we could be exposed to regulation by the FCC or other federal agencies or by state regulatory agencies or bodies. In this regard, the FCC has expressed an intention to consider whether to regulate providers of voice and fax services that employ the Internet, or IP, switching as "telecommunications providers," even though Internet access itself would not be regulated. The FCC is also considering whether providers of Internet-based telephone services should be required to contribute to the universal service fund, which subsidizes telephone service for rural and low-income consumers, or should pay carrier access charges on the same basis as applicable to regulated telecommunications providers. To the extent that we engage in the provision of Internet or Internet protocol-based telephony or fax services, we may become subject to regulations promulgated by the FCC or states with respect to such activities. We cannot assure you that these regulations, if adopted, would not adversely affect our ability to offer certain enhanced business services in the future. Due to the increasing popularity and use of the Internet by broad segments of the population, it is possible that laws and regulations may be adopted with respect to the Internet pertaining to content of Web sites, privacy, pricing, encryption standards, consumer protection, electronic commerce, taxation, and copyright infringement and other intellectual property issues. No one is able to predict the effect, if any, that any future regulatory changes or developments may have on the demand for our Internet access or other Internet-related services. Changes in the regulatory environment relating to the Internet access industry, including the enactment of laws or promulgation of regulations that directly or indirectly affect the costs of telecommunications access or that increase the likelihood or scope of competition from national or regional telephone companies, could materially and adversely affect our business, operating results and financial condition.

Our future telecommunications business is subject to regulations under both state and federal telecommunications laws which are fluid and rapidly changing. On the state level, rules and policies are set by each state's Public Utility Commission or Public Service Commission (collectively, PUC). At the federal level, the Federal Communication Commission (FCC), among other agencies, dictates the rules and policies which govern interstate communications providers. The FCC is also the main agency in charge of creating rules and regulations to implement the 1996 Telecommunications Act (the "1996 Act").

The 1996 Act opened the local telecommunications markets to competition by mandating the elimination of many legal, regulatory, economic and operational barriers to competitive entry. These changes provide us with new opportunities to provide local telephone services on a more cost-effective basis.

The FCC has granted direct broadcast satellite (DBS) and multi-channel, multi-point distribution service (MMDS) operator rights on a national basis similar to the mandatory access provided to franchise cable operators in some state and local jurisdictions. The FCC has adopted rules prohibiting homeowners associations, manufactured housing parks and state and local governments from imposing any restriction on a property owner that impairs the owner's installation, maintenance or use of DBS and MMDS antennas one meter or less in diameter or diagonal measurement. We do not believe our business will be significantly impacted by these rights.

Employees

As of March 31, 2007, we employ 46 full-time employees and 9 consultants. We have no collective bargaining agreements with our employees.

Customers

Our Enterprise Network Services subsidiary customers consist of regional banking networks. Our Wireless Messaging Services Division focuses on a diversified base of customers and end users consisting of service providers, government agencies, businesses and other enterprises. Our Wireless Bundled Services Division will focus mostly on servicing private entities, commercial developments, cities, municipalities, and the general public in rural areas. Our Network Operations Services Division's customers will be the customers of both the Enterprise Network Services and Wireless Bundled Services divisions. The Company had two customers that represented approximately 49% and 14% of gross sales for the twelve months ended March 31, 2007.

Research and Development

We rely on the providers of the products we sell to upgrade their products through research and development. Consequently, we do not perform material research and development and we have not incurred any material research and development costs during the two previous fiscal years and do not anticipate incurring any such costs in the current fiscal year.

Description of Property

Our principal offices are located in League City, Taylor and Lubbock, Texas, pursuant to term leases believed to reflect market rates and terms, including the following:



                                                                                                       Approximate
   Location                          Function                      Size (square feet)               Monthly lease payment
--------------         ----------------------------------------   --------------------             -----------------------
League City, TX        ERF Wireless Inc. Corporate Headquarters       13,837                             $ 10,110
Taylor, TX             ENS Operational Division Headquarters           4,387                              $ 3,493
Lubbock, TX            WBS Operational Division Headquarters          10,000                              $ 5,000


Our interests in our communications sites are comprised of operating leases created by long-term lease agreements at market rates. A typical tower site consists of a compound enclosing the tower site, a tower structure, and an equipment shelter that houses a variety of transmitting, receiving and switching equipment.

The Company occupies office and tower facilities under several non-cancelable operating lease agreements expiring at various dates through September 2012, and requiring payment of property taxes, insurance, maintenance and utilities.

Legal Proceedings

From time to time, the Company may become involved in litigation arising in the ordinary course of its business.

                              SELLING STOCKHOLDERS

The selling stockholders include the holders of our convertible secured notes and warrants issued in September 2005. For a description of each of these securities see "Description of Securities" page 40 hereof.

The following table sets forth information regarding beneficial ownership of our common stock by the selling stockholders as of May 30, 2007. For purposes of presentation, we have assumed that the selling stockholders will convert all indebtedness and exercise all warrants, that all shares are sold pursuant to this offering and that no other shares of common stock are acquired or disposed of by the selling shareholders prior to the termination of this offering. Because the selling shareholders may sell all, some or none of their shares of may acquire or dispose of other shares of common stock, we cannot estimate the aggregate number of shares which will be sold in this offering or the number or percentage of shares of common stock that each selling security holder will own upon completion of this offering. Each selling stockholder acquired the shares to be sold by the selling stockholder in the ordinary course of business and, at the time of acquisition of the shares, no selling stockholder had any agreement or understanding, directly or indirectly, to distribute the shares.

For purposes of this table, the Company used a conversion price of $0.14 per share for the September 2005 convertible note, which were determined by using the conversion price for the convertible debt as if the debt was converted on May 30, 2007. The Company is only registering half the shares underlying the convertible notes at this time based upon conversion on May 30, 2007. The actual number of shares of common stock issuable upon the conversion of the convertible debt is subject to adjustment depending on amount, other factors, and the future market price of the common stock, and could be materially less or more than the number estimated in the table.



                                                                 % Ownership                                             % Ownership
       Stockholder                       Shares Beneficially       Before                           Shares Beneficially       After
                                         Owned Before Offering    Offering       Amount Offered     Owned After Offering    Offering
Global Capital Funding Group, L.P. (1)        5,053,914(2)         4.99%(3)        3,936,136           817,778                2%(3)
GCA Strategic Investment Fund Limited (4)       321,595(5)            1%             254,722            52,921                *
Patrick Braid                                   497,716(6)            1%             394,768            82,018                *
DP Securities Inc. (7)                           55,116(8)            *               55,116                 0                0%
    Total                                     5,928,342                            4,975,625           952,717                3%
---------------------------
* Less than 1%.


(1) Global Capital Funding Group, L.P. is the ultimate beneficial owner of the securities listed above and, through its general partner, Global Capital Management Services, Inc., has the sole voting power to vote the shares. Global Capital Advisors, Ltd., Global Capital Funding Group, L.P.'s investment advisor, together with Global Capital Management Services, Inc. has sole voting power over the Global Capital Funding Group, L.P. shares. Global Capital Advisors, Ltd., Global Capital Funding Group, L.P.'s investment advisor, together with Global Capital Management Services, Inc. has sole investment discretion and authority over the securities owned by Global Capital Funding Group, L.P. The actual persons who exercise sole or shared voting power or investment powers over the shares beneficially held by Global Capital Funding Group, L.P. are Lewis
       N. Lester and Michael S. Brown. Global Capital
       Funding Group, L.P. is an affiliate of a broker-dealer.
(2) Global Capital Funding Group, LLP owns (i) a warrant to purchase 300,000 shares of our common stock at an exercise price of $3.57; and (ii) convertible debt with a principal balance as of May 30, 2007 of $665,548.
(3) Notwithstanding the above, Global Capital Funding Group, L.P. is precluded pursuant to the terms of its stock purchase agreement with the Company from converting a portion of the convertible note that would result in its ownership of more than 4.99% of the outstanding shares of Company common stock, unless otherwise agreed to by the Company.
(4) GCA Strategic Investment Fund Limited ("GCA") is the ultimate beneficial owner of the securities listed above and, through its board of directors has the sole voting power to vote the shares. Prime Management Limited, a Bermuda corporation has the sole voting power of the GCA shares and Joe Kelly, a Bermuda resident, has the sole voting power over Prime Management. Global Capital Advisors, LLC, GCA's investment advisor, together with GCA's board of directors, has sole investing authority of the GCA shares. The natural persons who exercise sole or shared investment powers over the shares held by GCA are Lewis N. Lester and Michael S. Brown. GCA is an affiliate of a broker dealer.
(5) GCA Strategic Investment Fund Limited LLP owns (i) a warrant to purchase 13,953 shares of our common stock at an exercise price of $3.57; and (ii) convertible debt with a principal balance as of May 30, 2007 of $43,070.
(6) Mr. Braid owns (i) a warrant to purchase 20,930 shares of our common stock at an exercise price of $3.57, and (ii) convertible debt with a principal balance as of May 30, 2007 of $66,750.
(7) DP Securities, Inc. is a registered broker-dealer and is a majority owned subsidiary of Sagient Research Systems, Inc. DP Securities, Inc. is controlled by its board of directors, which has the control and power to vote and/or sell the securities owned by DP Securities, Inc.
(8) DP Securities Inc. owns a warrant to purchase 55,116 shares of our common stock at an exercise price of $3.57.

The number and percentage of shares beneficially owned is determined in accordance with Rule 31d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose.

Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares which the selling stockholders has the right to acquire within 60 days.

                              PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
o an exchange distribution in accordance with the rules of the applicable exchange;
o    privately negotiated transactions;
o    settlement of short sales entered into after the date of this prospectus;
o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
o    a combination of any such methods of sale;
o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
o    any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Transactions under this prospectus may or may not involve brokers or dealers. The Selling Shareholders may sell securities directly to purchasers or to or through broker-dealers, who may act as agents or principals. Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in selling securities. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders in amounts to be negotiated in connection with the sale. Broker-dealers or agents may also receive compensation in the form of discounts, concessions or commissions from the purchasers of securities for whom the broker-dealers may act as agents or to whom they sell as principal, or both. This compensation as to a particular broker-dealer might exceed customary commissions.

Each selling shareholder that is an affiliate of a registered broker-dealer has represented to us that it purchased the securities in the ordinary course of business. The selling shareholders, whether a broker-dealer or not, have informed us that they do not have any agreements or understandings, directly or indirectly, with any person to distribute such securities.

The selling shareholders, other than the selling shareholders that are broker-dealers, that act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and selling shareholders, that are broker-dealers, and any broker-dealers that act in connection with the sale of shares are deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify certain of the selling shareholders and certain selling shareholders have agreed, severally and not jointly, to indemnify us against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

The selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

To our knowledge, based upon information provided to us by the selling shareholders, DP Securities, Inc. ("DP") is a registered broker-dealer and Global Capital Funding Group, L.P. ("Global") and GCA are affiliates of a registered broker-dealer. As such, DP Securities is an underwriter and Global and GCA may be deemed to be underwriters of their respective shares underlying the conversion of their note and exercise of their warrant within the meaning of the Securities Act. We do not have a material relationship with DP, Global or GCA. DP, Global nor GCA has a right to designate or nominate a member or members of the board of directors. DP, Global and GCA purchased their notes and warrants directly from us, and we are not aware of any underwriting plan or agreement, underwriters' or dealers' compensation, or passive market-making or stabilization transactions involving the purchase or distribution of these securities by DP, Global, or GCA respectively. To our knowledge, none of the selling shareholders are affiliates of DP, Global or GCA.

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

Upon being notified by a selling shareholder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

o the name of each such selling shareholder and of the participating broker-dealer(s);
o    the number of shares involved;
o    the initial price at which the shares were sold;
o the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;
o that such selling shareholder and broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
o    other facts material to the transactions.

In addition, any selling shareholder may from time to time pledge or grant a security interest in some or all of the notes or warrants owned by them and, if they default in the performance of their secured obligations, the pledges or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1999 amended the list of selling shareholders to include the pledge, transferee or other successors in interest as selling shareholders under this prospectus.

We are required to pay the fees and expenses incident to the registration of the shares. We have agreed to indemnify certain selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                   MANAGEMENT

Our directors and executive officers and their ages as of March 31, 2007, are shown below.

     Name                    Age                       Position
-------------------        -------          ------------------------------
H. Dean Cubley               66       Chairman of the Board of Directors and CEO
R. Greg Smith                48       Director and CFO
John Burns                   55       Director; Chairman and CEO of ENS
Bartus H. Batson             65       Director

DR. H. DEAN CUBLEY has served as director and chairman of ERF Wireless since May 2004, as acting president, secretary and treasurer from May 2004 until August 2004 and as CEO since October, 2006. Dr. Cubley has served as a director of Eagle Broadband, Inc. (f/k/a Eagle Wireless International, Inc.), since March of 1996; was chairman of the board from March 1996 to April 2004; chief executive officer from March 1996 to October 2003; and president from March 1996 until September 2001.

MR. R. GREG SMITH has served as the Company's chief financial officer since August 2004, as the chief executive officer from August 2004 to October 2006, and as a director since August 2004. Mr. Smith's professional background includes some 26 years of demonstrated executive management experience, including 12 years experience as CFO of publicly traded companies. Mr. Smith most recently was employed by Eagle Broadband, Inc., where he was recruited to assist in the restructuring of numerous Eagle subsidiaries; serving in dual roles as CFO and as CEO of certain Eagle subsidiaries from early 2002.

MR. JOHN A. BURNS joined ERF Wireless in August 2005 as a director, and as chairman and chief executive officer of the ERF subsidiary, ERF Enterprise Network Services, Inc. Mr. Burns was also appointed COO in October 2006. Prior to joining ERF Wireless, Mr. Burns founded FundsXpress, Inc., where he served as chairman of the board, chief executive officer and president since its formation in 1995. At FundsXpress, he raised over $80 million to develop one of the leading Internet banking companies in America, providing services to over 500 financial institutions.

DR. BARTUS H. BATSON has served as a director of ERF Wireless since January 2005. Dr. Batson has served as president, chief executive officer and chairman of X-Analog Communications, Inc., since March 1992. Prior to that, Dr. Batson served as president of X-Analog's predecessor company; CADSA, Inc. Dr. Batson has over 40 years of experience in all fields of telecommunications with a major focus in satellite communications and wireless systems.

Key Employees

MR. J. ARLEY BURNS is the President of the Company's ENS subsidiary. He co-founded Skyvue USA East Central Texas in 2002. Mr. Burns spends the majority of his time and efforts on all operational aspects of the business, including building the Company's maintenance & monitoring systems, scaling construction operations, and directing the R&D staff on development of the CryptoVue(TM) Encryption System.

MR. JOHN NAGEL is currently serving as VP of Special Projects for ERF Wireless. In his current role he was responsible for construction the 24/7 Network Operations Center (NOC) for ERF's wireless ISP services as well as the point to point private networks for all of ERF's Bank customers. Mr. Nagel has most recently been in charge of the project management of the wireless state wide network for the Louisiana State Police contract which ERF has recently negotiated. This project is still in early construction phases.

Independence of Directors

Other than Dr. Batson, none of the directors are independent as defined by Rule 10A-3 of the Exchange Act. The board has established an audit committee comprised of Dr. Cubley and Dr. Batson and a compensation committee comprised of Dr. Cubley and Dr. Batson. The board serves as the nomination committee. The board has determined that Dr. Cubley qualifies as an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-B.

Code of Ethics

The Company has not established a Code of Business Conduct and Ethics. We expect to adopt such a Code within the 2007 year in conjunction with an expansion of our Board of Directors and will report the adoption of a Code of Business Conduct and Ethics on Form 8-K promptly thereafter.

Executive Compensation

The following table contains compensation data for our named executive officers. These individuals are considered our "named executive officers" as defined in
Item 402(a) of Regulation S-B.



                                         Salary and Consulting                     Stock          All Other
      Name and                               Payments               Bonus          Awards        Compensation             Total
 Principal Position          Year-              ($)                  ($)           ($)-             ($)-                   ($)
 ------------------          ----               ---                  ---            ---             ---                    ---
H. Dean Cubley               2006              1,000                 --             --              --                   1,000
                             2005             15,000                 --             --              --                  15,000
                             2004                 --                 --             --              --                      --

R. Greg Smith                2006            181,000                 --             --              --                 181,000
                             2005            195,000              5,000             --              --                 200,000
                             2004             75,000                 --             --              --                  75,000

John Burns                   2006            182,000                 --             --              --                 182,000
                             2005            106,000                 --             --              --                 106,000
                             2004                 --                 --             --              --                      --

Arley Burns                  2006            153,000                 --             --              --                 153,000
                             2005             60,000                 --             --              --                  60,000
                             2004                 --                 --             --              --                      --

John Nagel                   2006            100,000                 --             --              --                 100,000
                             2005              9,000                 --             --              --                   9,000
                             2004                 --                 --             --              --                      --

Outstanding Equity Awards at Fiscal Year End Table

The table below sets forth information with respect to our named executive officers regarding the value of equity compensation as of December 31, 2006.



                                                                                                                           Equity
                                                                                                                           Incentive
                                                                                                                           Plan
                                                                                                             Equity        Awards:
                                                                                                             Incentive     Number of
                                                Equity                                           Market      Plan          Unearned
                                                Incentive                                        Value       Awards:       Shares,
                  Number of                     Plan Awards:                          Number of  of          Number of     Units or
                  Securities    Number of       Number of                             Shares or  Shares or   Unearned      Other
                  Underlying    Underlying      Securities                            Units of   Units of    Shares,       Rights
                  Unexercised   Unexercised     Underlying     Option                 Stock That Stock That  Units or      That Have
                  Options       Options         Unexercised    Exercised  Option      Have Not   Have Not    Other Rights  Not
                     (#)           (#)          Unearned       Price      Expiration  Vested     Vested      That Have     Vested
    Name          Exercisable   Unexercisable   Options(#)      ($)       Date         (#)        ($)        Not Vested      ($)
--------------    ------------  --------------- -------------- ---------- ----------- ---------- ----------- ------------- ---------
H. Dean Cubley           --              --           --          --           --            --         --         --          --
R. Greg Smith (1)   100,000         900,000           --       $1.38      7/31/09       900,000    180,000         --          --
John Burns (2)           --       1,050,000           --       $3.72      7/31/08     1,050,000    210,000         --          --
Arley Burns (3)          --         520,000           --       $3.72      7/31/08       520,000    104,000         --          --
John Nagel               --              --           --          --           --                       --         --          --


(1) Mr. Smith is also entitled to receive up to 1,000,000 stock options under the Company's 2004 Non-Qualified Stock Option Plan for attainment of certain future cumulative revenue milestone achievements. These options, if any are earned, will vest when granted and have an exercise price of the lowest five-day average closing price existing for the Company's common stock during the twelve-month period immediately preceding the date of the vesting event. As of December 31, 2006, Greg Smith has earned options to purchase 100,000 shares of common stock for attainment of certain cumulative revenue milestones set forth in his employment agreement. These options are at an exercise price of $1.38 and expire on July 31, 2009.

(2) Mr. John Adrian Burns is eligible to receive non-qualified non-transferable stock options based on the future financial performance of ENS. These future financial performance targets are deemed the vesting events. The options are priced at $3.72 and when attained can be converted on a cashless basis into ERF Wireless, common stock. The common stock has piggyback registration rights and expire on the close of business of July 30, 2008. The vesting events and related incentive options are as follows:

o 50,000 options qualify when the annual revenue of ENS exceeds $3,000,000; 75,000 options qualify when the annual revenue of ENS exceeds $6,000,000; 100,000 options qualify when the annual revenue of ENS exceeds $12,000,000, and 125,000 options qualify when the annual revenue of ENS exceeds $20,000,000.

o 50,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $500,000; 75,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $1,000,000; 100,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $2,000,000; and 125,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $3,000,000

o 50,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $1.00; 75,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $500,000; 100,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $1,000,000; and 1 25,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $5,000,000.

(3) Mr. Arley Burns is eligible to receive non-qualified non-transferable stock options based on the future financial performance of ENS.

These future financial performance targets are deemed the vesting events. The options are priced at $3.72 and when attained can be converted on a cashless basis into ERF Wireless common stock. The common stock have piggyback registration rights and expire on the close of business of July 30, 2008. The vesting events and related incentive options are as follows:

o 35,000 options qualify when the annual revenue of ENS exceeds $3,000,000; 50,000 options qualify when the annual revenue of the ENS exceeds $6,000,000; 75,000 options qualify when the annual revenue of ENS exceeds $12,000,000; and 100,000 options qualify when the annual revenue of ENS exceeds $20,000,000

o 35,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $500,000; 50,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $1,000,000; 75,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $2,000,000; and 100,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $3,000,000

Employment and Consulting Agreements

We have entered into employment and consulting agreements with the following named executive officers:

R. GREG SMITH. On August 1, 2004, the Company entered into an Executive Employment Agreement with R. Greg Smith, our CFO. Mr. Smith is paid a base salary of $180,000 per year and is eligible to receive a bonus equal to 1% of the revenues for the most recent twelve-month period of each acquisition made by the Company during his employment period. Mr. Smith received 63,828 shares of our Series A Convertible Preferred Stock par value $0.01 per share, as consideration for a sign-on bonus at a price of $0.50 per share for total consideration of $31,913.50. The preferred stock is convertible at holder's option at one preferred share for 18.676347 shares common stock and has a 2:1 liquidation preference and each preferred share has 20 votes. During 2006, Mr. Smith converted 52,623 shares of his Series A Convertible Preferred Stock into 982,820 shares of the Company's common stock. Mr. Smith is also entitled to receive up to 1,000,000 stock options under the Company's 2004 Non-Qualified Stock Option Plan for attainment of certain future cumulative revenue milestone achievements. These options, if any are earned, will vest when granted and have an exercise price of the lowest five-day average closing price existing for the Company's common stock during the twelve-month period immediately preceding the date of the vesting event. Mr. Smith is subject to a lock-up agreement which prohibits Mr. Smith from selling shares until August 1, 2006, unless agreed to by the Company in writing. During 2006, Mr. Smith's employment contract was renewed for one additional year by the Board of Directors through August 1, 2007.

JOHN BURNS. On August 12, 2005, the Company entered into an executive employment agreement with John Adrian Burns as Chief Executive Officer and Chairman of ERF Enterprise Network Services, Inc. ("ENS"). Mr. Burns is paid $180,000 per year and other normal benefits available to all company employees. Additionally, Mr. Burns is eligible to receive non-qualified non-transferable stock options based on the future financial performance of ENS. These future financial performance targets are deemed the vesting events. The options are priced at $3.72 and when attained can be converted on a cashless basis into ERF Wireless, Inc. (Parent), common stock. The common shares received have piggyback registration rights and expire on the close of business of July 30, 2008. The vesting events and related incentive options are as follows:

o 50,000 options qualify when the annual revenue of ENS exceeds $3,000,000; 75,000 options qualify when the annual revenue of ENS exceeds $6,000,000; 100,000 options qualify when the annual revenue of ENS exceeds $12,000,000, and 125,000 options qualify when the annual revenue of ENS exceeds $20,000,000.

o 50,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $500,000; 75,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $1,000,000; 100,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $2,000,000; and 125,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $3,000,000

o 50,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $1.00; 75,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $500,000; 100,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $1,000,000; and 1 25,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $5,000,000

ARLEY BURNS. On August 12, 2005, the Company entered into an executive employment agreement with John Arley Burns as President of ENS. Mr. Burns is paid $150,000 per year and other normal benefits available to all company employees. Additionally, Mr. Burns is eligible to receive non-qualified non-transferable stock options based on the future financial performance of ENS.

These future financial performance targets are deemed the vesting events. The options are priced at $3.72 and when attained can be converted on a cashless basis into ERF Wireless, Inc. (Parent), common stock. The common shares received have piggyback registration rights and expire on the close of business of July 30, 2008. The vesting events and related incentive options are as follows:

o 35,000 options qualify when the annual revenue of ENS exceeds $3,000,000; 50,000 options qualify when the annual revenue of the ENS exceeds $6,000,000; 75,000 options qualify when the annual revenue of ENS exceeds $12,000,000; and 100,000 options qualify when the annual revenue of ENS exceeds $20,000,000

o 35,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $500,000; 50,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $1,000,000; 75,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $2,000,000; and 100,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $3,000,000

BRIAN CUBLEY. In August 2004, the Company entered into an employment agreement with Brian Cubley. Pursuant to the employment agreement Brian Cubley is to receive $80,000 until October 15, 2005, and $90,000 per year thereafter. Mr. Cubley also received 31,914 shares of Series A Preferred Stock at $0.50 per share. Mr. Cubley is also eligible to receive non-qualified non-transferable stock options to purchase up to 500,000 shares of the Company's common stock based upon the attainment of certain performance based milestones at 115% of the lowest five day average closing price for the Company previous year. Lastly, Mr. Cubley is entitled to a bonus for each calendar year in which the Company's Messaging Services Division is profitable equal to 5% of the revenues of the Messaging Services Division. As of August 1, 2006, Brian Cubley's employment contract was renewed through July 31, 2007.

Director Compensation

Set forth below is information regarding compensation paid to each director during 2006. Additionally, we reimburse our directors for travel and lodging expenses in connection with their attendance at board meetings.



                                                                                  Change in Pension
                                                                                  Value and
                                                                  Non-Equity      Nonqualified
                   Fees Earned or                                 Incentive Plan  Deferred               All Other
                   Paid in Cash     Stock Awards   Option Awards  Compensation    Compensation Earnings  Compensation      Total
     Name               ($)             ($)           ($)              ($)            ($)                    ($)            ($)
-----------------  ---------------- -------------- -------------- --------------- ---------------------  --------------  -----------
H. Dean Cubley         1,240             --              --            --                --                  --            1,240
R. Greg Smith            620             --              --            --                --                  --              620
John Burns               620             --              --            --                --                  --              620
Bartus H. Batson       1,240             --              --            --                --                  --            1,240


Certain Relationship and Related Transactions

The Company has entered into a professional services agreement with Synchton Incorporated for financial and business support services. The agreement requires Synchton to provide one or more consultants for a total of 100 hours per month. The Company is obligated to pay Synchton $12,000 per month in cash or free trading stock. The Company at its discretion may issue up to 50% of the monthly fee in stock at the market price on the date of issuance; provided that if Synchton sells the stock within 30 days of issuance the Company is obligated to pay Synchton any shortfall between the difference in the market price on the issuance date and the market price on the sale date. Synchton's President is Scott A. Cubley, son of H. Dean Cubley. For the year ended December 31, 2006, total fees incurred by the Company under the agreement were $119,000.

Brian Cubley, son of H. Dean Cubley, served as an employee during 2006 and continues to serve as an employee during current fiscal year. During fiscal 2006 Mr. Cubley was paid $90,000 in cash for services rendered. In fiscal 2005 Mr. Cubley also received 31,914 shares of Series A Preferred Stock at $0.50 per share. Mr. Cubley is also eligible to receive non-qualified non-transferable stock options to purchase up to 500,000 shares of the Company's common stock based upon the attainment of certain performance based milestones at 115% of the lowest five day average closing price for the Company previous year. As of December 31, 2006, Brian Cubley has earned options to purchase 50,000 shares of common stock at exercise price of $1.38 and expire on July 31, 2009. Additionally, Mr. Cubley is entitled to a bonus for each calendar year in which the Company's Messaging Services Division is profits equal to 5% of the revenues of the Messaging Services Division; no bonus was earned in 2006.

The Company received advances from related family trusts that totaled $130,000 in 2006, and repaid these advances through the issuance of 86,667 shares of preferred stock in 2006, which were converted into 1,618,617 shares of common stock. Frances Cubley, the mother of H. Dean Cubley, holds the investment and voting power over certain of these family related trusts while Scott Cubley and Brian Cubley, the adult sons of H. Dean Cubley, have the investment and voting power over other of the remaining family trusts. Additionally, certain of these family related trusts are participants in the Angus Capital $3,000,000 revolving non convertible credit facility that bears interest at 12% per annum that matures in February 2009.

                             PRINCIPAL STOCKHOLDERS

As of May 31, 2007, 36,232,529 shares of common stock were outstanding and 3,667,523 shares of Series A Preferred Stock were outstanding. The following table sets forth, as of such date, information with respect to shares beneficially owned by:

o each person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

o    each of our directors;

o    each of our named executive officers; and

o    all of our directors and executive officers as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Under this rule, shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option) within 60 days of the date of this table.

In computing the percentage ownership of any person, the amount of shares includes the amount of shares beneficially owned by the person by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person does not necessarily reflect the person's actual voting power.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the business address of the individuals listed is 2911 South Shore Blvd., Suite 100, League City, Texas 77573.



                            SHARES OF COMMON STOCK  SHARES OF SERIES A PREFERRED
                            BENEFICIALLY OWNED (1)  STOCK BENEFICIALLY OWNED      TOTAL PERCENTAGE OF VOTING POWER (2)
--------------------------  ----------------------  ----------------------------  -----------------------------------------
NAME AND ADDRESS OF
BENEFICIAL OWNER            NUMBER            %     NUMBER           %            NUMBER           %
--------------------------  ------------- --------  -------------  -------        ----------  --------------
Frances Cubley  (3)         3,932,345 (4)   10.85%  3,312,328 (5)    90%          70,178.912     64.04%
STJV Trust                    236,226        0.65%  1,909,487        52%          38,425,975     35.07%
Pauline Trust                 541,783        1.50%    300,275         8%           6,547,283      5.97%
Carson Family Trust         1,485,174        4.10%    269,124         7%           6,867,654      6.27%
Leopard Family Trust          560,459        1.55%    266,305         7%           5,886,550      5.57%
Jauquine Trust                535,171        1.48%    109,131         3%           2,717,791      2.48%
Systom Trust                  573,532        1.58%    458,006        12%           9,733,659      8.88%
R. Greg Smith               1,275,880 (6)    3.52%     11,205         *            1,499,980      1.37%
Dr. H. Dean Cubley            302,508           *          --        --%             302,508         *
Dr. Bartus H. Batson           65,151           *          --        --%              65,151         *
John Adrian Burns             292,159 (7)       *          --        --%             292,159         *
Arley Burns                        --          --          --         *                   --        --
John Nagel                    826,971        2.28%         --         *              502,218         *
All Executive Officers
and Directors as a group
(4 persons)                 1,935,698        5.34%      11,205        *            2,159,798      1.97%


*  Less than one percent

(1) This column does not include the shares of common stock issuable upon conversion of the Series A Preferred Stock.
(2) This column includes the Series A Preferred Stock right to 20 votes on all matters in which the common stockholders and preferred stockholders vote together.
(3) Ms. Frances Cubley, the mother of Dr. H. Dean Cubley, Chairman of the Board of Directors and CEO of the Company, has the sole investment and voting power for STJV Trust, Pauline Trust, Carson Trust, Leopard Family Trust, Jauquine Trust and Systom Trust (the "Frances Cubley Trusts").
(4)  Includes 3,932,345 shares owned by the Francis Cubley Trusts.
(5) Includes 3,312,328 shares of Series A Preferred Stock held by the Francis Cubley Trusts.
(6) Includes 1,273,213 shares held by Lariat Financial, Inc., a corporation controlled by Mr. Smith. This does not include options to purchase 900,000 shares of common stock that are exercisable upon cumulative revenue of the Company, which as of December 2006, the Company does not believe such revenue's will be exceeded during the next 60 days.
(7) This does not include (i) an option to purchase 1,050,000 shares of common stock that are exercisable upon cumulative revenue and EBIDTA of the Company's Enterprise Network Services division and the Company, since the Company does not believe such revenue's will be exceeded during the next 60 days; and (ii) the note issued SkyVue that is convertible was repaid in restrictive common stock September 2006, Mr. Burns is a director of SkyVue.

                            DESCRIPTION OF SECURITIES

General

We are authorized to issue 475,000,000 shares of common stock, $0.001 par value, and 25,000,000 shares of preferred stock, $0.001 par value, of which 5,000,000 have been designated Series A Preferred Stock.

Common Stock

As of May 31, 2007, there were 36,232,529 shares of common stock issued and outstanding that was held of record by approximately 500 stockholders.

The holders of common stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders. The holders of common stock have the sole right to vote, except as otherwise provided by law or by our certificate of incorporation, including provisions governing any preferred stock.

The common stock does not have any cumulative voting, preemptive, subscription or conversion rights. Election of directors and other general stockholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

Subject to the rights of any outstanding shares of preferred stock, the holders of common stock are entitled to receive dividends, if declared by our board of directors out of funds legally available. In the event of liquidation, dissolution or winding up of the affairs of ERF Wireless, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

Preferred Stock

Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. Our board of directors may also designate the rights, preferences, and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

o        restricting dividends on the common stock;
o        diluting the voting power of the common stock;
o        impairing the liquidation rights of the common stock; and
o delaying or preventing a change in control of ERF Wireless without further action by the stockholders.

Series A Preferred Stock.

Outstanding. As of May 31, 2007, there were 3,667,523 shares of Series A Preferred Stock outstanding. The weighted average price paid per share of outstanding Series A Preferred Stock is $0.03 per share.

Ranking. The Series A Preferred Stock shall rank senior to all other classes of the Company's capital stock with respect to dividends and as to rights upon liquidation, winding up or dissolution of the Company. As long as any shares of Series A Preferred Stock remain outstanding, the Company will not be entitled to authorize or issue any class of securities that is senior to or on parity with the Series A Preferred Stock with respect to dividends or on liquidation, winding up or dissolution, without the approval of holders of at least 75% of the Series A Preferred Stock.

Voting Rights. Holders of shares of the Series A Preferred Stock will be entitled to vote, together with the holders of the Common Stock, on all matters submitted to a vote of stockholders and cast 20 votes for each share of Series A Preferred Stock. Holders of Series A Preferred Stock have no cumulative voting rights or preemptive or other rights to subscribe for shares. The affirmative vote of the holders of a majority of the outstanding Series A Preferred Stock and Common Stock combined, represented at a meeting at which a quorum is established, is sufficient for general corporation action. The approval of the holders of at least 75% of the shares of Series A Preferred Stock then outstanding, voting as a class, will be required to (i) create, authorize or issue any capital stock of the Company ranking, either as to payment of dividends or upon liquidation, dissolution or winding up of the Company, on a parity or senior to the Series A Preferred Stock, or (ii) amend or alter the Articles of Incorporation.

The holders of the Series A Preferred Stock voting as a class have the right to elect one (1) director.

Dividend Rights. The holders of the Series A Preferred Stock are entitled to receive out of funds of the Company legally available therefore, dividends at the same rate as are paid to the Company's common stock holders.

Conversion. Each share of Series A Preferred Stock is convertible by the holder at any time into 18.676347 share of common stock at the option of the holder of Series A Preferred Stock.

No fractional shares will be issued upon conversion and, in lieu thereof, an adjustment in cash will be made based upon the fair market value of the common stock as determined by the Board. The conversion rate will be subject to adjustment in the event of: the payment of certain stock dividends stock subdivisions or combinations of the common stock and capital reorganizations.

Contractual Restriction. The holders of the Series A Preferred Stock agreed to restrict the number of shares of Series A Preferred Stock converted into common stock each calendar quarter to the lesser of (i) 5% of his shares of the Company's Series A Preferred Stock, or (ii) 1% of the common stock then outstanding of record on the first day of each calendar quarter.

Liquidation Rights. In the event of liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Series A Preferred Stock are entitled to receive, out of the remaining net assets of the Company available for distribution to stockholders before any distribution or payment made to holders of common stock or other junior capital stock, the amount equal to the purchase price per share plus accumulated and unpaid dividends to date of final distribution.

After payment of the full amount of the liquidating distributions to which the holders of Series A Preferred Stock are entitled, the holders of Series A Preferred Stock shall participate in any remaining distribution pro rata with the common stock holders.

Options and Warrants

The resale of (i) 389,999 shares underlying the warrants issued in the September 2005 financing are being registered hereby. The warrants issued in the September 2005 financing expire on expire September 2009 and are exercisable at $3.57 per share.

In June 2003 warrants to purchase 880,000 shares of common stock were issued to Six Eighteen Corp. The June 2003 warrants have an exercise price of $0.20 per share and expire in December 2007. As of September 2006, 780,000 of the June 2003 were outstanding.

In addition, we have outstanding warrants to purchase 416,678 of common stock at an exercise prices ranging from $5.00 to $7.50 per share.

In connection with the conversion of 27.5 units of E-Series Bonds, the Company issued warrants to purchase 2,105,337 shares of common stock with an exercise price of $5.00 per share.

E-Series Bond Investor Note

On May 1, 2006, the Company offered a Private Placement Memorandum to certain accredited investors whereby the Company is selling one hundred units of E-Series bonds (the "Bonds") at $25,000 per unit for a total maximum offering of $2,500,000. The Bonds are due and payable upon maturity at the end of the three-year period after the issuance date. Interest on the Bonds is payable at the rate of 10% per annum, and is payable semiannually. The bondholder may require us to convert the Bond (including any unpaid interest) into shares of the Company's common stock at any time only during the first year. If the Bonds are converted under this option, the Company will issue shares representing 100% of the Bond principal and unpaid interest due up to the date the stock is issued. Shares issued under this option will be valued at the lesser of $1.50 or the 20-day trailing average per share closing price of our common stock for the 20 days immediately preceding the notice of conversion. This first year conversion includes a warrant to purchase one additional share of common stock at a price of $5.00 for every share of common stock that has been received from the conversion of the Bond principal.

At the Company's discretion at any time after the first year, the Bonds, including the interest payments may be repaid in cash or in shares of our common stock, which will be valued at the average last sales price of our common stock over the 60-trading-day period preceding any payment date. If the Company chooses to issue shares of our common stock as repayment of the Bond as payment of interest, we will issue shares representing 125% of the Bond principal. If the Company's choose to issue shares of our common stock as payment of interest, we will issue shares representing 100% of the interest due. If the Company chooses to pay cash for either the Bond repayment or any interest payment, we will pay cash representing 100% of the amounts owed. As of May 31, 2007 the Company has sold $687,500 of Bonds, of which a principal amount of $275,000 remain outstanding and $412,500 has been converted into 2,105,337 shares of common stock.

Convertible Debt

In September 2005, we issued convertible secured notes with a total principal amount of $1,500,000 and issued common stock purchase warrants to purchase 389,999 shares of Company common stock. As of May 30, 2007, the remaining balance on the notes is $775,368. The notes are convertible into shares of the Company common stock at a conversion price equal to the lesser of (i) $3.50 or
(ii) 85% of the average of the three lowest VWAPs, as reported by Bloomberg, during the ten trading days immediately preceding the date of the related notice of conversion. Upon expiration of such six-month period or upon occurrence of an event of default which is not cured, the foregoing floor calculation shall no longer be effective. The notes will accrue interest at a rate per annum equal to six percent. The Company has the ability to prepay any amounts owed under these notes for a price equal to the greater of: (i) the outstanding principal amount of the notes, plus all accrued but unpaid interest, including default interest, if any; and (ii) (x) the number of common stock into which the notes, including all accrued but unpaid interest and default interest, if any, is then convertible, times (y) the average VWAP of the common stock for the five trading days immediately prior to the date that the notes is called for prepayment. The warrants are exercisable by the investors for five years at $3.57 per share of Company common stock.

The Company agreed to file a registration statement with the Securities and Exchange Commission in order to register the resale of the shares of common stock underlying the notes and the shares issuable upon exercise of the warrants. If the registration statement ceases to remain effective, or certain other events occur, the Company has agreed to pay the Investors liquidated damages of 2% of the principal amount of the notes per month.

Nevada anti-takeover statue and charter provisions.

Nevada anti-takeover statue. Nevada's "Business Combinations" statute, Sections
78.411 through 78.444 of the Nevada Revised Statutes, which applies to Nevada corporations having at least 200 shareholders which have not opted-out of the statute, prohibits an "interested shareholder" from entering into a "combination" with the corporation, unless certain conditions are met. A "combination" includes (a) any merger or consolidation with an "interested shareholder", or any other corporation which is or after the merger or consolidation would be, an affiliate or associate of the interested shareholder,
(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, in one transaction or a series of transactions, to or with an "interested shareholder," having (i) an aggregate market value equal to 5% or more of the aggregate market value of the corporation's assets determined on a consolidated basis, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation or (iii) representing 10% or more of the earning power or net income of the corporation determined on a consolidated basis, (c) any issuance or transfer of shares of the corporation or its subsidiaries, to any interested shareholder, having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation, except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made pro rata to all shareholders of the corporation, (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or under any agreement, arrangement or understanding, whether or not in writing, with the "interested shareholder," (e) certain transactions which would have the effect of increasing the proportionate share of outstanding shares of the corporation owned by the "interested shareholder," or (f) the receipt of benefits, except proportionately as a shareholder, of any loans, advances or other financial benefits by an "interested shareholder".

An interested shareholder is a person who (i) directly or indirectly beneficially owns 10% or more of the voting power of the outstanding voting shares of the corporation or (ii) an affiliate or associate of the corporation which at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

A corporation to which the statute applies may not engage in a combination within three years after the interested shareholder acquired its shares, unless the combination or the interested shareholder's acquisition of shares was approved by the board of directors before the interested shareholder acquired the shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all the requirements in the corporation's Articles of Incorporation are met and either (a)(i) the board of directors of the corporation approves, prior to the "interested shareholder's" date of acquiring shares, or as to which the purchase of shares by the "interested shareholder" has been approved by the corporation's board of directors before that date or (ii) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the "interested shareholder" at a meeting called no earlier than three years after the date the "interested shareholder" became such or (b) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets the minimum requirements set forth in Sections 78.411 through
78.443 of the Nevada Revised Statutes, inclusive, and prior to the consummation of the combination, except in limited circumstances, the "interested shareholder" will not have become the beneficial owner of additional voting shares of the corporation.

Nevada law permits a Nevada corporation to "opt out" of the application of the Business Combinations statute by inserting a provision doing so in its original Articles of Incorporation or Bylaws. We have not inserted such a provision our Articles of Incorporation or our Bylaws. The Articles may be amended at any time to subject us to the effect of the "Business Combinations" statutes. Under Nevada law, our Articles of Incorporation may be amended pursuant to a resolution adopted by our Board of Directors and ratified by a vote of a majority of the voting power of our outstanding voting stock.

Nevada's "Control Share Acquisition" statute, Sections 78.378 through 78.3793 of the Nevada Revised Statutes, prohibits an acquiror, under certain circumstances, from voting shares of a target corporation's stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation's shareholders. The statute specifies three thresholds: at least one-fifth but less than one-third, at least one-third but less than a majority, and a majority or more, of all the outstanding voting power. Once an acquiror crosses one of the above thresholds, shares, which it acquired in the transaction taking it over the threshold or within ninety days become "Control Shares" which are deprived of the right to vote until a majority of the disinterested shareholders restore that right. A special shareholders' meeting may be called at the request of the acquiror to consider the voting rights of the acquiror's shares no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition. If no such request for a shareholders' meeting is made, consideration of the voting rights of the acquiror's shares must be taken at the next special or annual shareholders' meeting. If the shareholders fail to restore voting rights to the acquiror or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its Articles of Incorporation or Bylaws, call certain of the acquiror's shares for redemption. The Control Share Acquisition statute also provides that the shareholders who do not vote in favor of restoring voting rights to the Control Shares may demand payment for the "fair value" of their shares (which is generally equal to the highest price paid in the transaction subjecting the shareholder to the statute).

The Control Share Acquisition statute only applies to Nevada corporations with at least 200 shareholders, including at least 100 shareholders who have addresses in Nevada appearing on the stock ledger of the corporation, and which do business directly or indirectly in Nevada. We do not have at least 100 shareholders who have addresses in Nevada appearing on our stock ledger. Therefore, the Control Share Acquisition statute does not currently apply to us. If the "Business Combination" statute and/or the "Control Share Acquisition" statute becomes applicable to us in the future, the cumulative effect of these terms may be to make it more difficult to acquire and exercise control over us and to make changes in management more difficult.

Certificate of incorporation. Our certificate of incorporation provides for the authorization of our board of directors to issue, without further action by the stockholders, up to 25,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions on the preferred stock.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage transactions that may involve an actual or threatened change of control of ERF Wireless. These provisions are designed to reduce the vulnerability of ERF Wireless to an unsolicited proposal for a takeover of ERF Wireless. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of ERF Wireless. These provisions may also have the effect of preventing changes in the management of ERF Wireless.

Transfer Agent

The transfer agent and registrar for our common stock is Olde Monmouth Stock Transfer Co., Inc.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation provides our directors with protection for breaches of their fiduciary duties to us or our stockholders. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons as provided in the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     EXPERTS

         The financial statements appearing in this registration statement for the years ended December 31, 2006 and 2005 have been audited by LBB & Associates Ltd., LLP ("LBB"), independent auditors. These financial statements are included in this prospectus in reliance on their report, given on their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the shares of common stock to be sold in this offering will be passed upon by Brewer & Pritchard, P.C., Houston, Texas.

                          INDEX TO FINANCIAL STATEMENTS

Form 10-KSB
-----------

Report of Independent Auditors...............................................F-2

Balance Sheets at December 31, 2006 and 2005.................................F-3

Statements of Operations for the Years Ended
December 31, 2006 and 2005...................................................F-4

Statements of Stockholders' Equity for the Years
December 31, 2006 and 2005...................................................F-5

Statements of Cash Flows for the Years Ended December 31, 2006 and 2005......F-6

Notes to Financial Statements ...............................................F-7

Form 10-QSB
-----------

Balance Sheets at March 31, 2007 (Unaudited) and December 31, 2006..........F-30

Statements of Operations for the Three-Months Ended
March 31, 2007 and 2006 (Unaudited).........................................F-32

Statements of Stockholders' Equity at March 31, 2007 (Unaudited)
and December 31, 2006.......................................................F-33

Statements of Cash Flows for the Three-Months Ended
March 31, 2007 and 2006 (Unaudited).........................................F-34

Notes to Financial Statements ..............................................F-35

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
ERF Wireless Inc.
League City, Texas

We have audited the accompanying consolidated balance sheets of ERF Wireless, Inc., as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ERF Wireless, Inc. as of December 31, 2006 and 2005, the results of its operations and its cash flows for each of the two years then ended in conformity with accounting principles generally accepted in the United States of America.

LBB & ASSOCIATES LTD., LLP
Houston, Texas
April 6, 2007




                               ERF WIRELESS, INC.
                           CONSOLIDATED BALANCE SHEETS
                       DECEMBER 31, 2006 AND DECEMBER 2005
                       ($ IN THOUSANDS EXCEPT SHARE DATA)

                                                                                   DECEMBER 31, 2006           DECEMBER 31, 2005
                                                                                   -----------------           -----------------
                                                                ASSETS
  CURRENT ASSETS
    Cash and cash equivalents                                                               $393                       $602
    Accounts receivable, net                                                                 387                         85
    Inventories                                                                              132                        139
    Cost and profit in excess of billings                                                     69                         --
    Prepaid expenses                                                                         137                        423
                                                                                   -----------------           -----------------
           TOTAL CURRENT ASSETS                                                            1,118                      1,249
                                                                                   -----------------           -----------------
  PROPERTY AND EQUIPMENT
    Property and equipment                                                                 1,001                        465
    Less accumulated depreciation                                                           (199)                       (63)
                                                                                   -----------------           -----------------
           TOTAL PROPERTY AND EQUIPMENT                                                      802                        402
                                                                                   -----------------           -----------------

  INTANGIBLE ASSETS, NET                                                                     299                        436
  OTHER ASSETS                                                                                 5                          3
                                                                                   -----------------           -----------------
  TOTAL ASSETS                                                                            $2,224                     $2,090
                                                                                   =================           =================

                                                     LIABILITIES AND SHAREHOLDERS' DEFICIT

  CURRENT LIABILITIES
    Accounts payable                                                                        $506                       $163
    Accrued expenses                                                                         281                        203
    Derivative liabilities                                                                   313                       1143
    Notes payable and current portion of long-term debt                                      519                        809
    Deferred liability leases                                                                186                         --
    Deferred revenue                                                                           9                        307
                                                                                   -----------------           -----------------
           TOTAL CURRENT LIABILITIES                                                       1,814                      2,625
                                                                                   -----------------           -----------------

    Long-term notes payable                                                                 2280                        204
    Deferred liability leases                                                                639                         --
    Deferred revenue                                                                          25                         23
                                                                                   -----------------           -----------------
           TOTAL LONG-TERM LIABILITIES                                                     2,944                        227
                                                                                   -----------------           -----------------
  COMMITMENTS AND CONTINGENCIES

  SHAREHOLDERS' DEFICIT:
    Preferred stock - $.001 par value
      Authorized 25,000,000 shares issued and outstanding at December 31, 2006
      and December 31, 2005, 3,800,649 and 4,173,530, respectively                             4                          4
    Common stock - $.001 par value
      Authorized 475,000,000 shares issued and outstanding at December 31, 2006
      and December 31, 2005, 24,039,733 and 7,645,031, respectively                           24                          8
    Additional paid in capital                                                             9,065                      5,491
    Accumulated deficit                                                                  (11,627)                    (6,265)
                                                                                   -----------------           -----------------
           TOTAL SHAREHOLDERS' DEFICIT                                                    (2,534)                      (762)
                                                                                   -----------------           -----------------
  TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT                                             $2,224                     $2,090
                                                                                   =================           =================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.



                               ERF WIRELESS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
              ($ IN THOUSANDS EXCEPT SHARE DATA AND LOSS PER SHARE)


                                                                                         2006                      2005
                                                                                   -----------------           -----------------
      SALES:
        Products                                                                          $1,084                       $110
        Services                                                                             586                        533
        Other                                                                                 46                         --
                                                                                   -----------------           -----------------
      TOTAL SALES                                                                          1,716                        643
                                                                                   -----------------           -----------------

      COSTS OF GOODS SOLD:
        Products and integration services                                                    993                        249
        Rent, repairs and maintenance                                                         67                         73
        Salary and related cost                                                               91                         23
        Depreciation                                                                          54                          9
        Other cost                                                                            59                         28
                                                                                   -----------------           -----------------
      TOTAL COSTS OF GOODS SOLD                                                            1,264                        382
                                                                                   -----------------           -----------------
      GROSS PROFIT                                                                           452                        261
                                                                                   -----------------           -----------------
      OPERATING EXPENSES:
        Selling, general and administrative                                                5,502                      3,254
        Depreciation and amortization                                                        254                        110
                                                                                   -----------------           -----------------
      TOTAL OPERATING EXPENSES                                                             5,756                      3,364
                                                                                   -----------------           -----------------
      LOSS FROM OPERATIONS                                                                (5,304)                    (3,103)
                                                                                   -----------------           -----------------
      OTHER INCOME/(EXPENSES):
        Interest income                                                                        5                          7
        Interest expense                                                                    (738)                      (164)
        Loss on extinguishment of debt                                                       (48)                        --
        Warrant expense                                                                      (76)                        --
        Derivative income (loss)                                                             929                       (151)
                                                                                   -----------------           -----------------
      TOTAL OTHER INCOME (EXPENSE)                                                            72                       (308)
                                                                                   -----------------           -----------------
      NET LOSS                                                                            (5,232)                    (3,411)
                                                                                   =================           =================
      Deemed dividend related to beneficial conversion
       feature of preferred stock                                                           (130)                    (1,342)
                                                                                   =================           =================
      NET LOSS APPLICABLE TO COMMON SHAREHOLDERS                                         ($5,362)                   ($4,753)
                                                                                   =================           =================
      NET LOSS PER COMMON SHARE:
        Basic                                                                             ($0.37)                    ($0.61)
        Diluted                                                                           ($0.37)                    ($0.61)

     SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.



                               ERF WIRELESS, INC.
            CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
                                ($ IN THOUSANDS)



                                                                                                                   TOTAL
                                                             COMMON STOCK  PREFERRED STOCK  ADDITIONAL             SHAREHOLDERS'
                                                            -------------  ---------------  PAID IN     RETAINED   EQUITY
                                                            SHARES  VALUE  SHARES  VALUE    CAPITAL     EARNINGS   (DEFICIT)
                                                           -------  -----  ------  -----    ----------  ---------  -------------
TOTAL SHAREHOLDERS' EQUITY AS OF DECEMBER 31, 2004           4,487   $5     2,331    $2      $1,523      $(1,512)        $18

Net loss                                                        --   --        --    --          --       (3,411)     (3,411)

New stock issued to shareholders:
  Conversion of preferred stock to common stock              2,756    3      (147)   --          (3)          --          --
  For services, compensation and liabilities                   260   --        --    --       1,099           --       1,099
  For retirement of debt and conversion of convertible          --   --     1,990     2       1,340           --       1,342
     preferred stock of employment contracts
  Beneficial conversion value - deemed dividend on              --   --        --    --       1,342       (1,342)         --
     preferred stock
  Proceeds from sale of common stock, net                      142   --        --    --         190           --         190
                                                           -------  -----  ------  -----    ----------  ---------  -------------
TOTAL SHAREHOLDERS' DEFICIT AS OF DECEMBER 31, 2005          7,645    8     4,174     4       5,491       (6,265)       (762)

Net loss                                                        --   --        --    --          --       (5,232)     (5,232)

New stock issued to shareholders:
  Conversion of preferred stock to common stock              8,583    8       460    --          (8)          --          --
  For services, compensation and liabilities                 2,743    2        --    --       1,512           --       1,514
  For retirement of debt                                     4,152    5        --    --       1,144           --       1,149
  Asset acquisition                                            750    1        --    --         299           --         300
  For retirement of debt and conversion of convertible          --   --        87    --         130           --         130
     preferred stock of employment contracts
  Beneficial conversion value - deemed dividend on              --   --        --    --         130         (130)         --
     preferred stock
  Stock based compensation and stock option expense             --   --        --    --         173           --         173
  Warrant options expense                                       --   --        --    --          76           --          76
  Proceeds from sale of common stock, net                      167   --        --    --         118           --         118
                                                           -------  -----  ------  -----    ----------  ---------  -------------
TOTAL SHAREHOLDERS' DEFICIT AS OF DECEMBER 31, 2006         24,040  $24     3,801    $4      $9,065     $(11,627)    $(2,534)
                                                           =======  =====  ======  =====    ==========  =========  =============

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.



                               ERF WIRELESS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      YEAR ENDED DECEMBER 31, 2006 AND 2005
                                ($ IN THOUSANDS)

                                                                                   DECEMBER 31, 2006         DECEMBER 31, 2005
                                                                                   -----------------         -----------------
  CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                                             $(5,232)                  $(3,411)
                                                                                   -----------------         -----------------
  Adjustments to reconcile net loss to net cash used by operating activities:
    Loss on extinguishment of debt                                                          48                        --
    Amortization of debt discount                                                          561                       124
    Depreciation and amortization                                                          308                       119
    Stock issued for interest expense                                                       84                        --
    Stock issued for services rendered                                                   1,430                       889
    Stock based compensation and stock option expense                                      173                        --
    Warrant expense                                                                         76                        --
    Derivative (income) loss                                                              (928)                      151
    Allowance for doubtful accounts                                                         18                       (14)
    (Increase) in accounts receivable, net                                                (320)                      (67)
    Decrease (increase) in inventories                                                       7                       (77)
    Decrease (increase) in prepaid expenses                                                246                      (233)
    (Increase) in cost and profit in excess of billings                                    (69)                       --
    Increase in accounts payable                                                           314                        87
    Increase in accrued expenses                                                            78                       179
    Increase in deferred liability lease                                                   825                        --
    (Decrease) increase in deferred revenue                                               (296)                      285
                                                                                   -----------------         -----------------
    Total adjustment                                                                     2,555                     1,443
                                                                                   -----------------         -----------------
  NET CASH USED BY OPERATING ACTIVITIES                                                 (2,677)                   (1,968)
                                                                                   -----------------         -----------------
  CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of property and equipment                                                    (224)                     (252)
    Payment for purchase of SkyVue, net of cash acquired                                    --                      (125)
    Decrease in marketable securities                                                       --                         7
    (Increase) in other assets                                                              (2)                       (3)
                                                                                   -----------------         -----------------
  NET CASH USED BY INVESTING ACTIVITIES                                                   (226)                     (373)
                                                                                   -----------------         -----------------
  CASH FLOWS FROM FINANCING ACTIVITIES
    Net proceeds from line of credit                                                     2,506                        --
    Proceeds from financing agreements                                                     513                     1,552
    Payment of debt obligations                                                           (573)                     (147)
    Proceeds from investor loans                                                           130                     1,342
    Proceeds from sale of common stock, net                                                118                       190
                                                                                   -----------------         -----------------
  NET CASH PROVIDED BY FINANCING ACTIVITIES                                              2,694                     2,937
                                                                                   -----------------         -----------------

  NET (DECREASE) INCREASE IN CASH                                                         (209)                      596
  CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD                                 602                         6
                                                                                   -----------------         -----------------
  Supplemental disclosure of cash flow information:                                       $393                      $602
                                                                                   =================         =================
    Net cash paid during the year for:
      Interest                                                                              $6                        $8
      Income taxes                                                                         $--                       $--

  Supplemental non-cash investing and financing activities:
      Asset purchase through issuance of stock                                            $300                       $--
      Retirement of debt through issuance of stock                                      $1,149                       $--

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                               ERF WIRELESS, INC.
                        NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

NATURE OF THE COMPANY

ERF Wireless, Inc. (the Company), provides wireless communications products and services including the Company's core focus of providing enterprise-class wireless broadband services. The Company has formed four operating divisions to provide solutions and services to different segments of the wireless industry. The Company's Enterprise Network Services Division was formed to serve enterprise customers, private entities, cities, unincorporated municipalities and the general public. The Company's Wireless Bundled Services Division was formed to provide wireless broadband products and services, including Internet, voice, data, security and video services, and is in the early stages of building or acquiring a seamless wireless broadband network throughout North America to serve private entities, cities, municipalities and the general public. The Company's Wireless Messaging Services Division provides wireless broadband system design and implementation, manufactures and supplies high-power infrastructure equipment for the wireless messaging industry and owns and operates a wide-area wireless messaging service (one- and two-way cellular and paging retail). The Company's Network Operations Services Division provides the overall day-to-day operations, maintenance, upgrading, 24/7 monitoring and expansion of all wireless broadband networks that the Company constructs, acquires, maintains and administers. Please refer to segment footnote 14 for additional information regarding Company operating divisions.

BASIS OF ACCOUNTING

The Company maintains its accounts on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America. The accompanying financial statements of ERF Wireless, Inc., have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission
(SEC). In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations have been reflected herein.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the company and its subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

RECLASSIFICATION

Certain amounts in the 2005 financial statements have been reclassified to conform to the 2006 financial presentation. These reclassifications have no impact on net loss.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and all highly liquid financial instruments with purchased maturities of three months or less. At various times during the year, the Company maintained cash balances in excess of FDIC insurable limits. Management feels this risk is mitigated due to the longstanding reputation of these banks.

CREDIT RISK

In the normal course of business, the Company extends unsecured credit to the majority of its customers. The company controls credit risk associated with its receivables through credit checks, approvals, and monitoring procedures. Generally, the company requires no collateral from its customers.

LEASES

We recognize lease expense on a straight-line basis over the minimum lease terms which expire at various dates through 2012. These leases are for office and radio tower facilities and are classified as operating leases. For leases that contain predetermined, fixed escalations of the minimum rentals, we recognize the rent expense on a straight-line basis and record the difference between the rent expense and the rental amount payable in liabilities.

Leasehold improvements made at the inception of the lease are amortized over the shorter of the asset life or the initial lease term as described above. Leasehold improvements made during the lease term are also amortized over the shorter of the asset life or the remaining lease term.

On December 15, 2006 the Company entered into an agreement with Southwest Enhanced Network Services, LP, a wireless broadband Company, to assumed multiple tower and office leases in the greater Lubbock, Texas area. As part of the agreement ERF Wireless received $825,000 in cash to offset certain of the future operating lease costs. The $825,000 is recorded as a deferred leased liability and recognized as a reduction to rent expense on a straight-line basis over the lease term as described above. At the end of 2006 and 2005, this deferred lease liability balance was $825,000 and $0.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company uses the allowance method to account for uncollectible accounts receivable. The Company's estimate is based on historical collection experience and a review of the current status of accounts receivable. The company reviews its accounts receivable balances by customer for accounts greater than 90 days old and makes a determination regarding the collectibility of the accounts based on specific circumstances and the payment history that exists with such customers. The company also takes into account its prior experience, the customer's ability to pay and an assessment of the current economic conditions in determining the net realizable value of its receivables. The company also reviews its allowances for doubtful accounts in aggregate for adequacy following this assessment. Accordingly, the company believes that its allowances for doubtful accounts fairly represent the underlying collectibility risks associated with its accounts receivable.

DEFERRED REVENUES

Revenues that are billed in advance of services being completed are deferred until the conclusion of the period of the service for which the advance billing relates. Deferred revenues are included on the balance sheet in current and long-term liabilities until the service is performed and then recognized in the period in which the service is completed. The Company's deferred revenues consist of billings in advance of services being rendered for its wireless broadband, banking network monitoring and maintenance and wireless messaging customers and, accordingly, are deferred and recognized monthly as earned. The Company had deferred revenues in current and long-term liabilities of approximately $34,000 and $330,000 as of December 31, 2006, and December 31, 2005, respectively.

ADVERTISING COSTS

Advertising costs are expensed when incurred. For the periods ended December 31, 2006 and 2005, the Company expensed $82,000 and $42,000, respectively.

STOCK-BASED COMPENSATION

In December 2004, FASB issued a revision to SFAS 123 (also known as SFAS 123R) that amends existing accounting pronouncements for share-based payment transactions in which an enterprise receives employee and certain non-employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. SFAS 123R eliminates the ability to account for share-based compensation transactions using APB 25 and generally requires such transactions be accounted for using a fair-value-based method. SFAS 123R's effective date would be applicable for awards that are granted, modified, become vested, or settled in cash in interim or annual periods beginning after December 15, 2005. SFAS 123R includes three transition methods: a prospective method, a modified prospective method and a retroactive method. The Company adopted SFAS 123R in the fourth quarter of the fiscal year ending December 31, 2005.

DERIVATIVE INSTRUMENTS

In connection with the sale of debt or equity instruments, the Company may sell options or warrants to purchase our common stock. In certain circumstances, these options or warrants may be classified as derivative liabilities, rather than as equity. Additionally, the debt or equity instruments may contain embedded derivative instruments, such as embedded derivative features which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative instrument liability.

The Company's derivative instrument liabilities are re-valued at the end of each reporting period, with changes in the fair value of the derivative liability recorded as charges or credits to income in the period in which the changes occur. For options, warrants and bifurcated embedded derivative features that are accounted for as derivative instrument liabilities, the Company estimates fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. The valuation techniques require assumptions related to the remaining term of the instruments and risk-free rates of return, our current common stock price and expected dividend yield, and the expected volatility of our common stock price over the life of the option. Because of the limited trading history for our common stock, the Company estimates the future volatility of its common stock price based on not only the history of its stock price but also the experience of other entities considered comparable to the Company.

INVENTORIES

Inventories are valued at the lower of cost or market. The cost is determined by using the average cost method. Inventories consist of the following items, in thousands:

                              December 31, 2006        December 31, 2005
                              -----------------        -----------------
Raw material                        $41                     $125
Finished goods                       91                       14
                              -----------------        -----------------
                                   $132                     $139
                              =================        =================

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation. Major renewals and improvements are capitalized; minor replacements, maintenance and repairs are charged to current operations. Depreciation is computed by applying the straight-line method over the estimated useful lives which are generally three to seven years.

Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. No impairment losses have been recorded since inception.

INTANGIBLE ASSETS

Intangible assets are amortized using methods that approximate the benefit provided by the utilization of the assets. The Company continually evaluates the amortization period and carrying basis of intangible assets to determine whether subsequent events and circumstances warrant a revised estimated useful life or impairment in value. To date, no such impairment has occurred. To the extent such events or circumstances occur that could affect the recoverability of our Intangibles assets, we may incur charges for impairment in the future.

LONG-LIVED ASSETS

We review our long-lived assets, which include intangible assets subject to amortization, for recoverability whenever events or changes in circumstances indicate that the carrying amount of such long-lived asset or group of long-lived assets (collectively referred to as "the asset") may not be recoverable. Such circumstances include, but are not limited to:

o        a significant decrease in the market price of the asset;

o a significant change in the extent or manner in which the asset is being used;

o a significant change in the business climate that could affect the value of the asset;

o a current period loss combined with projection of continuing loss associated with use of the asset;

o a current expectation that, more likely than not, the asset will be sold or otherwise disposed of before the end of its previously estimated useful life.

We continually evaluate whether such events and circumstances have occurred. When such events or circumstances exist, the recoverability of the asset's carrying value shall be determined by estimating the undiscounted future cash flows (cash inflows less associated cash outflows) that are directly associated with and that are expected to arise as a direct result of the use and eventual disposition of the asset. To date, no such impairment has occurred. To the extent such events or circumstances occur that could affect the recoverability of our long-lived assets, we may incur charges for impairment in the future.

REVENUE RECOGNITION

The Company's revenue is generated primarily from the sale of wireless communications products and services on a nationwide basis, including providing enterprise-class wireless broadband services. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is probable.

The Company records revenues from its fixed-price, long-term contracts using the percentage-of-completion method. Revenues are recorded based on construction costs incurred to date as a percentage of estimated total cost at completion. The percentage-of-completion, determined by using total costs incurred to date as a percentage of estimated total costs at completion, reflects the actual physical completion of the project. If the current projected costs on a fixed fee contract exceed projected revenue, the entire amount of the loss is recognized in the period such loss is identified. This method of revenue recognition is used because management considers total cost to be the best available measure of progress on the contracts.

The Company recognizes product sales generally at the time the product is shipped. Concurrent with the recognition of revenue, the Company provides for the estimated cost of product warranties and reduces revenue for estimated product returns. Sales incentives are generally classified as a reduction of revenue and are recognized at the later of when revenue is recognized or when the incentive is offered. Shipping and handling costs are included in cost of goods sold.

The Company's suppliers generally warrant the products distributed by the Company and allow returns of defective products, including those that have been returned to the Company by its customers. The Company does not independently warrant the products that it distributes, but it does provide warranty services on behalf of the supplier.

INCOME TAXES

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash and cash equivalents, inventory, accounts receivable and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these consolidated financial statements.

BENEFICIAL CONVERSION

Equity instruments that contain a beneficial conversion feature are recorded as a deemed dividend to the holders of the convertible equity instruments. The deemed dividend associated with the beneficial conversion is calculated as the difference between the fair value of the underlying common stock less the proceeds that have been received for the equity instrument limited to the value received. The beneficial conversion amount is recorded as a reduction on the carrying value of the equity instrument and an increase to additional paid-in-capital.

BASIC LOSS PER SHARE

The Company is required to provide basic and dilutive earnings (loss) per common share information.

The basic net loss per common share is computed by dividing the net loss applicable to common stockholders by the weighted average number of common shares outstanding.

Diluted net loss per common share is computed by dividing the net loss applicable to common stockholders, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the periods ended December 31, 2006, and December 31, 2005, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

RECENT ACCOUNTING PRONOUNCEMENTS

In November 2004, the FASB ratified the consensus reached by the Emerging Issues Task Force ("EITF"), on Issue NO. 03-13. "Applying the Conditions in Paragraph 42 of FASB Statement No. 144 on Determining Whether to Report Discontinued Operations". The Issue provides a model to assist in evaluating (a) which cash flows should be considered in the determination of whether cash flows of the disposal component have been or will be eliminated from the ongoing operations of the entity and (b) the types of continuing involvement that constitute significant continuing involvement in the operations of the disposal component. Should significant continuing ongoing involvement exist, then the disposal component shall be reported in the results of continuing operations or the consolidated statements of operations and cash flows. We are currently evaluating the premises of EITF No. 03-13 and will adopt it as required.

In July 2006, the FASB issued FASB Interpretation ("FIN") No. 48 Accounting for Uncertainly in Income Taxes - An Interpretation of FASB Statement No. 109. FIN 48 prescribes detailed guidance for the financial statement recognition, measurement, and disclosure of uncertain tax positions recognized in an enterprise's financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 will be effective for fiscal years beginning after December 15, 2006, and the provisions of FIN 48 will be applied to all positions upon the adoption of the Interpretation. The cumulative effect of this applying the provisions of this Interpretation will be reported as an adjustment to the opening balance of retained earnings for that fiscal year. Management is currently evaluating the impact of FIN 48 on the financial statements but does not believe that its adoption will have a material effect on the Companies' financial position, results of operations, or cash flows.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when quantifying Misstatements in Current Year Financial Statements ("SAB 108"). SAB 108 requires companies to evaluate the materiality of identified unadjusted errors on each financial statement and related financial statement disclosure using both the rollover approach and the iron curtain approach, as those terms are defined in SAB 108. The rollover approach quantifies misstatements based on the amount of the error in the current year financial statement, whereas the iron curtain approach quantifies misstatements based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, irrespective of the misstatement's year(s) of origin. Financial statements would require adjustment when either approach results in quantifying a misstatement that is material. Correcting prior year financial statements for immaterial errors would not require previously filed reports to be amended. If a Company determines that an adjustment to prior year financial statements is required upon adoption of SAB 108 and does not elect to restate its previous financial statements, then it must recognize the cumulative effect of applying SAB 108 in fiscal 2006 beginning balances of the affected assets and liabilities with a corresponding adjustment to the fiscal 2006 opening balance in retained earnings. SAB 108 is effective for interim periods of the first fiscal year ending after November 15, 2006. The Company does not expect the adoption of this interpretation to have an impact on its financial position or results of operations.

On October 10, 2006, the FASB issued FSP No. FAS 123(R)-5, titled AMENDING GUIDANCE FOR ACCOUNTING FOR MODIFICATIONS OF INSTRUMENTS IN CONNECTION WITH EQUITY RESTRUCTURING ("FSP FAS 123(R)-5"). FSP FAS 123(R)-5 addresses whether a modification of an instrument in connection with an equity restructuring should be considered a modification for purposes of applying FSP FAS 123(R)-1. It stipulates that for instruments that were originally issued as employee compensation and then modified solely to reflect an equity restructuring that occurs when the holders are no longer employees, that there is no change in the recognition or measurement of those instruments if (a) there is no increase in fair value of the award and (b) all holders of the same class of instruments are treated in the same manner.

The guidance in FSP FAS 123(R)-5 is effective in the first reporting period beginning after October 10, 2006. Early application is permitted in periods for which financial statements have not been issued. Management is currently evaluating the impact of FSP FAS 123(R)-5 on the financial statements but does not believe that its adoption will have a material effect on the Companies' financial position, results of operations, or cash flows.

FSP FAS 123(R)-6 was issued to make several technical corrections to SFAS 123(R). These include exemption for non-public entities from disclosing the aggregate intrinsic value of outstanding fully vested share options, revision to the computation of the minimum compensation cost that must be recognized, indication that at the date the illustrative awards were no longer probable of vesting, any previously recognized compensation cost should have been reversed, and changes to the definition of short-term inducement to exclude an offer to settle an award. The guidance in FSP FAS 123(R)-6 is effective in the first reporting period beginning after October 20, 2006. Early application is permitted in periods for which financial statements have not yet been issued. Management is currently evaluating the impact of FSP FAS 123(R)-6 on the financial statements but does not believe that its adoption will have a material effect on the Companies' financial position, results of operations, or cash flows.

In February 2006, the FASB issued SFAS No. 155, "" ("SFAS No. 155") which amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133") and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS No. 140"). SFAS No. 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. SFAS No. 155 is effective for all financial instruments acquired, issued or subject to a re-measurement event occurring in fiscal years beginning after September 15, 2006. Earlier adoption is permitted, provided the company has not yet issued financial statements, including for interim periods, for that fiscal year. SFAS No. 155 will be effective for the Company in the first quarter of fiscal 2007 and is not expected to have an impact on the Company's financial statements.

In September 2006, the Financial Accounting Standards Board ("FASB") issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. Management is currently evaluating the impact SFAS No. 157 will have on the Company's financial position, results of operations, and cash flows.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - including an amendment of FASB statement No. 115." This Statement permits all entities to choose, at specified election dates, to measure eligible items at fair value (the "fair value option"). A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. Upfront costs and fees related to items for which the fair value option is elected shall be recognized in earnings as incurred and not deferred. If an entity elects the fair value option for a held-to-maturity or available-for-sale security in conjunction with the adoption of this Statement, that security shall be reported as a trading security under Statement 115, but the accounting for a transfer to the trading category under paragraph 15(b) of Statement 115 does not apply. Electing the fair value option for an existing held-to-maturity security will not call into question the intent of an entity to hold other debt securities to maturity in the future. This statement is effective as of the first fiscal year that begins after November 15, 2007. The Company is currently analyzing the effects SFAS 159 will have on the Company's financial condition and results of operations.

NOTE 2 - ACCOUNTS RECEIVABLE

Accounts Receivable consists of the following (in thousands):

                                   December 31, 2006        December 31, 2005
                                   -----------------        -----------------
Accounts receivable                     $405                      $86
Allowance for doubtful accounts          (18)                      (1)
                                   -----------------        -----------------
Accounts receivable, net                $387                      $85
                                   =================        =================

NOTE 3 - PROPERTY AND EQUIPMENT:

Components of property and equipment consist of the following items (in thousands):

                                   December 31, 2006        December 31, 2005
                                   -----------------        -----------------
Automobile                               $66                      $42
Operating equipment                      627                      211
Office furniture and equipment            89                       72
Leasehold improvements                    60                       17
Computer equipment                       106                       85
Building                                   8                       --
Land                                      38                       38
Other                                      7                       --
                                   -----------------        -----------------
  Total property and equipment         1,001                      465
    Less accumulated depreciation       (199)                     (63)
                                   -----------------        -----------------
  Net property and equipment            $802                     $402
                                   =================        =================

Depreciation expense was approximately $136,000 and $49,000 for the twelve months ended December 31, 2006 and 2005, respectively.

NOTE 4 - INTANGIBLE ASSETS

Intangible assets consist of the following (in thousands):


                                                                                   December 31, 2006
                                                         ------------------------------------------------------------------------
                                   Weighted Average
                                   Useful Life
                                   (in years)           Gross Carrying Amount       Accumulated Amortization   Net Carrying Amount
                                   ----------------     ---------------------       ------------------------   -------------------
Customer relationships                3.0                      $296                          $126                      $170
Workforce in place                    3.0                       125                            59                        66
Non-compete agreement                 3.0                       100                            47                        53
Developed technology                  3.0                        20                            10                        10
                                                        ---------------------       ------------------------   -------------------
                                                               $541                          $242                      $299
                                                        =====================       ========================   ===================



                                                                                   December 31, 2005
                                                         ------------------------------------------------------------------------
                                   Weighted Average
                                   Useful Life
                                   (in years)           Gross Carrying Amount       Accumulated Amortization   Net Carrying Amount
                                   ----------------     ---------------------       ------------------------   -------------------
Customer relationships                  3.0                     $261                           $36                    $225
Workforce in place                      3.0                      125                            17                     108
Non-compete agreement                   3.0                      100                            14                      86
Developed technology                    3.0                       20                             3                      17
                                                        ---------------------       ------------------------   -------------------
                                                                $506                           $70                    $436
                                                        =====================       ========================   ===================


Intangible assets are amortized using methods that approximate the benefit provided by the utilization of the assets. Customer relationships, workforce in place, non-compete agreements and developed technology is amortized on a straight-line basis. We continually evaluate the amortization period and carrying basis of intangible assets to determine whether subsequent events and circumstances warrant a revised estimated useful life or reduction in value.

On October 17, 2006, ERFW completed the purchase of assets from NetYeti, Inc., and as part of the acquisition the Company acquired a customer list which was valued at $35,000 and is being amortized over three years. Please see note 17 for additional details.

Total amortization of intangibles was $172,000 and $70,000 for the twelve months ended December 31, 2006 and 2005, respectively. The estimated amortization expense for the three years will be $180,000 for 2007, $110,000 for 2008 and $9,000 in 2009.

NOTE 5 - DEBT CONVERSION

To date the Company has been funded by various Investors under the terms of a Debt Conversion and Funding Agreement dated September 30, 2004, an Addendum to Debt Conversion and Funding Agreement dated December 31, 2004, and a Second Addendum to Debt Conversion and Funding Agreement dated July 1, 2005. During the twelve months ended December 31, 2006, the Company was obligated to issue 86,667 shares of its Series A Preferred Stock for the conversion of $130,000 in debt owed to these same Investors. The $130,000 of cash was received during the twelve months ended December 31, 2006, and recorded as debt when initially received and then converted to Series A Preferred Stock at the respective quarter ending through December 31, 2006. The advances are unsecured, bear no interest and are classified as investor advances and were immediately converted into equity pursuant to the Debt Conversion and Funding Agreements. The Company recorded a deemed dividend on the beneficial conversion of the 86,667 shares of Series A Preferred Stock that was limited to the amount of consideration received totaling $130,000 in the twelve months ended December 31, 2006. There are no investor advances outstanding as of December 31, 2006. See note 6 for additional details.

The Company was obligated to issue one share of Series A Convertible Preferred Stock for every Fifty Cents ($0.50) in claims converted. The terms of the agreement did not change in the addendum to Debt Conversion and Funding Agreement with the exception of the incremental funding provision providing for an incremental $750,000 in funding through the period ending December 31, 2006. The Company was obligated to issue one share of Series A Convertible Preferred Stock for every One Dollar and Fifty Cents ($1.50) in claims converted under the Second Addendum to Debt Conversion and Funding Agreement. The Company had $28,767 remaining available against the Second Addendum to Debt Conversion and Funding Agreement at December 31, 2006.

NOTE 6 - COMMON STOCK, PREFERRED STOCK AND WARRANTS

The total number of shares of stock of all classes which the Company shall have the authority to issue is five hundred million (500,000,000), of which twenty five million (25,000,000) shall be shares of Preferred Stock with a par value of $.001 per share ("Preferred Stock"), and four hundred seventy five million (475,000,000) shall be shares of Common Stock with a par value of $.001 per share ("Common Stock").

COMMON STOCK

As of December 31, 2006, the Company had 24,039,733 shares of its $.001 par value common stock issued and outstanding.

During the twelve months ended December 31, 2006, the Company issued 7,645,000 shares of common stock in lieu of cash for services rendered against professional services and consulting agreements valued at $739,000, interest expense of $84,000, settlement expense of $192,000, loss on extinguishment debt $48,000 other services of $137,000, notes payable of $1,149,000, salary and compensation of $362,000 and acquisition of assets of $300,000. The Company valued the 7,645,000 shares at the closing market price on the date of issuance of such shares.

PREFERRED STOCK

The Company has 25,000,000 shares of Series A Preferred Stock authorized of which 3,800,649 shares were issued and outstanding as of December 31, 2006. The Series A Preferred Stock is convertible at holder's option at one preferred share for 18.676347 shares Common Stock and has a 2:1 liquidation preference. The holder of Series A Preferred Stock is required to give a 65-day notice of conversion to the company.

With respect to the Series A Preferred Stock outstanding at December 31, 2006, the Company would be required to issue 70,982,240 shares of its Common Stock, subject to certain contractually imposed conversion restrictions as described herein. . During the 4th quarter 2005, all of the Series A holders entered into a Series A Conversion Restriction Agreement whereby all Series A holders, as a group, are prohibited from converting more than 5% of the total outstanding (as of September 30, 2005) Series A holdings in any one calendar quarter. Additionally, the Company had $28,767 of funding remaining against the Second Addendum to Debt Conversion and Funding Agreement dated July 1, 2005, providing for the issuance of 500,000 shares of Series A for the conversion of $750,000 in debt. If the Company borrowed the remaining $28,767, it would be required to issue 358,175 shares of Common Stock. See note 5 Debt Conversion for additional details.

WARRANTS

The Company had warrants outstanding to third parties purchase 2,033,924 common shares as of December 31, 2006.

Warrants for 880,000 shares were issued by the Company in June 200,000 warrants to be exercised. 3. Specifically, the Company sold 120,000 shares of Common Stock for $25,000 to an accredited investor of the Securities Act and issued such a warrant to purchase 880,000 shares of Common Stock at an exercise price of $0.20 per share expiring December 31, 2007. The Company attributed no value to these warrants in the June 2003 period in which they were issued, given that the warrants had an exercise price of $0.20 per share as compared to the market value of $0.01 per share in June 2003 on a total volume of 300 shares traded in the open market in June 2003. In January 2006, the Company and the holders of the warrants agreed to (i) limit the amount of shares that can be sold upon exercise and (ii) purchase a certain amount of shares of originally issued common stock within 60 days (subject to extension) of the effective date of the February 2006 resale registration statement. The Investor exercised 100,000 warrants leaving a remaining balance of 780,000 warrants to be exercised.

Warrants for 208,339 shares of common stock at $5.00 per share and warrants for 208,339 shares at $7.50 per share were issued by the Company during 2005 and 2006. Specifically, the Company sold 208,312 shares of Common Stock for $312,500 to accredited investors of the Securities Act and issued such warrants to purchase 208,339 shares of Common Stock at $5.00 per share and 208,339 shares of common stock at $7.50 per share expiring August 2007. The Company attributed no value to these warrants in the quarters in which they were issued. During the 4th 2006 management offered the Private Placement Memorandum Holders an opportunity to exchange their stock for E-Series Bonds of which several investors agreed to in aggregate in the amount of $100,000 resulting in canceling 66,667 of the $7.50 warrants and $5.00 warrants reducing the outstanding class warrants from 208,339 to 141,670.

Warrants for 389,999 at $3.57 per share were issued by the Company in September 2005 and November 2005. Specifically, the Company issued convertible notes for $1,500,000 to accredited investors of the Securities Act and issued such warrants to purchase 389,999 shares of Common Stock at $3.57 per share, subject to adjustment upon issuance of shares or warrants below market, expiring September 2010. See Note 10 for valuation and marked-to-market activity.

Warrants for 580,585 shares of common stock at $5.00 per share were issued by the Company during the 3rd and 4th quarter of 2006. Specifically, the Company sold $512,500 of E-series bonds to accredited investors of the Securities Act. According to the agreement if the Bondholder converts within one year from investment; the conversion includes a warrant to purchase one additional share of common stock at a price of $5.00 for every share of common stock that has been received from the conversion of the Bond principal. The Company has had twenty-four and one-half units converted and has attributed $76,000 to warrant expense using the Black Scholes option price model in the quarter in which the unit was converted. As discussed in the 2nd paragraph above during the 4th 2006 management offered the Private Placement Memorandum Holders an opportunity to exchange their stock for E-Series Bonds of which several investors agreed to in aggregate in the amount of $100,000 increasing the amount of E-Series Bonds to $612,500. See Note 10 for details of E-Series Bonds.

The following table summarizes warrants that are issued, outstanding and exercisable.



                                Options/Warrants Issued & Outstanding-
                                -------------------------------------
         Exercise                  Expiration              December 31,              December 31,
          Price                       Date                     2006                      2005
       -----------               -------------            --------------            --------------
          $0.20                      Dec-07                  780,000                   880,000
          $5.00                      Aug-07                  141,670                   141,670
          $7.50                      Aug-07                  141,670                   141,670
          $3.57                      Sep-10                  389,999                   389,999
          $5.00                      Aug-09                  580,585                        --
                                                           --------------           ---------------
                                                           2,033,924                 1,553,339
                                                           ==============           ===============


NOTE 7 - INCOME TAXES

The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Implementation of SFAS 109 did not have a material cumulative effect on prior periods nor did it result in a change to the current year's provision.

The effective tax rate for the Company is reconcilable to statutory tax rates as follows:



                                                                         December 31, 2006             December 31, 2005
                                                                     ------------------------       ------------------------
     U.S. Federal statutory tax rate                                           34%                           34%
     U.S. valuation difference                                                (34)                          (34)
     Effective U.S. tax rate                                                   --                            --
     Foreign tax valuation                                                     --                            --
     Effective tax rate                                                        --                            --


Income tax expense (benefit) attributable to income from continuing operations differed from the amounts computed by applying the U.S. Federal income tax of 34% to pretax income from continuing operations as a result of the following (in thousands):



                                                                         December 31, 2006             December 31, 2005
                                                                     ------------------------       ------------------------
     Computed expected tax benefit                                          $(1,779)                      $(1,160)
     Increase in valuation allowance                                          1,779                         1,160
                                                                     ------------------------       ------------------------
     Income tax expense                                                         $--                           $--
                                                                     ========================       ========================


The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2006, and December 31, 2005, are presented below (in thousands):



                                                                          December 31, 2006             December 31, 2005
                                                                     ------------------------       ------------------------
     Deferred tax assets:
      Net operating loss carry forwards                                     $(3,199)                      $(1,420)
      Less valuation allowance                                                3,199                         1,420
                                                                     ------------------------       ------------------------
     Net deferred tax assets                                                    $--                           $--
                                                                     ========================       ========================


Management has determined that a valuation allowance of $3,199,000 at December 31, 2006 is necessary to reduce the deferred tax assets to the amount that will more than likely than not be realized. The change in valuation allowance for 2006 was approximately $1,779,000. As of December 31, 2006, the Company has a net operating loss carry-forward of $10,692,000, which is available to offset future federal taxable income, if any, with expiration beginning 2012 and ending 2025.

NOTE 8 - EARNINGS PER SHARE:

The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share amount):



                                                                         For the twelve months ended December 31, 2006
                                                                    ---------------------------------------------------------
                                                                    Income                    Shares                  Per-Share
                                                                  (Numerator)             (Denominator)                Amount
                                                               -----------------        -----------------         -----------------
        Net loss                                                   $(5,232)                                                $--
        Basic EPS:
          Income available to common stockholders                   (5,232)                    14,082                   (0.37)
          Effect of dilutive securities warrants                                                                           --
                                                               -----------------        -----------------         -----------------

        Diluted EPS:
          Income available to common stockholders
           and assumed conversions                                 $(5,232)                    14,082                  $(0.37)
                                                               =================        =================         =================




                                                                            For the twelve months ended December 31, 2005
                                                                    ---------------------------------------------------------
                                                                   Income                    Shares                  Per-Share
                                                                 (Numerator)             (Denominator)                Amount
                                                               -----------------        -----------------         -----------------
        Net loss                                                   $(3,411)                        --                      $--
        Basic EPS:
          Income available to common stockholders                   (3,411)                     5,570                   (0.61)
          Effect of dilutive securities warrants                                                                           --
                                                               -----------------        -----------------         -----------------

        Diluted EPS:
          Income available to common stockholders
           and assumed conversions                                 $(3,411)                     5,570                  $(0.61)
                                                               =================        =================         =================


For the years ended December 31, 2006 and 2005, dilutive securities existed. The effect of the dilutive securities for the year ended December 31, 2006, would have been 87,406,881 shares of common stock issued assuming all debt instruments were converted, all Series A preferred stock converted and all options and warrants were exercised.

NOTE 9 - MAJOR CUSTOMERS

The Company had gross sales of approximately $1,716,000 and $643,000 for the twelve months ended December 31, 2006 and 2005, respectively. The Company had two customers that represented approximately 34% and 19% of the gross sales in the twelve months ended December 31, 2006 and had two customers that represented 11% and 27% of gross sales for the twelve months ended December 31, 2005.

NOTE 10 - NOTES PAYABLE AND LONG-TERM DEBT

Notes payable and long-term debts consist of the following as of December 31, 2006 (in thousands):



                                                                                          Interest    Gross    Debt        Net
                                               Terms                      Maturity Date   Rate        Balance  Discount    Balance
                                   -------------------------------------  --------------  ----------  -------  ----------  --------
Taylor Economic Development Corp.  $1,119/Month including interest        June-07         7.00%           $5        $--        $5
Vangard Wireless, Inc.             $200/Month including interest          December-10     6.00%            9         --         9
Axis Capital, Inc.                 $347/Month including interest          August-08       8.60%            6         --         6
Insurance notes                    $1,993/Month including interest        September-07    9.00%           34         --        34
Investor notes                     2 years (see below)                    Demand          6.00%          874        437       437
Line of credit                     2 years/Quarterly interest (see below) February-08     6.00%        2,006         --     2,006
E-bond investor notes              3 years/Semiannual interest
                                    (see below)                           Various         10.00%         388         86       302
                                                                                                      -------  ----------  --------
Total debt                                                                                            $3,322       $523     2,799
                                                                                                      =======  ==========
Less current maturities                                                                                                      986
Less debt discount current maturities                                                                                       (467)
                                                                                                                           --------
Long-term debt                                                                                                             $2,280
                                                                                                                           ========


The gross maturities of these debts are $986,000, $302,000, $2,031,000 and $3,000 for the years ended December 31 2007, 2008, 2009 and 2010, respectively.

Notes payable and long-term debts consist of the following as of December 31, 2005 (in thousands):



                                                                                          Interest    Gross    Debt        Net
                                                Terms                     Maturity Date   Rate        Balance  Discount    Balance
                                    -----------------------------------   --------------  ----------  -------  ----------  --------
First National Bank in Cameron      $377/Month including interest         March-07        7.00%           $6       $--         $6
Taylor Economic Development Corp.   $1,119/Month including interest       June-07         7.00%           19                   19
Insurance Company                   $1,753/Month including interest       August-06       8.35%           35                   35
SkyVue USA East Central Texas, Inc. $40,000/Quarterly plus interest       February-08     6.00%          348                  348
Investor notes                      2 years (see below)                   Demand          6.00%        1,500        895       605
                                                                                                      -------  ----------  --------
Total debt                                                                                            $1,908       $895     1,013
                                                                                                      =======  ==========
Less current maturities                                                                                                     1,704
Less debt discount current maturities                                                                                        (895)
                                                                                                                           --------
Long-term debt                                                                                                               $204
                                                                                                                           ========


INVESTOR NOTES

On September 13, 2005, the Company closed a financing arrangement with Global Capital Funding L.P. ("Global"), GCA Strategic Investment Fund Limited ("GCASIF"), HIPL Family Trust ("HIPL"), and DP Securities Inc. ("DPS") ("Global," "GCASIF," HIPL" and "DPS," collectively, the "Investors") in which it issued to: (i) Global, a convertible secured note in the principal amount of $1,285,000 ("Global Note") and a common stock purchase warrant (the "Global Warrant") to purchase 300,000 shares of Company common stock; (ii) GCASIF, a convertible secured note in the principal amount of $50,000 (the "GCASIF Note") and a common stock purchase warrant (the "GCASIF Warrant") to purchase up to 13,953 shares of the Company common stock; and (iii) HIPL, a convertible secured note in the principal amount of $66,750 (the HIPL Note") and common stock purchase warrant (the "HIPL warrant") to purchase up to 20,930 shares of the common stock; and (iv) DPS a convertible secured note in the principal amount of $98,250 (the "DPS Note") and a common stock purchase warrant (the "DPS Warrant") to purchase up to 55,116 shares of common stock. The Global Note, GCASIF Note, HIPL Note and DPS Note, collectively, "Investor Notes" and the Global Warrant, GCASIF Warrant, and DPS Warrant, collectively, "Investor Warrants".

The Investor Notes accrue interest at a rate per annum equal to six percent and are secured by substantially all of the Company's assets. The Investor Notes are convertible into shares of the Company common stock at a conversion price equal to the lesser of (i) $3.50 or (ii) 85% of the average of the three lowest VWAPs, as reported by Bloomberg, during the ten trading days immediately preceding the date of the related notice of conversion; provided further, however, that, until six months following the effective date of the registration statement in no event will the conversion price be lower than the lesser of (y) $1.50 or (z) 50% of the VWAP, as reported by Bloomberg, on January 13, 2006, the effective date of the registration statement. Upon expiration of such six-month period or upon occurrence of an event of default which is not cured, the foregoing floor calculation shall no longer be effective. The six months expired on June 13th, 2006. The Company has registered the resale of the shares of the Company common stock underlying the Investor Notes and the shares issuable upon exercise of the Investor Warrants.

The Company has the ability to prepay in company common stock amounts owed under these Investors Notes for a price equal to the greater of: (i) the outstanding principal amount of the Investor Note, plus all accrued but unpaid interest, including default interest, if any; and (ii) (x) the number of shares of common stock into which the Investor Note, including all accrued but unpaid interest and default interest, if any, is then convertible, times (y) the average VWAP of the common stock for the five trading days immediately prior to the date that the Investor Note is called for prepayment. The Company has the right to prepay the notes in cash at 102% of the outstanding principal and interest in the first year or 101% of the outstanding principal and interest in the second year. The associated Investor Warrants are exercisable by the Investors for five years at $3.57 per share, subject to adjustment upon issuance of shares or warrants below market, of Company common stock.

The Investor Notes were determined to include free standing warrants and various embedded derivative liabilities. The derivative liabilities are the conversion feature and the redemption option (compound embedded derivative liability). At the date of issuance (September 06, 2005, and November 21, 2005) the Investor Notes, warrant liabilities and compound embedded derivative liabilities were measured at fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. These derivative liabilities will be marked-to-market each quarter with the change in fair value recorded in the income statement. The Company uses the effective interest method to record interest expense and related debt accretion which was $96,631 for the year ended December 31, 2005, $458,229 for the year ended December 31, 2006 and will be $437,123 for year ending December 31, 2007, respectively.

The following table summarizes the convertible debt activity for the period September 6, 2005, to December 31, 2006:



                                                                                  Compound Derivative
                                             Investor Notes  Warrant Liabilities  Liability                  Total
         Description                         --------------  -------------------  -------------------  -------------------
Fair value issuance at inception             $508,017           $470,702             $521,281              $1,500,000
09-06-05 to 09-30-05 change in fair value      18,373          2,389,132            1,012,547               3,420,052
10-01-05 to 12-31-05 change in fair value      78,258         (2,160,313)          (1,090,630)             (3,172,685)
01-01-06 to 03-31-06 change in fair value      90,258           (466,128)            (276,615)               (652,485)
04-01-06 to 06-30-06 change in fair value     104,943           (149,288)              32,006                 (12,339)
07-01-06 to 09-30-06 change in fair value     122,182             73,005               32,395                 227,582
10-01-06 to 12-31-06 change in fair value     140,846           (118,744)             (26,162)                 (4,060)
Conversions from inception to date           (625,649)                                                       (625,649)
                                             --------------  -------------------  -------------------  -------------------
Fair value at December 31, 2006              $437,228            $38,366             $204,822                $680,416
                                             ==============  ===================  ===================  ===================


From inception to date through December 31, 2006, the Company recorded a net derivative income of $749,000 and for the twelve months ended December 31, 2006, a net derivative income of $899,000. The Company in conjunction with the convertible note as of twelve months ended December 31, 2006, has recorded debt interest expense of $632,000.

ERF Wireless, Inc., also incurred deferred financing costs of $178,500 in connection with the closing of the financing arrangement. The costs are recognized over the life of the Investor Notes, or 24 months, by using the straight line method. For the twelve months ended December 31, 2006, the Company recorded deferred financing cost in interest expense of $89,000.

The following assumptions were used in the fair value determination of warrants liabilities at December 31, 2006:



                                                                    Warrants
                          --------------------------------------------------------------------------------------------
Assumptions               9/6/2005     9/30/2005    12/31/2005    3/31/2006   6/30/2006     9/30/2006     12/31/2006
-----------------------   -----------  -----------  ------------  ----------  ------------  ------------  ------------
Dividend yield              0.00%        0.00%          0.00%       0.00%       0.00%          0.00%          0.00%
Risk-free rate for term     3.89%        4.18%          4.35%       4.44%       5.10%          4.62%          4.74%
Volatility                 31.00%       31.00%         76.00%      78.00%      95.00%        140.00%        140.00%
Maturity Date             5 years     4.93 years     4.68 years  4.44 years   4.19 years    3.93 years     3.68 years


A Black-Scholes methodology was used to value the warrants.

SKYVUE NOTES

On August 12, 2005, the Company issued two notes to SkyVueUSA East Central Texas, Inc., totaling $475,000 that bear interest at 6% and are secured by all of the capital stock issued and outstanding of ERF Enterprise Network Services, Inc.,( a subsidiary of the Company). The initial payment was $115,000, with nine subsequent quarterly payments of $40,000 plus interest. In September 2006, the company paid the remaining principal balance on the note resulting from the acquisition of SkyVue by issuing 1,090,000 shares of common stock, at $.29 which settled the note and all related covenants.

The common stock payment of 1,090,000 shares to SkyVue was made in restrictive 144 Stock. SkyVue has a security lien on all of the capital stock issued and outstanding of ERF Enterprise Network Services, Inc., (a subsidiary of the Company) until the stock restriction is removed.

LINE OF CREDIT

Effective March 10, 2006, ERF Wireless, Inc. (the "Company"), entered into a two-year unsecured revolving credit facility with certain private investors that provides a $2 million dollar line of credit. The terms of the two-year unsecured revolving credit facility allow ERF Wireless to draw upon the facility as financing requirements dictate and provide for quarterly interest payments at a 6% rate. The loan may be prepaid without penalty or repaid at maturity. In the event that ERF Wireless draws down the full $2 million amount available under the Revolving Note dated February 2006 ("Note") on or prior to December 31, 2006, and if ERF Wireless requires additional working capital to pursue its business strategy and operations, Angus Capital Partners agree to fund on a requested basis an additional $1 million during 2006 under the same terms and conditions as set forth in the Note. At December 31, 2006, the balance of the credit line was $2,006,041. On April 5, 2007, the Company amended its two-year $3,000,000 revolving credit facility to mature on February 28, 2009 and granted the lender a security interest in all the assets of the Door. The amendment also included a provision that in the event the Company draws down the full $3 million amount available under the revolving credit facility on or prior to December 31, 2007, and the Company requires additional working capital to pursue its business strategy and operations and has not closed on alternative debt or equity financing aggregating at least $1 million, the lender has agreed to fund up to an additional $1 million during 2007 under the same terms and conditions.

E-SERIES BOND INVESTOR NOTE

On May 1, 2006, the Company has offered a Private Placement Memorandum to certain Accredited Investors whereby the Company is selling one hundred units of E-Series bonds (the "Bonds") at $25,000 per unit for a total maximum offering of $2,500,000. The Bonds are due and payable upon maturity at the end of the three-year period after the issuance date. Interest on the Bonds is payable at the rate of 10% per annum, and is payable semiannually. The Bondholder may require ERF Wireless to convert the Bond (including any unpaid interest) into shares of the Company's common stock at any time only during the first year. If the Bonds are converted under this option, the Company will issue shares representing 100% of the Bond principal and unpaid interest due up to the date the stock is issued. Shares issued under this option will be valued at the lesser of $1.50 or the 20-day trailing average per share closing price of ERFW common stock for the 20 days immediately preceding the notice of conversion.

This first year conversion includes a warrant to purchase one additional share of common stock at a price of $5.00 for every share of common stock that has been received from the conversion of the Bond principal.

At the Company's discretion at any time after the first year, the Bonds, including the interest payments may be repaid in cash or in shares of our common stock, which will be valued at the average last sales price of our common stock over the 60-trading-day period preceding any payment date. If the Company chooses to issue shares of our common stock as repayment of the Bond as payment of interest, we will issue shares representing 125% of the Bond principal. If the Company's choose to issue shares of our common stock as payment of interest, we will issue shares representing 100% of the interest due. If the Company chooses to pay cash for either the Bond repayment or any interest payment, we will pay cash representing 100% of the amounts owed. ERF Wireless may redeem the Bonds at any time after the first year following their purchase but not before. The offering will terminate on June 30, 2007, unless such date is extended at the Company's discretion. As of December 31, 2006 the Company has sold $612,500 of E-Series Bonds and the balance due at December 31, 2006 is $301,650.

The E-Series Bonds were determined to include various embedded derivative liabilities. The derivative liabilities are the conversion feature and the redemption option (compound embedded derivative liability). At the date of issuance the E-Series Bond, compound embedded derivative liabilities were measured at fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. These derivative liabilities will be marked-to-market each quarter with the change in fair value recorded in the income statement. The Company uses the effective interest method to record interest expense and related debt accretion which was $13,277 for the twelve months ended December 31, 2006, and the estimated debt accretion for subsequent years is $29,675, and $32,991 and $23,621 for years ending December 31, 2007, 2008 and 2009, respectively.

The following table summarizes the convertible debt activity for the period May 31, 2006, to December 31, 2006:



                                                               E-Series              Compound Derivative
                                                                Bonds                    Liability                  Total
             Description                                   -------------------       -------------------      -------------------
Fair value issuance at inception                              $513,392                    $99,108                  $612,500
05-31-06 to 06-30-06 change in fair value                          763                    (11,750)                  (10,987)
07-01-06 to 09-30-06 change in fair value                        5,847                     (3,971)                    1,876
10-01-06 to 12-31-06 change in fair value                        6,648                    (13,213)                   (6,565)
Conversions from inception to date                            (225,000)                                            (225,000)
                                                           -------------------       -------------------      -------------------
Fair value at December 31, 2006                               $301,650                    $70,174                  $371,824
                                                           ===================       ===================      ===================


For inception to date through December 31, 2006, the Company recorded a net derivative income of $29,000. The Company in conjunction with the convertible note as of twelve months ended December 31, 2006, has recorded debt interest expense of $32,000.

NOTE 11 - UNCOMPLETED CONTRACTS

Costs, estimated earnings and billings on uncompleted contracts for the twelve months ended December 31, 2006 and December 31, 2005, are summarized as follows (in thousands):



                                                                    December 31,           December 31,
                                                                       2006                   2005
                                                                 ----------------       ----------------
  Costs incurred on uncompleted contracts                              $854                    $--
  Estimated profit                                                       62                     --
                                                                 ----------------       ----------------
  Gross revenue                                                         916                     --
                                                                 ----------------       ----------------
  Less: billings to date                                                847                     --
                                                                 ----------------       ----------------
  Costs and profit in excess of billings                                $69                    $--
                                                                 ================       ================

NOTE 12 - COMMITMENTS AND CONTINGENCIES

LEASES AND LICENSE AGREEMENTS

For the twelve months ended December 31, 2006 and 2005, rental expenses of approximately $299,000 and $204,000, respectively, were incurred. The Company accounts for rent expense under leases that provide for escalating rentals over the related lease term on a straight-line method. The Company occupies office and tower facilities under several non-cancelable operating lease agreements expiring at various dates through September 2012, and requiring payment of property taxes, insurance, maintenance and utilities.

Future minimum lease payments under non-cancelable operating leases at December 31, 2006 were as follows:

          Period Ending December 31,                    Amount
          --------------------------                -------------
                2007                                  $434,127
                2008                                   347,163
                2009                                   309,577
                2010                                   224,578
                2011                                   185,598
                2012                                    20,696
          --------------------------                -------------
                Total                               $1,521,739
                                                    =============

EMPLOYMENT AGREEMENTS

R. GREG SMITH

On August 1, 2004, the Company entered into an Executive Employment Agreement with R. Greg Smith, our CFO. Mr. Smith is paid a base salary of $180,000 per year and is eligible to receive a bonus equal to 1% of the revenues for the most recent twelve-month period of each acquisition made by the Company during his employment period. Mr. Smith received 63,828 shares of our Series A Convertible Preferred Stock par value $0.01 per share, as consideration for a sign-on bonus at a price of $0.50 per share for total consideration of $31,913.50. The preferred stock is convertible at holder's option at one preferred share for
18.676347 shares common stock and has a 2:1 liquidation preference and each preferred share has 20 votes. During 2006, Mr. Smith converted 52,623 shares of his Series A Convertible Preferred Stock into 982,820 shares of the Company's common stock. Mr. Smith is also entitled to receive up to 1,000,000 stock options under the Company's 2004 Non-Qualified Stock Option Plan for attainment of certain future cumulative revenue milestone achievements. These options, if any are earned, will vest when granted and have an exercise price of the lowest five-day average closing price existing for the Company's common stock during the twelve-month period immediately preceding the date of the vesting event. Mr. Smith is subject to a lock-up agreement which prohibits Mr. Smith from selling shares until August 1, 2006, unless agreed to by the Company in writing. During 2006, Mr. Smith's employment contract was renewed for one additional year by the Board of Directors through August 1, 2007.

As of December 31, 2006, Greg Smith has earned 100,000 options to purchase 100,000 common shares for attainment of certain cumulative revenue milestones set forth in his employment agreement. These options are at an exercise price of $1.38 and expire on July 31, 2009. The income statement includes a compensation charge of $91,596 which charge is based on Black-Scholes option pricing model.

JOHN ADRIAN BURNS

On August 12, 2005, the Company entered into an executive employment agreement with John Adrian Burns as Chief Executive Officer and Chairman of ERF Enterprise Network Services, Inc. ("ENS"). Mr. Burns is paid $180,000 per year and other normal benefits available to all company employees. Additionally, Mr. Burns is eligible to receive non-qualified non-transferable stock options based on the future financial performance of ENS. These future financial performance targets are deemed the vesting events. The options are priced at $3.72 and when attained can be converted on a cashless basis into ERF Wireless, Inc. (Parent), common stock. The common shares received have piggyback registration rights and expire on the close of business of July 30, 2008. The vesting events and related incentive options are as follows:

o 50,000 options qualify when the annual revenue of ENS exceeds $3,000,000; 75,000 options qualify when the annual revenue of ENS exceeds $6,000,000; 100,000 options qualify when the annual revenue of ENS exceeds $12,000,000, and 125,000 options qualify when the annual revenue of ENS exceeds $20,000,000.

o 50,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $500,000; 75,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $1,000,000; 100,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $2,000,000; and 125,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $3,000,000

o 50,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $1.00; 75,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $500,000; 100,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $1,000,000; and 1 25,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $5,000,000

JOHN ARLEY BURNS

On August 12, 2005, the Company entered into an executive employment agreement with John Arley Burns as President of ENS. Mr. Burns is paid $150,000 per year and other normal benefits available to all company employees. Additionally, Mr. Burns is eligible to receive non-qualified non-transferable stock options based on the future financial performance of ENS.

These future financial performance targets are deemed the vesting events. The options are priced at $3.72 and when attained can be converted on a cashless basis into ERF Wireless, Inc. (Parent), common stock. The common shares received have piggyback registration rights and expire on the close of business of July 30, 2008. The vesting events and related incentive options are as follows:

o 35,000 options qualify when the annual revenue of ENS exceeds $3,000,000; 50,000 options qualify when the annual revenue of the ENS exceeds $6,000,000; 75,000 options qualify when the annual revenue of ENS exceeds $12,000,000; and 100,000 options qualify when the annual revenue of ENS exceeds $20,000,000

o 35,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $500,000; 50,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $1,000,000; 75,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $2,000,000; and 100,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $3,000,000

BRIAN CUBLEY

In August 2004, the Company entered into an employment agreement with Brian Cubley. Pursuant to the employment agreement Brian Cubley is to receive $80,000 until October 15, 2005, and $90,000 per year thereafter. Mr. Cubley also received 31,914 shares of Series A Preferred Stock at $0.50 per share. Mr. Cubley is also eligible to receive non-qualified non-transferable stock options to purchase up to 500,000 shares of the Company's common stock based upon the attainment of certain performance based milestones at 115% of the lowest five day average closing price for the Company previous year. Lastly, Mr. Cubley is entitled to a bonus for each calendar year in which the Company's Messaging Services Division is profitable equal to 5% of the revenues of the Messaging Services Division. As of August 1st, 2006 Brian Cubley's employment contract was renewed through July 31, 2007.

As of December 31, 2006, Brian Cubley has earned 50,000 options to purchase 50,000 common shares for attainment of certain cumulative revenue milestones set forth in his employment agreement. These options are at an exercise price of $1.38 and expire on July 31, 2009. The income statement includes a compensation charge of $45,798 which charge is based on Black-Scholes option pricing model.

NOTE 13 - RELATED PARTY

In December 2005, the holders of record of the Series A Preferred Stock, including the named trusts set forth in Item 12 and Greg Smith, entered into a Series A Preferred Conversion Restriction Agreement, in which each agreed to restrict the number of shares of Series A Preferred Stock that they converted into common stock each calendar quarter to the lesser of (i) 5% all of their respective shares of the Company's Series A Preferred Stock or (ii) 1% of the common stock then outstanding of record on the first day of each calendar quarter.

In consideration for the execution of the Series A Preferred Conversion Restriction Agreement, the Company granted the holders the right of first refusal to participate in any sale of the Series A Preferred Stock between January 1, 2006 and December 31, 2006.

In March 2005, the Company entered into an annual professional services agreement with Synchton Incorporated for financial and business support services. The agreement requires Synchton to provide one or more consultants for a total of 100 hours per month. This agreement is automatically renewable on each anniversary date and can be terminated by the Company prior to the renewal date. The Company is obligated to pay Synchton $12,000 per month in cash or free trading stock. The Company at its discretion may issue up to 50% of the monthly fee in stock at the market price on the date of issuance; provided that if Synchton sells the stock within 30 days of issuance the Company is obligated to pay Synchton any shortfall between the difference in the market price on the issuance date and the market price on the sale date. Synchton's President is Scott A. Cubley. For the period ended December 31, 2006, total fees incurred by the Company under the agreement were $119,000.

Under various financing agreements, the Company received advances from related family trusts that totaled $130,000 in 2006, $1,142,000 in 2005 and $750,000 in
2004. The company repaid these advances through the issuance of 87,000 shares of convertible preferred stock in 2006, 1,761,000 shares in convertible preferred stock in 2005 and 1,500,000 in convertible preferred stock in 2004. Frances Cubley, the mother of H. Dean Cubley, holds the investment and voting power over certain of these family related trusts while Scott Cubley and Brian Cubley, the adult sons of H. Dean Cubley, have the investment and voting power over other of the remaining family trusts.

NOTE 14 - INDUSTRY SEGMENTS

This summary reflects the Company's current segments, as described below.

WIRELESS BUNDLED SERVICES DIVISION (WBS)

WBS provides wireless broadband products and services to commercial and individual customers throughout the wireless industry. The company is in the early stages of building and acquiring a seamless wireless broadband network throughout North America to serve private entities, cities, municipalities and the general public. All sales from external customers are located within the United States.

WIRELESS MESSAGING SERVICES DIVISION (WMS)

WMS principally provides wireless broadband system design and implementation, manufactures paging equipment, repair and maintain paging infrastructure equipment and supplies high-power infrastructure equipment to the wireless messaging industry and owns and operates a wide-area messaging service. All sales from external customers are located within the United States as well as certain international locations.

NETWORK OPERATING SERVICES DIVISION (NOS)

NOS provides the overall day-to-day operations, maintenance, upgrading, 24/7 monitoring and expansion of all wireless broadband networks that the Company constructs, acquires, maintains and administers. The transactions in the NOS segment for the nine months were not material.

ENTERPRISE NETWORK SERVICES (ENS)

ENS provides product and service to operate an enterprise-class encrypted wireless banking network business. ENS provides the CryptoVue System consisting of software, site-based hardware devices and servers to perform network encryption; contracts for the construction, operation, monitoring and maintenance of fixed wireless networks for banking customers; trade names, equipment and software, including the software architecture and design.

For the twelve months ended December 31, 2006 (in thousands)



                                                                WMS               WBS               ENS              Total
                                                           -------------     -------------     -------------     -------------
Revenue                                                            $570              $132            $1,014            $1,716
Segment loss                                                       (668)             (300)           (1,378)           (2,346)
Segment assets                                                      120               948               505             1,573
Capital expenditures                                                 14               416               (12)              418
Depreciation                                                         15                53                12                80


For the twelve months ended December 31, 2005 (in thousands)

                                                                WMS               WBS               ENS              Total
                                                           -------------     -------------     -------------     -------------
Revenue                                                            $416               $60              $167              $643
Segment loss                                                       (294)             (254)             (447)             (995)
Segment assets                                                       90               194               662               946
Capital expenditures                                                 --               171                66               237
Depreciation                                                         24                 8                 4                36

                  Reconciliation of Segment Loss                         December 31,             December 31,
                   from Operations to Net Loss                               2006                    2005
                                                                             ----                    ----
                                                                      -----------------        -----------------
       ---------------------------------------------------
Total segment loss from operations                                             $(2,346)                   $(995)
Total corporate overhead                                                        (2,886)                  (2,416)
                                                                             ----------               ----------
Net loss                                                                       $(5,232)                 $(3,411)
                                                                                 ======                   ======

                    Reconciliation of Segment                            December 31,             December 31,
                      Assets to Total Assets                                 2006                    2005
                      ----------------------                                 ----                    ----
                                                                      -----------------        -----------------
       ---------------------------------------------------
Total segment assets                                                            $1,573                     $946
Consolidated assets                                                                651                    1,144
                                                                            ----------               ----------
Net loss                                                                        $2,224                   $2,090
                                                                                ======                   ======

The accounting policies of the reportable segments are the same as those described in the section titled Basis of Accounting. The Company evaluates the performance of its operating segments based on income before net interest expense, income taxes, depreciation and amortization expense, accounting changes and non-recurring items.

Two customers accounts for $589,000 and $333,000 of Enterprise Network Services Division revenues. One customer accounts for $71,000 of Wireless Messaging Services Division revenues at December 31, 2006.

NOTE 15 - SUPPLEMENTAL NON-CASH DISCLOSURES:

During 2006, the Company issued stock in lieu of cash as payment for the following (in thousands):

                                                                Supplemental
                                                                  Non-Cash
                                                                 Disclosure
                                                            --------------------
Professional fees                                                         $739
Settlements                                                                192
Salary and compensation                                                    362
Other services rendered                                                    137
Interest expense                                                            84
Loss on extinguishment of debt                                              48
Acquisition                                                                300
Notes payable                                                            1,149
                                                                 -------------
Total non-cash settlements                                              $3,011
                                                                      ========

NOTE 16 - EMPLOYEE STOCK OPTIONS

In 2004, the Board of Directors adopted a Non-Qualified Stock Option Plan under which 5,000,000 shares of the Company's common stock were reserved for issuance. In March 2007 the shares reserved for issuance increased to 10,000,000 shares. There were 95,742 Series A preferred stock convertible to 1,788,111 common stock shares granted to certain Officers and employees under employment agreements. As of December 31, 2006, 658,117 common stock shares remain to be converted from Series A preferred stock. Also the Company has granted to certain officers and employees 150,000 stock options which are currently exercisable.

As of December 31, 2006, under the Non-Qualified Stock Option Plan, 5,929,022 shares were issued and exercised to certain employees and consultants for services rendered.

The Company has adopted FASB Statement 123R "Accounting for Stock-Based Compensation" effective December 2005, for the year ended December 31, 2006. SFAS 123R supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees." As permitted under SFAS 123R, the Company adopted the modified prospective method in December 2005. In accordance with the "modified prospective" method, compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123R that remain unvested on the effective date.

The weighted average fair value of the individual options granted during the twelve months ended December 31, 2006, is estimated at $1.45 on the date of grant. The fair values were determined using a Black-Scholes option-pricing model with the following assumptions:

                                             8/1/2004           8/12/2005         12/31/2005          1/23/2006          3/31/2006
                                          --------------     --------------     --------------     --------------     --------------
                Assumptions                   Options           Options            Options            Options            Options
-----------------------------------       --------------     --------------     --------------     --------------     --------------
Dividend yield                                 0.00%              0.00%              0.00%              0.00%              0.00%
Risk-free rate for term                        3.50%              4.18%              4.35%              4.45%              4.98%
Volatility                                   207.00%             31.00%             76.00%             89.00%             78.00%
Remaining life                                   5                  3                  1                2.5                3.3

Option activity was as follows for the twelve months ended December 31, 2006, and December 31, 2005:

                                                                                                    2006
                                                                            ---------------------------------------------------
                                                                                                                Weighted-Average
                                                                                 Shares                          Exercise Price
                                                                        ------------------------            ------------------------
Outstanding at beginning of year                                                     3,105,000                               $3.31
Granted                                                                                232,000                                2.27
Assumed through acquisitions                                                                --                                  --
Exercised                                                                                   --                                  --
Forfeited/cancelled                                                                   (485,000)                               2.91
                                                                                ---------------                    ---------------
Outstanding throughout the period                                                    2,852,000                               $3.21
                                                                                     =========                           =========
Exercisable at December 31, 2006                                                       150,000                               $1.38
                                                                                     =========                           =========

                                                                                                    2005
                                                                            ---------------------------------------------------
                                                                                                                Weighted-Average
                                                                                 Shares                          Exercise Price
                                                                        ------------------------            ------------------------
Outstanding at beginning of year                                                     1,500,000                               $2.88
Granted                                                                              1,605,000                                3.71
Assumed through acquisitions                                                                --                                  --
Exercised                                                                                   --                                  --
Forfeited/cancelled                                                                         --                                  --
                                                                               ---------------                     ---------------
Outstanding throughout the period                                                    3,105,000                               $3.31
                                                                                     =========                           =========
Exercisable at December 31, 2005                                                          $ --                                $ --
                                                                                     =========                           =========

Information about options outstanding was as follows at December 31, 2006:



                                                  Remaining              Average                                    Average
       Class                 Number           Average Contractual        Exercise              Number               Exercise
  Exercise Price          Outstanding            Life in Years            Price             Exercisable              Price
 -----------------     -----------------      -------------------    ----------------    -----------------      ----------------
      $1.38                 150,000                  2.58                 $1.38                  150,000             $1.38
      $2.88                 900,000                  2.58                 $2.88                       --                --
      $3.72               1,570,000                  1.58                 $3.72                       --                --
      $2.27                 232,000                  1.58                 $2.27                       --                --
                        ------------                                                      --------------
                          2,852,000                                                              150,000
                        ============                 2.58                 $3.21                 ========             $1.38


NOTE 17 - BUSINESS AND ASSET ACQUISITION

THE DOOR ACQUISITION

On December 15, 2006, ERFW completed the purchase of assets from Southwest Enhanced Network Services, LP (the "Door") to expand its wireless coverage area in the greater Lubbock, Texas and certain New Mexico cities areas. The assets purchased include all of the assets associated with the fixed wireless broadband Internet operations of The Door including the FCC licensed spectrum, inventory, equipment, contract rights, vehicles, Internet address space, a 37-mile fiber optic cable route from Lubbock to Oakley, Texas, general intangibles and wireless broadband equipment infrastructure comprising the network that covers approximately 25,000 square miles in a geographic area adjacent to the Lubbock, Texas and surrounding Texas Panhandle communities and certain New Mexico communities including Roswell, Hobbs and Lovington.

The asset purchase agreement required ERFW to pay Southwest Enhanced Network Services, LP an amount equal to $1.00 plus the assumption of certain operating lease liabilities aggregating $1,136,681. Additionally, Seller agreed to pay Buyer $825,000 ("the Assumption Cost"); with $500,000 due at Closing and the remaining $325,000, due on February 28, 2007, as consideration for the Buyer agreeing to accept the Assumed Liabilities. These seller payments have been received by the Company. The amount of the Assumption Cost is based on the intention of the parties that all of the Assumed Leases requiring consent for assignment will be properly assigned with the Buyer. The Company recorded the cash received as a deferred lease liability which will be offset against the lease payments over the respective lease terms. This transaction was accounted for as an asset purchase.

NETYETI ACQUISITION

On October 17, 2006, ERFW completed the purchase of assets from NetYeti, Inc. to expand its wireless coverage area in the greater Houston, Texas area. The assets purchased include all the current customer base and Motorola Canopy wireless broadband equipment comprising the network that covers approximately 1,500 square miles in a geographic area adjacent to the Houston metropolitan area. The requires ERFW to pay NetYeti, Inc., a payment of $300,000 in ERFW restricted common stock(750,000 shares) and incur a payment obligation to NetYeti, Inc., assume certain liabilities including leases payable to a equipment financier totaling $29,393. This transaction was determined to be a business combination according to SFAS 141. The allocation of the purchase price to the assets acquired and liabilities assumed based on the fair values estimated by management was as follows:

                           Tangible assets                            $ 294,000
                           Intangible assets, customer lists             35,000
                           Liabilities assumed                          (29,000)
                                                                      ----------
                           Total                                      $ 300,000
                                                                      ==========

SKYVUE ACQUISITION

On August 8, 2005, the Company entered into an Asset Purchase Agreement to purchase assets from Skyvue USA East Central Texas, Inc., a Texas corporation ("Skyvue USA"). The formal closing on this transaction occurred on August 12, 2005. The assets will be used to operate an enterprise-class encrypted wireless banking network business. ERFW paid Skyvue USA $600,000 in consideration, assumed $27,000 in liabilities, plus is obligated for earn-out payments based upon a multiple of Adjusted EBITDA of the assets contributed to ERFW's newly created wholly owned subsidiary, ERF Enterprise Network Services, Inc., a Texas corporation.

The Company obtained an audit related to Skyvue's operation for the prior two financial years and completed an analysis of the intangible assets and allocation of purchase price. Accordingly, the Company included a disclosure of all information required by paragraphs 51 and 52 of SFAS 141. With respect to the potential additional consideration in the form of earnout payments, such additional consideration cannot be reasonably estimated and, accordingly, the Company will apply FASB 142 rules regarding recording this consideration should the newly created subsidiary achieve its adjusted EBITDA thresholds. The following table summarizes the estimated fair value of the Skyvue USA assets as recorded in the Company's Consolidated Financial Statements:

                                                                  (in thousands)
                            Current assets                            $    32
                            Property and equipment                         89
                            Intangible assets                             506
                                                                      --------
                            Total assets acquired                         627

                            Current liabilities                            18
                            Non-current liabilities                         9
                                                                      --------
                            Total liabilities assumed                      27
                                                                      --------
                            Net assets acquired                       $   600
                                                                      ========

Additionally, the Company has determined the allocated value of the various elements of intangible assets acquired from the acquisition of SkyvueUSA. The following table summarizes the allocated value of the intangibles acquired:

                                                                 (in thousands)
    Customer relationships                3.0                          $261
    Workforce in place                    3.0                           125
    Non-compete agreement                 3.0                           100
    Developed technology                  3.0                            20
                                                                   --------
                                                                       $506
                                                                   ========

The amortization period for the intangible assets is three years or $169,000 per year. The results of operations from date of acquisition are included in December 31, 2005, financial statements.

INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements are based on the historical financial statements of ERF Wireless, Inc. and Skyvue USA East Central Texas, Inc. (Skyvue) after giving effect to our acquisition of Skyvue and the borrowings under the amended credit facility to finance the acquisition as described in the accompanying notes to the unaudited pro forma combined financial statements.

The accompanying unaudited pro forma combined statements of operations for the year ended December 31, 2005 and 2004, are presented as if the acquisition of Skyvue had occurred on January 1, 2004. All material adjustments to reflect the acquisition and the repayment of the borrowings under the amended credit facility are set forth in the column "Pro Forma Adjustments."

The pro forma data is for informational purposes only and may not necessarily reflect future results of operations or financial position or what the results of operations or financial position would have been had ERF Wireless, Inc. and Skyvue been operating as combined entities for the periods presented.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                               ERF WIRELESS, INC.
                      FOR THE YEAR ENDED DECEMBER 31, 2005
                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                   (UNAUDITED)


                                            ERF WIRELESS       SKYVUE USA       PRO FORMA                 ADJUSTED PRO
                                             (REGISTRANT)       (TARGET)        ADJUSTMENTS     NOTES     FORMA BALANCE
                                           ----------------  ---------------  ---------------  --------  ---------------
Revenues                                    $          643    $         136    $          --              $         779
Cost of goods sold                                     382               89               (2)     G                 469
                                           ----------------  ---------------  ---------------            ---------------
Gross profit                                           261               47                2                        310
                                           ----------------  ---------------  ---------------            ---------------
Operating expenses:
 Selling, general and administrative                 3,254              131               --                      3,385
 Depreciation and amortization                         110               --               85      H                 195
                                           ----------------  ---------------  ---------------            ---------------
Total operating expenses                             3,364              131               85                      3,580
                                           ----------------  ---------------  ---------------            ---------------
Loss from operations                                (3,103)             (84)             (83)                    (3,270)
Other income/(expense)                                (308)             (13)               9      I                (312)
                                           ----------------  ---------------  ---------------            ---------------
Net loss                                    $       (3,411)   $         (97)   $         (74)             $      (3,582)
                                           ----------------  ---------------  ---------------            ---------------
Deemed dividend related to beneficial
 conversion feature of preferred stock              (1,342)              --               --                     (1,342)
                                           ----------------  ---------------  ---------------            ---------------
Net loss applicable to common shareholders  $       (4,753)   $         (97)   $         (74)             $      (4,924)
                                           ================  ===============  ===============            ===============
Net loss per common share:
 Basic                                      $        (0.61)                               --              $       (0.64)
                                           ----------------  ---------------  ---------------            ---------------
 Diluted                                    $        (0.61)                               --              $       (0.64)
                                           ================  ===============  ===============            ===============

SEE NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2005

G. Cost of goods sold - Reduced by adjusting related Skyvue depreciation expenses to reflect the fair market value of the acquired assets.

H. Selling, general and administrative - Increased by 85K related to the amortization of intangible assets from the current acquisition.

I. Interest expense - eliminate interest for debt not acquired by ERF Wireless.

                               ERF WIRELESS, INC.
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2004
                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                   (UNAUDITED)

                                                                                                    ADJUSTED PRO
                                             ERF WIRELESS    SKYVUE USA    PRO FORMA                     FORMA
                                              (REGISTRANT)    (TARGET)     ADJUSTMENTS     NOTES        BALANCE
                                             -------------  ------------  ------------  -----------  -------------
Revenues                                      $       325    $      510    $       --                 $       835
Cost of goods sold                                     84           333            --                         417
                                               -----------  ------------  ------------  -----------  -------------
Gross profit                                          241           177            --                         418
                                               -----------  ------------  ------------  -----------  -------------
Operating expenses:
 Selling, general and administrative                  948           289                                     1,237
 Depreciation and amortization                         12            --           169                         181
                                               -----------  ------------  ------------  -----------  -------------
Total operating expenses                              960           289           169                       1,418
                                               -----------  ------------  ------------  -----------  -------------
Loss from operations                                 (719)         (112)         (169)                     (1,000)
Interest and other expense                                          (31)           27        J                 (4)
                                               -----------  ------------  ------------  -----------  -------------
Net loss                                      $      (719)   $     (143)   $     (142)                $    (1,004)
                                               -----------  ------------  ------------  -----------  -------------
Other comprehensive income:
 Unrealized holding gain                                2            --            --        K                  2
                                               -----------  ------------  ------------  -----------  -------------
Total other comprehensive loss                $      (717)   $     (143)   $     (142)                $    (1,002)
                                               ===========  ============  ============  ===========  =============
Deemed dividend related to beneficial
 conversion feature of preferred stock               (750)           --            --                        (750)
                                               -----------  ------------  ------------  -----------  -------------
Net loss applicable to common shareholders    $    (1,467)   $     (143)   $     (142)                $    (1,752)
                                               ===========  ============  ============  ===========  =============
Net loss per common share:
 Basic                                        $     (0.78)   $       --    $       --                 $     (0.93)
                                               -----------  ------------  ------------  -----------  -------------
 Diluted                                      $     (0.78)   $       --    $       --                 $     (0.93)
                                               ===========  ============  ============  ===========  =============

SEE NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2005

J. Selling, general and administrative - increased by 169K related to the amortization of intangible assets from the Skyvue acquisition.

K. Interest expense - eliminate interest for debt and not acquired by ERF Wireless Inc.

 PART I - FINANCIAL INFORMATION

 ITEM 1.  CONSOLIDATED FINANCIAL STATEMENTS

                               ERF WIRELESS, INC.
                           CONSOLIDATED BALANCE SHEETS
                      MARCH 31, 2007, AND DECEMBER 31, 2006
                       ($ in thousands except share data)

                                                                                           MARCH 31,               DECEMBER 31,
                                                                                             2007                      2006
                                                                                          (UNAUDITED)
                                                                                       ----------------          ----------------
                                                           ASSETS

 CURRENT ASSETS:
   Cash and cash equivalents                                                                  $56                      $393
   Accounts receivable, net                                                                   167                       387
   Inventories                                                                                136                       132
   Cost and profit in excess of billings                                                       14                        69
   Prepaid expenses                                                                           373                       137
                                                                                      -----------               -----------
         TOTAL CURRENT ASSETS                                                                 746                     1,118
                                                                                      -----------               -----------

 PROPERTY AND EQUIPMENT
   Property and equipment                                                                   1,044                     1,001
   Less accumulated depreciation                                                             (252)                     (199)
                                                                                      -----------               -----------
         TOTAL PROPERTY AND EQUIPMENT                                                         792                       802
                                                                                      -----------               -----------

 INTANGIBLE ASSETS, NET                                                                       254                       299
 OTHER ASSETS                                                                                   5                         5
                                                                                      -----------               -----------
 TOTAL ASSETS                                                                              $1,797                    $2,224
                                                                                          =======                   =======

                                        LIABILITIES AND SHAREHOLDERS' DEFICIT

 CURRENT LIABILITIES:
   Accounts payable                                                                          $486                      $506
   Accrued expenses                                                                           420                       281
   Derivative liabilities                                                                     309                       313
   Notes payable and current portion of long-term debt                                        562                       519
   Deferred liability leases                                                                  180                       186
   Deferred revenue                                                                             9                         9
                                                                                      -----------               -----------
         TOTAL CURRENT LIABILITIES                                                          1,966                     1,814
                                                                                      -----------               -----------

   Notes payable long-term debt                                                             2,557                     2,280
   Deferred liability leases                                                                  598                       639
   Deferred revenue                                                                            24                        25
                                                                                      -----------               -----------
         TOTAL LONG-TERM LIABILITIES                                                        3,179                     2,944
                                                                                      -----------               -----------


 COMMITMENTS AND CONTINGENCIES

 SHAREHOLDERS' DEFICIT:
   Preferred stock - $.001 par value
     Authorized 25,000,000 shares
     Issued and outstanding at March 31, 2007, and
     December 31, 2006, 3,615,928 and 3,800,649, respectively                                   4                         4
   Common stock - $.001 par value
     Authorized 475,000,000 shares
     Issued and outstanding at March 31, 2007, and
     December 31, 2006, 31,284,245 and 24,039,733, respectively                                31                        24
   Additional paid in capital                                                               9,613                     9,065
   Accumulated deficit                                                                    (12,996)                  (11,627)
                                                                                      -----------               -----------
         TOTAL SHAREHOLDERS' DEFICIT                                                       (3,348)                   (2,534)
                                                                                      -----------               -----------

 TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT                                               $1,797                    $2,224
                                                                                          =======                   =======

 SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                               ERF WIRELESS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006
                                   (Unaudited)
              ($ in thousands except share data and loss per share)

                                                                                   2007                       2006
                                                                               -------------              -------------
 SALES:
   Products                                                                          $63                       $662
   Services                                                                          434                        187
   Other                                                                               8                         13

                                                                             -----------                -----------
 TOTAL SALES                                                                         505                        862
                                                                             -----------                -----------

 COSTS OF GOODS SOLD:
   Products and integration services                                                 166                        542
   Rent, repairs and maintenance                                                      42                         15
   Salary and related cost                                                            19                          5
   Depreciation                                                                       41                         --
   Other cost                                                                         15                         12
                                                                             -----------                -----------
 TOTAL COSTS OF GOODS SOLD                                                           283                        574
                                                                             -----------                -----------
 GROSS PROFIT                                                                        222                        288
                                                                             -----------                -----------

 OPERATING EXPENSES:
   Selling, general and administrative                                             1,283                      1,548
   Depreciation and amortization                                                      67                         61
                                                                             -----------                -----------
 TOTAL OPERATING EXPENSES                                                          1,350                      1,609
                                                                             -----------                -----------

 LOSS FROM OPERATIONS                                                            (1,128)                    (1,321)
                                                                             -----------                -----------

 OTHER INCOME/(EXPENSES):
   Interest income                                                                     1                          1
   Interest expense                                                                (246)                      (138)
   Loss on sale of assets                                                           (10)                         --
   Warrant expense                                                                   (3)                         --
   Derivative income                                                                  17                        743
                                                                             -----------                -----------
 TOTAL OTHER INCOME (EXPENSE)                                                      (241)                        606
                                                                             -----------                -----------

 NET LOSS$(1,369)                                                                 $(715)
                                                                                 =======                    =======

 Deemed dividend related to beneficial
     conversion feature of preferred stock                                            --                      (130)

                                                                             -----------                -----------
 NET LOSS APPLICABLE TO COMMON SHAREHOLDERS                                     $(1,369)                     $(845)
                                                                                 =======                    =======

 NET LOSS PER COMMON SHARE:
   Basic                                                                         $(0.05)                    $(0.08)
   Diluted                                                                       $(0.05)                    $(0.08)

 SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                               ERF WIRELESS, INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
     FOR THE PERIODS ENDED MARCH 31, 2007 (UNAUDITED), AND DECEMBER 31, 2006
                                ($ in thousands)

                                      COMMON STOCK            PREFERRED STOCK                                          TOTAL
                                 -----------------------   -----------------------  ADDITIONAL PAID    RETAINED      SHAREHOLDERS'
                                    SHARES       VALUE       SHARES       VALUE        IN CAPITAL       EARNINGS        DEFICIT
                                 -----------  -----------  ----------- -----------  --------------   -------------- --------------
TOTAL SHAREHOLDERS' DEFICIT AS OF
 DECEMBER 31, 2005                     7,645   $       8        4,174   $        4    $      5,491    $     (6,265)  $       (762)

Net loss                                  --          --           --           --              --          (5,232)        (5,232)

New stock issued to shareholders:
 Conversion of preferred stock to
  common stock                         8,583           8         (460)          --              (8)             --             --
 For services, compensation and
  liabilities                          2,743           2           --           --           1,512              --          1,514
 For retirement of debt                4,152           5           --           --           1,144              --          1,149
 Asset acquisition                       750           1           --           --             299              --            300
 For retirement of debt and
  conversion of
  convertible preferred stock of
   employment
  contract                                --          --           87           --             130              --            130
 Beneficial conversion value -
  deemed dividend
  on preferred stock                      --          --           --           --             130            (130)            --
 Stock based compensation and
  stock option
  expense                                 --          --           --           --             173              --            173
 Warrant options expense                  --          --           --           --              76              --             76
 Proceeds from sale of common            167                                                   118                            118
  stock, net                       ---------    ---------  -----------   ----------      ---------     ------------     ---------
TOTAL SHAREHOLDERS' DEFICIT AS OF
 DECEMBER 31, 2006                    24,040          24        3,801            4           9,065         (11,627)        (2,534)

Net loss                                  --          --           --           --              --          (1,369)        (1,369)

New stock issued to shareholders:
 Conversion of preferred stock to
  common stock                         3,450           3         (185)          --              (3)             --             --
 For services and compensation         2,738           3           --           --             401              --            404
 For settlement of liabilities           242          --           --           --              51              --             51
 For retirement of debt                  814           1           --           --              96              --             97
 Warrant options expense                                                                         3                              3
                                 ------------   ---------  -----------   ----------      ---------     ------------     ---------
TOTAL SHAREHOLDERS' DEFICIT AS OF
 MARCH 31, 2007                       31,284          31        3,616            4           9,613         (12,996)        (3,348)
                                       =====   $   =====       ======   $    =====    $     ======    $     ======   $     ======

 SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                               ERF WIRELESS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006,
                                   (Unaudited)
                                ($ in thousands)

                                                                                 MARCH 31,                  MARCH 31,
                                                                                   2007                       2006
                                                                               -------------              -------------
 CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss                                                                       $(1,369)                     $(715)
                                                                               -------------              -------------

 Adjustments to reconcile net loss to net cash used by operating activities:
   Loss on sale of assets                                                             10                         --
   Amortization of debt discount                                                     190                        108
   Depreciation and amortization                                                     108                         66
   Stock issued for interest expense                                                   1                         36
   Stock issued for services rendered                                                456                        277
   Stock based compensation and stock option expense                                  --                        173
   Warrant expense                                                                     3                         --
   Derivative income                                                                (17)                      (743)
   Allowance for doubtful accounts                                                    --                         --
   Decrease (increase) in accounts receivable, net                                   220                      (167)
   (Increase) decrease in inventories                                                (4)                         54
   (Increase) decrease in prepaid expenses                                         (258)                         90
   Decrease (increase) in cost and profit in excess of billings                       55                      (173)
   (Decrease) increase in accounts payable                                          (20)                        452
   Increase in accrued expenses                                                      139                         43
   (Decrease) in deferred liability lease                                           (47)                         --
   (Decrease) in deferred revenue                                                    (1)                      (300)
                                                                             -----------                -----------
     Total Adjustment                                                                835                       (84)
                                                                             -----------                -----------
 NET CASH USED BY OPERATING ACTIVITIES                                             (534)                      (799)
                                                                             -----------                -----------

 CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sale of assets                                                        6                         --
   Purchase of property and equipment                                               (71)                       (78)
                                                                             -----------                -----------
 NET CASH USED BY INVESTING ACTIVITIES                                              (65)                       (78)
                                                                             -----------                -----------

 CASH FLOWS FROM FINANCING ACTIVITIES
   Net proceeds from line of credit                                                  207                         --
   Proceeds from financing agreements                                                 75                      1,239
   Payment of debt obligations                                                      (20)                       (11)
   Proceeds from investor loans                                                       --                        130
   Proceeds from sale of common stock, net                                            --                         70
                                                                             -----------                -----------
 NET CASH PROVIDED BY FINANCING ACTIVITIES                                           262                      1,428
                                                                             -----------                -----------

 NET (DECREASE) INCREASE IN CASH                                                   (337)                        551
 CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD                            393                        602
                                                                             -----------                -----------
 CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD                                  $56                     $1,153
                                                                             ===========                ===========

 Supplemental disclosure of cash flow information Net cash paid during the year for:
   Interest                                                                         $ 1                        $ 2
   Income taxes                                                                     $ --                       $ --

 Supplemental non-cash investing and financing activities:
   Conversion of debt through issuance of common stock                              $ 97                       $ --

                               ERF WIRELESS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

NOTE 1 - BASIS OF PRESENTATION
NATURE OF THE COMPANY

ERF Wireless, Inc. (the Company), provides wireless communications products and services including the Company's core focus of providing enterprise-class wireless broadband services. The Company has formed four operating divisions to provide solutions and services to different segments of the wireless industry. The Company's Enterprise Network Services Division was formed to serve enterprise customers, private entities, cities, unincorporated municipalities and the general public. The Company's Wireless Bundled Services Division was formed to provide wireless broadband products and services, including Internet, voice, data, security and video services, and is in the early stages of building or acquiring a seamless wireless broadband network throughout North America to serve private entities, cities, municipalities and the general public. The Company's Wireless Messaging Services Division provides wireless broadband system design and implementation, manufactures and supplies high-power infrastructure equipment for the wireless messaging industry and owns and operates a wide-area wireless messaging service (one- and two-way cellular and paging retail). The Company's Network Operations Services Division provides the overall day-to-day operations, maintenance, upgrading, 24/7 monitoring and expansion of all wireless broadband networks that the Company constructs, acquires, maintains and administers. Please refer to segment footnote 13 for additional information regarding Company operating divisions.

BASIS OF ACCOUNTING

The accompanying unaudited interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's annual filing dated December 31, 2006, filed with the SEC on Form 10-KSB. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the company and its subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and all highly liquid financial instruments with original purchased maturities of three months or less. At various times during the year, the Company maintained cash balances in excess of FDIC insurable limits. Management feels this risk is mitigated due to the longstanding reputation of these banks.

CREDIT RISK

In the normal course of business, the Company extends unsecured credit to the majority of its customers. The company controls credit risk associated with its receivables through credit checks, approvals, and monitoring procedures. Generally, the company requires no collateral from its customers.

LEASES

We recognize lease expense on a straight-line basis over the minimum lease terms which expire at various dates through 2012. These leases are for office and radio tower facilities and are classified as operating leases. For leases that contain predetermined, fixed escalations of the minimum rentals, we recognize the rent expense on a straight-line basis and record the difference between the rent expense and the rental amount payable in liabilities.

Leasehold improvements made at the inception of the lease are amortized over the shorter of the asset life or the initial lease term as described above. Leasehold improvements made during the lease term are also amortized over the shorter of the asset life or the remaining lease term.

On December 15, 2006 the Company entered into an agreement with Southwest Enhanced Network Services, LP, a wireless broadband Company, to assume multiple tower and office leases in the greater Lubbock, Texas area. As part of the agreement ERF Wireless received $825,000 in cash to offset certain of the future operating lease costs. The $825,000 is recorded as a deferred lease liability and recognized as a reduction to rent expense on a straight-line basis over the lease term as described above. The Company had deferred lease liability in current and long-term liabilities of approximately $778,000 and $825,000 as of March 31, 2007, and December 31, 2006, respectively.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company uses the allowance method to account for uncollectible accounts receivable. The Company's estimate is based on historical collection experience and a review of the current status of accounts receivable. The company reviews its accounts receivable balances by customer for accounts greater than 90 days old and makes a determination regarding the collectibility of the accounts based on specific circumstances and the payment history that exists with such customers. The company also takes into account its prior experience, the customer's ability to pay and an assessment of the current economic conditions in determining the net realizable value of its receivables. The company also reviews its allowances for doubtful accounts in aggregate for adequacy following this assessment. Accordingly, the company believes that its allowances for doubtful accounts fairly represent the underlying collectibility risks associated with its accounts receivable.

DEFERRED REVENUES

Revenues that are billed in advance of services being completed are deferred until the conclusion of the period of the service for which the advance billing relates. Deferred revenues are included on the balance sheet in current and long-term liabilities until the service is performed and then recognized in the period in which the service is completed. The Company's deferred revenues consist of billings in advance of services being rendered for its wireless broadband, banking network monitoring and maintenance and wireless messaging customers and, accordingly, are deferred and recognized monthly as earned. The Company had deferred revenues in current and long-term liabilities of approximately $33,000 and $34,000 as of March 31, 2007, and December 31, 2006, respectively.

ADVERTISING COSTS

Advertising costs are expensed when incurred. For the periods ended March 31, 2007 and 2006, the Company expensed $12,000 and $19,000, respectively.

STOCK-BASED COMPENSATION

In December 2004, FASB issued a revision to SFAS 123 (also known as SFAS 123R) that amends existing accounting pronouncements for share-based payment transactions in which an enterprise receives employee and certain non-employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. SFAS 123R eliminates the ability to account for share-based compensation transactions using APB 25 and generally requires such transactions be accounted for using a fair-value-based method. SFAS 123R's effective date would be applicable for awards that are granted, modified, become vested, or settled in cash in interim or annual periods beginning after December 15, 2005. SFAS 123R includes three transition methods: a prospective method, a modified prospective method and a retroactive method. The Company adopted SFAS 123R in the fourth quarter of the fiscal year ending December 31, 2005.

DERIVATIVE INSTRUMENTS

In connection with the sale of debt or equity instruments, the Company may sell options or warrants to purchase our common stock. In certain circumstances, these options or warrants may be classified as derivative liabilities, rather than as equity. Additionally, the debt or equity instruments may contain embedded derivative instruments, such as embedded derivative features which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative instrument liability.

The Company's derivative instrument liabilities are re-valued at the end of each reporting period, with changes in the fair value of the derivative liability recorded as charges or credits to income in the period in which the changes occur. For options, warrants and bifurcated embedded derivative features that are accounted for as derivative instrument liabilities, the Company estimates fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. The valuation techniques require assumptions related to the remaining term of the instruments and risk-free rates of return, our current common stock price and expected dividend yield and the expected volatility of our common stock price over the life of the option. Because of the limited trading history for our common stock, the Company estimates the future volatility of its common stock price based on not only the history of its stock price but also the experience of other entities considered comparable to the Company.

INVENTORIES

Inventories are valued at the lower of cost or market. The cost is determined by using the average cost method. Inventories consist of the following items, in thousands:

                                   March 31,             December 31,
                                     2007                    2006
                               -----------------      -----------------
Raw material                              $42                     $41
Finished goods                             94                      91
                                   ----------              ----------
                                         $136                    $132
                                       ======                  ======

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation. Major renewals and improvements are capitalized; minor replacements, maintenance and repairs are charged to current operations. Depreciation is computed by applying the straight-line method over the estimated useful lives which are generally three to seven years.

Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. No impairment losses have been recorded since inception.

INTANGIBLE ASSETS

Intangible assets are amortized using methods that approximate the benefit provided by the utilization of the assets. The Company continually evaluates the amortization period and carrying basis of intangible assets to determine whether subsequent events and circumstances warrant a revised estimated useful life or impairment in value. To date, no such impairment has occurred. To the extent such events or circumstances occur that could affect the recoverability of our Intangibles assets, we may incur charges for impairment in the future.

LONG-LIVED ASSETS

We review our long-lived assets, which include intangible assets subject to amortization, for recoverability whenever events or changes in circumstances indicate that the carrying amount of such long-lived asset or group of long-lived assets (collectively referred to as "the asset") may not be recoverable. Such circumstances include, but are not limited to:

o a significant decrease in the market price of the asset;

o a significant change in the extent or manner in which the asset is being used;

o a significant change in the business climate that could affect the value of the asset;

o a current period loss combined with projection of continuing loss associated with use of the asset;

o a current expectation that, more likely than not, the asset will be sold or otherwise disposed of before the end of its previously estimated useful life.

We continually evaluate whether such events and circumstances have occurred. When such events or circumstances exist, the recoverability of the asset's carrying value shall be determined by estimating the undiscounted future cash flows (cash inflows less associated cash outflows) that are directly associated with and that are expected to arise as a direct result of the use and eventual disposition of the asset. To date, no such impairment has occurred. To the extent such events or circumstances occur that could affect the recoverability of our long-lived assets, we may incur charges for impairment in the future.

REVENUE RECOGNITION

The Company's revenue is generated primarily from the sale of wireless communications products and services on a nationwide basis, including providing enterprise-class wireless broadband services. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is probable.

The Company records revenues from its fixed-price, long-term contracts using the percentage-of-completion method. Revenues are recorded based on construction costs incurred to date as a percentage of estimated total cost at completion. The percentage-of-completion, determined by using total costs incurred to date as a percentage of estimated total costs at completion, reflects the actual physical completion of the project. If the current projected costs on a fixed fee contract exceed projected revenue, the entire amount of the loss is recognized in the period such loss is identified. This method of revenue recognition is used because management considers total cost to be the best available measure of progress on the contracts.

The Company recognizes product sales generally at the time the product is shipped. Concurrent with the recognition of revenue, the Company provides for the estimated cost of product warranties and reduces revenue for estimated product returns. Sales incentives are generally classified as a reduction of revenue and are recognized at the later of when revenue is recognized or when the incentive is offered. Shipping and handling costs are included in cost of goods sold.

The Company's suppliers generally warrant the products distributed by the Company and allow returns of defective products, including those that have been returned to the Company by its customers. The Company does not independently warrant the products that it distributes, but it does provide warranty services on behalf of the supplier.

INCOME TAXES

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash and cash equivalents, inventory, accounts receivable and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these consolidated financial statements.

BENEFICIAL CONVERSION

Equity instruments that contain a beneficial conversion feature are recorded as a deemed dividend to the holders of the convertible equity instruments. The deemed dividend associated with the beneficial conversion is calculated as the difference between the fair value of the underlying common stock less the proceeds that have been received for the equity instrument limited to the value received. The beneficial conversion amount is recorded as a reduction on the carrying value of the equity instrument and an increase to additional paid-in-capital.

BASIC LOSS PER SHARE

The Company is required to provide basic and dilutive earnings (loss) per common share information.

The basic net loss per common share is computed by dividing the net loss applicable to common stockholders by the weighted average number of common shares outstanding.

Diluted net loss per common share is computed by dividing the net loss applicable to common stockholders, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the periods ended March 31, 2007, and March 31, 2006, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

RECENT ACCOUNTING PRONOUNCEMENTS

In November 2004, the FASB ratified the consensus reached by the Emerging Issues Task Force ("EITF"), on Issue NO. 03-13. "Applying the Conditions in Paragraph 42 of FASB Statement No. 144 on Determining Whether to Report Discontinued Operations". The Issue provides a model to assist in evaluating (a) which cash flows should be considered in the determination of whether cash flows of the disposal component have been or will be eliminated from the ongoing operations of the entity and (b) the types of continuing involvement that constitute significant continuing involvement in the operations of the disposal component. Should significant continuing ongoing involvement exist, then the disposal component shall be reported in the results of continuing operations or the consolidated statements of operations and cash flows. We are currently evaluating the premises of EITF No. 03-13 and will adopt it as required.

In September 2006, the Financial Accounting Standards Board ("FASB") issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. Management is currently evaluating the impact SFAS No. 157 will have on the Company's financial position, results of operations, and cash flows.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - including an amendment of FASB statement No. 115." This Statement permits all entities to choose, at specified election dates, to measure eligible items at fair value (the "fair value option"). A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. Upfront costs and fees related to items for which the fair value option is elected shall be recognized in earnings as incurred and not deferred. If an entity elects the fair value option for a held-to-maturity or available-for-sale security in conjunction with the adoption of this Statement, that security shall be reported as a trading security under Statement 115, but the accounting for a transfer to the trading category under paragraph 15(b) of Statement 115 does not apply. Electing the fair value option for an existing held-to-maturity security will not call into question the intent of an entity to hold other debt securities to maturity in the future. This statement is effective as of the first fiscal year that begins after November 15, 2007. The Company is currently analyzing the effects SFAS 159 will have on the Company's financial condition and results of operations.

NOTE 2 - ACCOUNTS RECEIVABLE

Accounts receivable consists of the following (in thousands):

                                                               March 31,             December 31,
                                                                  2007                   2006
                                                           -----------------       -----------------
Accounts receivable                                                   $185                   $405
Allowance for doubtful accounts                                       (18)                   (18)
                                                                ----------             ----------
Accounts receivable, net                                              $167                   $387
                                                                    ======                 ======

NOTE 3 - PROPERTY AND EQUIPMENT

Components of property and equipment consist of the following items (in thousands):

                                                               March 31,             December 31,
                                                                  2007                   2006
                                                           -----------------       -----------------
Automobile                                                             $66                    $66
Operating equipment                                                    689                    627
Office furniture and equipment                                          89                     89
Leasehold improvements                                                  46                     60
Computer equipment                                                     108                    106
Building                                                                 8                      8
Land                                                                    28                     38
Other                                                                   10                      7
                                                                ----------             ----------
    Total property and equipment                                     1,044                  1,001
        Less accumulated depreciation                                (252)                  (199)
                                                                ----------             ----------
    Net property and equipment                                        $792                   $802
                                                                    ======                 ======

Depreciation expense was approximately $64,000 and $24,000 for the periods ended March 31, 2007 and March 31, 2006, respectively.

NOTE 4 - INTANGIBLE ASSETS

Intangible assets consist of the following (in thousands):

                                                                              March 31, 2007
                                                       ------------------------------------------------------------
                             Weighted Average          Gross Carrying                                       Net
                               Useful Life                Carrying               Accumulated              Carrying
                                (in years)                 Amount               Amortization               Amount
                         ------------------------    ------------------      ------------------      ------------------
Customer relationships                       3.0            $        296            $        151          $         145
Workforce in place                           3.0                     125                      69                     56
Non-compete agreement                        3.0                     100                      56                     44
Developed technology                         3.0                      20                      11                      9
                                                             -----------             -----------            -----------
                                                            $        541            $        287                    254
                                                             ===========             ===========          $ ===========


                                                                             December 31, 2006
                                                       ------------------------------------------------------------
                             Weighted Average          Gross Carrying                                       Net
                               Useful Life                Carrying               Accumulated              Carrying
                                (in years)                 Amount               Amortization               Amount
                         ------------------------    ------------------      ------------------      ------------------
Customer relationships                       3.0            $        296           $         126          $         170
Workforce in place                           3.0                     125                      59                     66
Non-compete agreement                        3.0                     100                      47                     53
Developed technology                         3.0                      20                      10                     10
                                                             -----------             -----------            -----------
                                                                     541                     242                    299
                                                             ===========           $ ===========          $ ===========

Intangible assets are amortized using methods that approximate the benefit provided by the utilization of the assets. Customer relationships, workforce in place, non-compete agreements and developed technology is amortized on a straight-line basis. We continually evaluate the amortization period and carrying basis of intangible assets to determine whether subsequent events and circumstances warrant a revised estimated useful life or reduction in value.

Total amortization of intangibles was $45,000 and $42,000 for the three months ended March 31, 2007 and 2006, respectively. The estimated amortization expense for the three years will be $180,000 for 2007, $110,000 for 2008 and $9,000 in 2009.

NOTE 5 - COMMON STOCK, PREFERRED STOCK AND WARRANTS

The total number of shares of stock of all classes which the Company shall have the authority to issue is five hundred million (500,000,000), of which twenty five million (25,000,000) shall be shares of Preferred Stock with a par value of $.001 per share ("Preferred Stock"), and four hundred seventy five million (475,000,000) shall be shares of Common Stock with a par value of $.001 per share ("Common Stock").

COMMON STOCK

As of March 31, 2007, the Company had 31,284,245 shares of its $.001 par value common stock issued and outstanding.

During the three months ended March 31, 2007, the Company issued a total of 3,845,000 shares of common stock in lieu of cash for professional services of $146,000, interest expense of $1,000, settlement expense of $80,000, other services of $21,000, conversion of notes payable of $97,000, salary and compensation of $156,000 and settlement of liabilities of $51,000. The Company valued the 3,845,000 shares at the closing market price on the date of issuance of such shares.

PREFERRED STOCK

The Company has 25,000,000 shares of Series A Preferred Stock authorized of which 3,615,928 shares were issued and outstanding as of March 31, 2007. The Series A Preferred Stock is convertible at holder's option at one preferred share for 18.676347 shares Common Stock and has a 2:1 liquidation preference. The holder of Series A Preferred Stock is required to give a 65-day notice of conversion to the company. With respect to the Series A Preferred Stock outstanding at March 31, 2007, , the maximum common shares converted from Series A Preferred shares are contractually restricted to five percent a quarter or twenty percent a year of the authorized and issued common shares outstanding at December 31, 2006; resulting in a maximum 14,196,448 shares of common stock issuable upon conversion of Series A Preferred Stock during calendar 2007.

WARRANTS

The Company had warrants outstanding to third parties to purchase 2,067,257 common shares as of March 31, 2007.

Warrants for 880,000 shares were issued by the Company in June 2003. Specifically, the Company sold 120,000 shares of Common Stock for $25,000 to an accredited investor of the Securities Act and issued such a warrant to purchase 880,000 shares of Common Stock at an exercise price of $0.20 per share expiring December 31, 2007. The Company attributed no value to these warrants in the June 2003 period in which they were issued, given that the warrants had an exercise price of $0.20 per share as compared to the market value of $0.01 per share in June 2003 on a total volume of 300 shares traded in the open market in June 2003. In January 2006, the Company and the holders of the warrants agreed to (i) limit the amount of shares that can be sold upon exercise and (ii) purchase a certain amount of shares of originally issued common stock within 60 days (subject to extension) of the effective date of the February 2006 resale registration statement. The Investor exercised 100,000 warrants leaving a remaining balance of 780,000 warrants to be exercised.

Warrants for 208,339 shares of common stock at $5.00 per share and warrants for 208,339 shares at $7.50 per share were issued by the Company during 2005 and 2006. Specifically, the Company sold 208,312 shares of Common Stock for $312,500 to accredited investors of the Securities Act and issued such warrants to purchase 208,339 shares of Common Stock at $5.00 per share and 208,339 shares of common stock at $7.50 per share expiring August 2007. The Company attributed no value to these warrants in the quarters in which they were issued. During the 4th quarter of 2006, management offered the Private Placement Memorandum Holders an opportunity to exchange their stock for E-Series Bonds of which several investors agreed to in aggregate in the amount of $100,000 resulting in canceling 66,667 of the $7.50 warrants and $5.00 warrants reducing the outstanding class warrants from 208,339 to 141,670.

Warrants for 389,999 at $3.57 per share were issued by the Company in September 2005 and November 2005. Specifically, the Company issued convertible notes for $1,500,000 to accredited investors of the Securities Act and issued such warrants to purchase 389,999 shares of Common Stock at $3.57 per share, subject to adjustment upon issuance of shares or warrants below market, expiring September 2010. See Note 9 for valuation and marked-to-market activity.

Warrants for 613,918 shares of common stock at $5.00 per share were issued by the Company during the year end 2006 and 1st quarter 2007. Specifically, the Company sold $587,500 of E-series bonds to accredited investors of the Securities Act. According to the agreement if the Bondholder converts within one year from investment; the conversion includes a warrant to purchase one additional share of common stock at a price of $5.00 for every share of common stock that has been received from the conversion of the Bond principal. The Company has had twenty-five units converted and has attributed $3,000 in 2007 and $76,000 in 2006 to warrant expense using the Black Scholes option price model in the quarter in which the unit was converted.

The following table summarizes warrants that are issued, outstanding and exercisable.

                                                                             Options/Warrants
                                                                           Issued & Outstanding
                                                                ------------------------------------------
          Exercise                    Expiration                  March 31,                   March 31,
           Price                         Date                        2007                        2006
     ------------------           ------------------          ------------------          ------------------
            0.20                        Dec-07                          780,000                     780,000
            5.00                        Aug-07                          141,670                     191,672
            7.50                        Aug-07                          141,670                     191,672
            3.57                        Sep-10                          389,999                     389,999
            5.00                        Aug-09                          613,918                          --
                                                                 --------------              --------------
                                                                      2,067,257                   1,553,343
                                                                      =========                   =========

NOTE 6 - INCOME TAXES

The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Implementation of SFAS 109 did not have a material cumulative effect on prior periods nor did it result in a change to the current year's provision.

The effective tax rate for the Company is reconcilable to statutory tax rates as follows:


                                                                          March 31, 2007              December 31, 2006
                                                                      ----------------------       ----------------------
U.S. Federal statutory tax rate                                                     34%                          34%
U.S. valuation difference                                                          (34%)                        (34%)
Effective U.S. tax rate                                                              --                           --
Foreign tax valuation                                                                --                           --
Effective tax rate                                                                   --                           --

Income tax expense (benefit) attributable to income from continuing operations differed from the amounts computed by applying the U.S. Federal income tax of 34% to pretax income from continuing operations as a result of the following (in thousands):

                                                                          March 31, 2007              December 31, 2006
                                                                      ----------------------       ----------------------
Computer expected tax benefit                                                       $(466)                     $(1,779)
Increase in valuation allowance                                                       466                        1,779
                                                                             ------------                 ------------
Income tax expense                                                                    $--                          $--
                                                                                  =======                      =======

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 2007, and December 31, 2006, are presented below (in thousands):

                                                                          March 31, 2007              December 31, 2006
                                                                      ----------------------       ----------------------
Deferred tax assets:
  Net operating loss carry forwards                                               $(3,665)                     $(3,199)
  Less valuation allowance                                                          3,665                        3,199
                                                                             ------------                 ------------
Net deferred tax assets                                                               $--                          $--
                                                                                  =======                      =======

Management has determined that a valuation allowance of $3,665,000 at March 31, 2007 is necessary to reduce the deferred tax assets to the amount that will more than likely than not be realized. The change in valuation allowance for 2007 was approximately $466,000. As of March 31, 2007, the Company has a net operating loss carry-forward of $10,754,000, which is available to offset future federal taxable income, if any, with expiration beginning 2012 and ending 2026.

NOTE 7 - EARNINGS PER SHARE:

The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share amount):

                                                                           For the three months ended March 31, 2007
                                                               ----------------------------------------------------------------
                                                                Income                      Shares                     Per-Share
                                                             (Numerator)                (Denominator)                   Amount
                                                          ------------------          ------------------          ------------------
Net loss                                                       $(1,369)                        --                        $ --
Basic EPS:
  Income available to common stockholders                       (1,369)                     26,922                        (0.05)
  Effect of dilutive securities warrants
Diluted EPS:
Income available to common stockholders                       -----------                -----------                  -----------
  and assumed conversions                                      $(1,369)                     26,922                       $(0.05)
                                                               ========                    =======                       =======

                                                                           For the three months ended March 31, 2006
                                                               ----------------------------------------------------------------
                                                                Income                      Shares                     Per-Share
                                                             (Numerator)                (Denominator)                   Amount
                                                          ------------------          ------------------          ------------------
Net loss                                                       $(715)                        (715)                         $--
Basic EPS:
  Income available to common stockholders                       (715)                       8,587                       (0.08)
  Effect of dilutive securities warrants
Diluted EPS:
Income available to common stockholders                       -----------                 -----------                 -----------
  and assumed conversions                                      $(715)                       8,587                        $(0.08)
                                                               =======                      =======                      =======

For the years ended March 31, 2007 and 2006, dilutive securities existed. The effect of the dilutive securities for the year ended March 31, 2007, would have been 32,098,122 shares of common stock issued assuming all debt instruments were converted during calendar 2007 pursuant to the contractually imposed conversion restriction limitations, Series A preferred stock converted and all options and warrants were exercised.

NOTE 8 - MAJOR CUSTOMERS

The Company had gross sales of approximately $505,000 and $862,000 for the three months ended March 31, 2007 and 2006, respectively. The Company had one customer that represented approximately 14% of the gross sales in the three months ended March 31, 2007 and had one customer that represented 49% of gross sales for the three months ended March 31, 2007.

NOTE 9 - NOTES PAYABLE AND LONG-TERM DEBT

Notes payable and long-term debts consist of the following as of March 31, 2007 (in thousands):

                                                                        Interest      Gross         Debt
                                  Terms               Maturity Date        Rate       Balance      Discount    Net Balance
                       ---------------------------- -----------------  ------------ ------------ ------------ --------------
Taylor Economic        $1,119/Month including       June-07                   7.00%
 Development Corp.      interest                                                      $       2   $       --    $         2
Vanguard Wireless,     $200/Month including         December-10               6.00%
 Inc.                   interest                                                              8           --              8
Axis Capital, Inc.     $347/Month including         August-08                 8.60%
                        interest                                                              5           --              5
Insurance notes        $1,993/Month including       September-07              9.00%
                        interest                                                             18           --             18
Investor notes         2 years (See below)          Demand                    6.00%         790          278            512
Line of credit         2 years/Quarterly interest   February-08               6.00%       2,213           --          2,213
                        (See below)
E-bond investor notes  3 years/Semiannual interest  Various                  10.00%         450           89            361
                                                                                    ------------ ------------ --------------
                        (See below)
Total debt                                                                            $   3,486   $      367          3,119
                                                                                    ============ ============
Less current
 maturities                                                                                                             876
Less debt discount current maturities                                                                                  (314)
                                                                                                              --------------
Long-term debt                                                                                                  $     2,557
                                                                                                              ==============

The gross maturities of these debts are $876,000, $393,000, $2,215,000 and $2,000 for the years ended December 31, 2007, 2008, 2009 and 2010, respectively.

 Notes payable and long-term debts consist of the following as of December 31, 2006 (in thousands):

                                                                          Interest      Gross        Debt
                                Terms                  Maturity Date       Rate       Balance     Discount     Net Balance
                   --------------------------------  -----------------  -----------  ----------  -----------  --------------
Taylor Economic    $1,119/Month including interest   June-07                  7.00%   $      5    $      --    $          5
 Development Corp.
Vanguard Wireless, $200/Month including interest     December-10              6.00%
 Inc.                                                                                        9           --               9
Axis Capital, Inc. $347/Month including interest     August-08                8.60%          6           --               6
Insurance notes    $1,993/Month including interest   September-07             9.00%         34           --              34
Investor notes     2 years (See below)               Demand                   6.00%        874          437             437
Line of credit     2 years/Quarterly interest        February-08              6.00%      2,006           --           2,006
                    (See below)
E-bond investor    3 years/Semiannual interest       Various
 notes                                                                       10.00%        388           86             302
                                                                                     ----------  -----------  --------------
                    (See below)
Total debt                                                                            $  3,322    $     523           2,799
                                                                                     ==========  ===========
Less current
 maturities                                                                                                             986
Less debt discount current maturities                                                                                  (467)
Long-term debt                                                                                                 $      2,280
                                                                                                              ==============

INVESTOR NOTES

On September 13, 2005, the Company closed a financing arrangement with Global Capital Funding L.P. ("Global"), GCA Strategic Investment Fund Limited("GCASIF"), HIPL Family Trust ("HIPL"), and DP Securities Inc. ("DPS")("Global," "GCASIF," HIPL" and "DPS," collectively, the "Investors") in which it issued to: (i) Global, a convertible secured note in the principal amount of $1,285,000 ("Global Note") and a common stock purchase warrant (the "Global Warrant") to purchase 300,000 shares of Company common stock; (ii) GCASIF, a convertible secured note in the principal amount of $50,000 (the "GCASIF Note") and a common stock purchase warrant (the "GCASIF Warrant") to purchase up to 13,953 shares of the Company common stock; and (iii) HIPL, a convertible secured note in the principal amount of $66,750 (the HIPL Note") and common stock purchase warrant (the "HIPL warrant") to purchase up to 20,930 shares of the common stock; and (iv) DPS a convertible secured note in the principal amount of $98,250 (the "DPS Note") and a common stock purchase warrant (the "DPS Warrant") to purchase up to 55,116 shares of common stock. The Global Note, GCASIF Note, HIPL Note and DPS Note, collectively, "Investor Notes" and the Global Warrant, GCASIF Warrant, and DPS Warrant, collectively, "Investor Warrants".

The Investor Notes accrue interest at a rate per annum equal to six percent and are secured by substantially all of the Company's assets. The Investor Notes are convertible into shares of the Company common stock at a conversion price equal to the lesser of (i) $3.50 or (ii) 85% of the average of the three lowest VWAPs, as reported by Bloomberg, during the ten trading days immediately preceding the date of the related notice of conversion; provided further, however, that, until six months following the effective date of the registration statement in no event will the conversion price be lower than the lesser of (y) $1.50 or (z) 50% of the VWAP, as reported by Bloomberg, on January 13, 2006, the effective date of the registration statement. Upon expiration of such six-month period or upon occurrence of an event of default which is not cured, the foregoing floor calculation shall no longer be effective. The six months expired on June 13th, 2006. The Company has registered the resale of the shares of the Company common stock underlying the Investor Notes and the shares issuable upon exercise of the Investor Warrants.

The Company has the ability to prepay in company common stock amounts owed under these Investors Notes for a price equal to the greater of: (i) the outstanding principal amount of the Investor Note, plus all accrued but unpaid interest, including default interest, if any; and (ii) (x) the number of shares of common stock into which the Investor Note, including all accrued but unpaid interest and default interest, if any, is then convertible, times (y) the average VWAP of the common stock for the five trading days immediately prior to the date that the Investor Note is called for prepayment. The Company has the right to prepay the notes in cash at 102% of the outstanding principal and interest in the first year or 101% of the outstanding principal and interest in the second year. The associated Investor Warrants are exercisable by the Investors for five years at $3.57 per share, subject to adjustment upon issuance of shares or warrants below market, of Company common stock.

The Investor Notes were determined to include free standing warrants and various embedded derivative liabilities. The derivative liabilities are the conversion feature and the redemption option (compound embedded derivative liability). At the date of issuance (September 06, 2005, and November 21, 2005) the Investor Notes, warrant liabilities and compound embedded derivative liabilities were measured at fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. These derivative liabilities are marked-to-market each quarter with the change in fair value recorded in the income statement. The Company uses the effective interest method to record interest expense and related debt accretion which was $96,631 for the year ended December 31, 2005, $458,229 for the year ended December 31, 2006 and will be $437,123 for year ending December 31, 2007, respectively.

The following table summarizes the Investor Notes convertible debt activity for the period September 6, 2005, to March 31, 2007:

                                                                                            Compound
                                                     Investor            Warrant           Derivative
                 Description                           Note            Liabilities          Liability         Total

Fair value issuance at inception                 $        508,017     $       470,702    $       521,281   $  1,500,000
09-06-05 to 09-30-05 change in fair value                  18,373           2,389,132          1,012,547      3,420,052
10-01-05 to 12-31-05 change in fair value                  78,258          (2,160,313)        (1,090,630)    (3,172,685)
01-01-06 to 03-31-06 change in fair value                  90,258            (466,128)          (276,615)      (652,485)
04-01-06 to 06-30-06 change in fair value                 104,943            (149,288)            32,006        (12,339)
07-01-06 to 09-30-06 change in fair value                 122,182              73,005             32,395        227,582
10-01-06 to 12-31-06 change in fair value                 140,846            (118,744)           (26,162)        (4,060)
01-01-07 to 03-31-07 change in fair value                 158,659             (20,503)            (2,478)       135,678
Conversions from inception to date                       (710,180)                 --                 --       (710,180)
                                                ------------------  ------------------  ----------------- --------------
Fair value at March 31, 2007                     $        511,356     $        17,863    $       202,344   $    731,563
                                                ==================  ==================  ================= ==============

 From inception to date through March 31, 2007, the Company recorded a net derivative income of $772,000 and for the three months ended March 31, 2007, a net derivative income of $23,000. The Company in conjunction with the convertible note as of three months ended March 31, 2007, has recorded debt interest expense of $193,000.

 ERF Wireless, Inc., also incurred deferred financing costs of $178,500 in connection with the closing of the financing arrangement. The costs are recognized over the life of the Investor Notes, or 24 months, by using the straight line method. For the twelve months ended March 31, 2007, the Company recorded deferred financing cost in interest expense of $22,000.

 The following assumptions were used in the fair value determination of warrants liabilities at March 31, 2007:

                                                                        Warrants
                                ----------------------------------------------------------------------------------------
          Assumptions           9/6/2005  9/30/2005  12/31/2005  3/31/2006  6/30/2006  9/30/2006  12/31/2006  3/31/2007
                                --------- ---------- ----------- ---------- ---------- ---------- ----------- ----------
Dividend yield                      0.00%      0.00%       0.00%      0.00%      0.00%      0.00%       0.00%      0.00%
Risk-free rate for term             3.89%      4.18%       4.35%      4.44%      5.10%      4.62%       4.74%      4.51%
Volatility                         31.00%     31.00%      76.00%     78.00%     95.00%    140.00%     140.00%    140.00%
Maturity date                    5 years  4.93 years 4.68 years  4.44 years 4.19 years 3.93 years 3.68 years  3.44 years

 A Black-Scholes methodology was used to value the warrants.

LINE OF CREDIT

Effective March 10, 2006, ERF Wireless, Inc. (the "Company"), entered into a two-year unsecured revolving credit facility with certain private investors that provides a $2 million dollar line of credit. The terms of the two-year unsecured revolving credit facility allow ERF Wireless to draw upon the facility as financing requirements dictate and provide for quarterly interest payments at a 6% rate. The loan may be prepaid without penalty or repaid at maturity. At March 31, 2007, the balance of the credit line was $2,213,041. On April 5, 2007, the Company amended its two-year $3,000,000 revolving credit facility to mature on February 28, 2009 and granted the lender a security interest in all the assets of the Door. The amendment also included a provision that in the event the Company draws down the full $3 million amount available under the revolving credit facility on or prior to December 31, 2007, and the Company requires additional working capital to pursue its business strategy and operations and has not closed on alternative debt or equity financing aggregating at least $1 million, the lender has agreed to fund up to an additional $1 million during 2007 under the same terms and conditions.

E-SERIES BOND INVESTOR NOTE

On May 1, 2006, the Company has offered a Private Placement Memorandum to certain Accredited Investors whereby the Company is selling one hundred units of E-Series bonds (the "Bonds") at $25,000 per unit for a total maximum offering of $2,500,000. The Bonds are due and payable upon maturity at the end of the three-year period after the issuance date. Interest on the Bonds is payable at the rate of 10% per annum, and is payable semiannually. The Bondholder may require ERF Wireless to convert the Bond (including any unpaid interest) into shares of the Company's common stock at any time only during the first year. If the Bonds are converted under this option, the Company will issue shares representing 100% of the Bond principal and unpaid interest due up to the date the stock is issued. Shares issued under this option will be valued at the lesser of $1.50 or the 20-day trailing average per share closing price of ERFW common stock for the 20 days immediately preceding the notice of conversion. This first year conversion includes a warrant to purchase one additional share of common stock at a price of $5.00 for every share of common stock that has been received from the conversion of the Bond principal.

At the Company's discretion at any time after the first year, the Bonds, including the interest payments may be repaid in cash or in shares of our common stock, which will be valued at the average last sales price of our common stock over the 60-trading-day period preceding any payment date. If the Company chooses to issue shares of our common stock as repayment of the Bond as payment of interest, we will issue shares representing 125% of the Bond principal. If the Company's choose to issue shares of our common stock as payment of interest, we will issue shares representing 100% of the interest due. If the Company chooses to pay cash for either the Bond repayment or any interest payment, we will pay cash representing 100% of the amounts owed. ERF Wireless may redeem the Bonds at any time after the first year following their purchase but not before. The offering will terminate on June 30, 2007, unless such date is extended at the Company's discretion. As of March 31, 2007 the Company has sold $687,500 of E-Series Bonds and the balance due at December 31, 2006 is $360,936.

The E-Series Bonds were determined to include various embedded derivative liabilities. The derivative liabilities are the conversion feature and the redemption option (compound embedded derivative liability). At the date of issuance the E-Series Bond, compound embedded derivative liabilities were measured at fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques.

These derivative liabilities will be marked-to-market each quarter with the change in fair value recorded in the income statement. The Company uses the effective interest method to record interest expense and related debt accretion which was $9,065 for the three months ended March 31, 2007.

The following table summarizes the E-Series convertible debt activity for the period May 31, 2006, to March 31, 2007:

                                                                                          Compound
                                                                                         Derivative
                    Description                            E-Series Bonds                Liability                   Total
    --------------------------------------------         ------------------          -----------------         -----------------
Fair value issuance at inception                              $576,113                    $111,387                 $687,500
05-31-06 to 06-30-06 change in fair value                          763                     (11,750)                 (10,987)
07-01-06 to 09-30-06 change in fair value                        5,847                      (3,971)                   1,876
10-01-06 to 12-31-06 change in fair value                        6,648                     (13,213)                  (6,565)
01-01-07 to 03-31-07 change in fair value                        9,065                       5,956                   15,021
Conversions from inception to date                            (237,500)                         --                 (237,500)
                                                         ------------------          -----------------         -----------------
Fair value at March 31, 2007                                  $360,936                     $88,409                 $449,345
                                                         ==================          =================         =================

For inception to date through March 31, 2007, the Company recorded a net derivative income of $23,000 and for the three months ended March 31, 2007, a net derivative loss of $6,000. The Company in conjunction with the convertible note as of three months ended March 31, 2007, has recorded debt interest expense of $17,000.

NOTE 10 - UNCOMPLETED CONTRACTS

Costs, estimated earnings and billings on uncompleted contracts for the three months ended March 31, 2007 and December 31, 2006, are summarized as follows (in thousands):

                                                                March 31,                    December 31,
                                                                   2007                          2006
                                                            -----------------             -----------------
Costs incurred on uncompleted contracts                           $950                          $854
Estimated profit                                                    24                            62
                                                            -----------------             -----------------
Gross revenue                                                      974                           916
Less: billings to date                                             960                           847
                                                            -----------------             -----------------
Costs and profit in excess of billings                             $14                           $69
                                                            =================             =================

NOTE 11 - COMMITMENTS AND CONTINGENCIES

LEASES AND LICENSE AGREEMENTS

For the three months ended March 31, 2007 and 2006, rental expenses of approximately $97,000 and $67,000, respectively, were incurred. The Company accounts for rent expense under leases that provide for escalating rentals over the related lease term on a straight-line method. The Company occupies office and tower facilities under several non-cancelable operating lease agreements expiring at various dates through September 2012, and requiring payment of property taxes, insurance, maintenance and utilities.

Future minimum lease payments under non-cancelable operating leases at March 31, 2007 were as follows:

                         Period Ending December 3 Amount
                         -------------------------------

                         2007                  $310,867
                         2008                   347,163
                         2009                   309,577
                         2010                   224,578
                         2011                   185,598
                         2012                    20,696
                                         ---------------
                         Total               $1,398,479
                                         ===============


EMPLOYMENT AGREEMENTS

R. GREG SMITH

On August 1, 2004, the Company entered into an Executive Employment Agreement with R. Greg Smith, our CFO. Mr. Smith is paid a base salary of $180,000 per year and is eligible to receive a bonus equal to 1% of the revenues for the most recent twelve-month period of each acquisition made by the Company during his employment period. Mr. Smith received 63,828 shares of our Series A Convertible Preferred Stock par value $0.01 per share, as consideration for a sign-on bonus at a price of $0.50 per share for total consideration of $31,913.50. The preferred stock is convertible at holder's option at one preferred share for
18.676347 shares common stock and has a 2:1 liquidation preference and each preferred share has 20 votes. During 2006, Mr. Smith converted 52,623 shares of his Series A Convertible Preferred Stock into 982,820 shares of the Company's common stock. Mr. Smith is also entitled to receive up to 1,000,000 stock options under the Company's 2004 Non-Qualified Stock Option Plan for attainment of certain future cumulative revenue milestone achievements. These options, if any are earned, will vest when granted and have an exercise price of the lowest five-day average closing price existing for the Company's common stock during the twelve-month period immediately preceding the date of the vesting event. Mr. Smith is subject to a lock-up agreement which prohibits Mr. Smith from selling shares until August 1, 2006, unless agreed to by the Company in writing. During 2006, Mr. Smith's employment contract was renewed for one additional year by the Board of Directors through August 1, 2007.

JOHN ADRIAN BURNS

On August 12, 2005, the Company entered into an executive employment agreement with John Adrian Burns as Chief Executive Officer and Chairman of ERF Enterprise Network Services, Inc. ("ENS"). Mr. Burns is paid $180,000 per year and other normal benefits available to all company employees. Additionally, Mr. Burns is eligible to receive non-qualified non-transferable stock options based on the future financial performance of ENS. These future financial performance targets are deemed the vesting events. The options are priced at $3.72 and when attained can be converted on a cashless basis into ERF Wireless, Inc. (Parent), common stock. The common shares received have piggyback registration rights and expire on the close of business of July 30, 2008. The vesting events and related incentive options are as follows:

o 50,000 options qualify when the annual revenue of ENS exceeds $3,000,000; 75,000 options qualify when the annual revenue of ENS exceeds $6,000,000; 100,000 options qualify when the annual revenue of ENS exceeds $12,000,000, and 125,000 options qualify when the annual revenue of ENS exceeds $20,000,000.

o 50,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $500,000; 75,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $1,000,000; 100,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $2,000,000; and 125,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $3,000,000

o 50,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $1.00; 75,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $500,000; 100,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $1,000,000; and 1 25,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $5,000,000

JOHN ARLEY BURNS

On August 12, 2005, the Company entered into an executive employment agreement with John Arley Burns as President of ENS. Mr. Burns is paid $150,000 per year and other normal benefits available to all company employees. Additionally, Mr. Burns is eligible to receive non-qualified non-transferable stock options based on the future financial performance of ENS.

These future financial performance targets are deemed the vesting events. The options are priced at $3.72 and when attained can be converted on a cashless basis into ERF Wireless, Inc. (Parent), common stock. The common shares received have piggyback registration rights and expire on the close of business of July 30, 2008. The vesting events and related incentive options are as follows:

o 35,000 options qualify when the annual revenue of ENS exceeds $3,000,000; 50,000 options qualify when the annual revenue of the ENS exceeds $6,000,000; 75,000 options qualify when the annual revenue of ENS exceeds $12,000,000; and 100,000 options qualify when the annual revenue of ENS exceeds $20,000,000

o 35,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $500,000; 50,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $1,000,000; 75,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $2,000,000; and 100,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $3,000,000

BRIAN CUBLEY

In August 2004, the Company entered into an employment agreement with Brian Cubley. Pursuant to the employment agreement Brian Cubley is to receive $80,000 until October 15, 2005, and $90,000 per year thereafter. Mr. Cubley also received 31,914 shares of Series A Preferred Stock at $0.50 per share. Mr. Cubley is also eligible to receive non-qualified non-transferable stock options to purchase up to 500,000 shares of the Company's common stock based upon the attainment of certain performance based milestones at 115% of the lowest five day average closing price for the Company previous year. Lastly, Mr. Cubley is entitled to a bonus for each calendar year in which the Company's Messaging Services Division is profitable equal to 5% of the revenues of the Messaging Services Division. As of August 1, 2006, Brian Cubley's employment contract was renewed through July 31, 2007.

NOTE 12 - RELATED PARTY

In March 2005, the Company entered into an annual professional services agreement with Synchton Incorporated for financial and business support services. The agreement requires Synchton to provide one or more consultants for a total of 100 hours per month. This agreement is automatically renewable on each anniversary date and can be terminated by the Company prior to the renewal date. The Company is obligated to pay Synchton $12,000 per month in cash or free trading stock. The Company at its discretion may issue up to 50% of the monthly fee in stock at the market price on the date of issuance; provided that if Synchton sells the stock within 30 days of issuance the Company is obligated to pay Synchton any shortfall between the difference in the market price on the issuance date and the market price on the sale date. Synchton's president is Scott A. Cubley. For the period ended March 31, 2007, total fees incurred by the Company under the agreement were $36,000.

NOTE 13 - INDUSTRY SEGMENTS

This summary reflects the Company's current segments, as described below.

WIRELESS BUNDLED SERVICES DIVISION (WBS)

WBS provides wireless broadband products and services to commercial and individual customers throughout the wireless industry. The company is in the early stages of building and acquiring a seamless wireless broadband network throughout North America to serve private entities, cities, municipalities and the general public. All sales from external customers are located within the United States.

WIRELESS MESSAGING SERVICES DIVISION (WMS)

WMS principally provides wireless broadband system design and implementation, manufactures paging equipment, repair and maintain paging infrastructure equipment and supplies high-power infrastructure equipment to the wireless messaging industry and owns and operates a wide-area messaging service. All sales from external customers are located within the United States as well as certain international locations.

NETWORK OPERATING SERVICES DIVISION (NOS)

NOS provides the overall day-to-day operations, maintenance, upgrading, 24/7 monitoring and expansion of all wireless broadband networks that the Company constructs, acquires, maintains and administers. The transactions in the NOS segment for the nine months were not material.

ENTERPRISE NETWORK SERVICES (ENS)

ENS provides product and service to operate an enterprise-class encrypted wireless banking network business. ENS provides the CryptoVue System consisting of software, site-based hardware devices and servers to perform network encryption; contracts for the construction, operation, monitoring and maintenance of fixed wireless networks for banking customers; trade names, equipment and software, including the software architecture and design.

For the three months ended March 31, 2007 (in thousands)

                                                      WMS                   WBS                   ENS                  Total
                                                 --------------        --------------        --------------        --------------
Revenue                                                    $73                  $347                   $85                  $505
Segment loss                                              (105)                   27                  (309)                 (387)
Segment assets                                             105                   994                   464                 1,563
Capital expenditures                                        --                    67                     4                    71
Depreciation                                                 4                    42                     3                    49

 For the three months ended March 31, 2006 (in thousands)

                                                      WMS                   WBS                   ENS                  Total
                                                 --------------        --------------        --------------        --------------
Revenue                                                   $266                   $25                  $571                  $862
Segment loss                                              (178)                  (42)                 (289)                 (509)
Segment assets                                             270                   183                   741                 1,194
Capital expenditures                                         9                     6                   (12)                    3
Depreciation                                                 3                     6                     3                    12


               Reconciliation of Segment Loss from                          March 31,                     March 31,
                     Operations to Net Loss                                    2007                         2006
                                                                        -----------------             -----------------
Total segment loss from operations                                                 $(387)                       $(509)
Total corporate overhead                                                            (741)                        (812)
                                                                             ------------                 ------------
Net loss                                                                         $(1,128)                     $(1,321)
                                                                             ============                 ============

                Reconciliation of Segment Assets                            March 31,                     March 31,
                         to Total Assets                                       2007                         2006
                                                                        -----------------             -----------------
Total segment assets                                                               $1,563                       $1,194
Total corporate assets                                                                234                        1,652
                                                                             ------------                 ------------
Consolidated assets                                                                $1,797                       $2,846
                                                                             ============                 ============

The accounting policies of the reportable segments are the same as those described in the section titled Basis of Accounting. The Company evaluates the performance of its operating segments based on income before net interest expense, income taxes, depreciation and amortization expense, accounting changes and non-recurring items.

One customer accounts for $73,000 of Enterprise Network Services Division revenues at March 31, 2007.

NOTE 14 - SUPPLEMENTAL NON-CASH DISCLOSURES:

During 2007, the Company issued stock in lieu of cash as payment for the following (in thousands):

                                                              Supplemental
                                                                Non-Cash
                                                               Disclosure
                                                           ------------------
Professional fees                                                    $146
Settlements                                                            80
Salary and compensation                                               156
Other services rendered                                                21
Interest expense                                                        1
Liabilities and accrued expenses                                       51
Notes payable                                                          97
                                                                 --------
Total non-cash settlements                                           $552
                                                                 ========

NOTE 15 - EMPLOYEE STOCK OPTIONS

In 2004, the Board of Directors adopted a Non-Qualified Stock Option Plan under which 5,000,000 shares of the Company's common stock were reserved for issuance. In March 2007 the shares reserved for issuance increased to 10,000,000 shares. There were 95,742 Series A preferred stock convertible to 1,788,111 common stock shares granted to certain Officers and employees under employment agreements. As of March 31, 2007, 628,328 common stock shares remain to be converted from Series A preferred stock. Also the Company has granted to certain officers and employees 150,000 stock options which are currently exercisable. As of March 31, 2007, under the Non-Qualified Stock Option Plan, 8,934,123 shares were issued and exercised to certain employees and consultants for services rendered.

The Company has adopted FASB Statement 123R "Accounting for Stock-Based Compensation" effective December 2005, for the year ended December 31, 2006. SFAS 123R supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees." As permitted under SFAS 123R, the Company adopted the modified prospective method in December 2005. In accordance with the "modified prospective" method, compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123R that remain unvested on the effective date.

The weighted average fair value of the individual options granted during the three months ended March 31, 2007, is estimated at $1.45 on the date of grant. The fair values were determined using a Black-Scholes option-pricing model with the following assumptions:

                                         8/1/2004           8/12/2005           12/31/2005          1/23/2006           3/31/2006
                                     ---------------      --------------     ---------------      --------------     --------------
           Assumptions                   Options             Options             Options             Options             Options
------------------------------       ---------------      --------------     ---------------      --------------     --------------
Dividend yield                            0.00%               0.00%               0.00%               0.00%              0.00%
Risk-free rate for term                   3.50%               4.18%               4.35%               4.45%              4.98%
Volatility                              207.00%              31.00%              76.00%              89.00%             78.00%
Remaining life                              5                   3                   1                 2.5                3.3

Option activity was as follows for the three months ended March 31, 2007:

                                                                    2007
                                                -------------------------------------------
                                                                          Weighted-Average
                                                       Shares              Exercise Price
                                                -------------------      ------------------
Outstanding at beginning of year                       2,852,000                $3.21
Granted                                                       --                   --
Assumed through acquisitions                                  --                   --
Exercised                                                     --                   --
Forfeited/cancelled                                           --                   --
                                                -------------------      ------------------
Outstanding throughout the period                      2,852,000                $3.21
                                                ===================      ==================
Exercisable at March 31, 2007                            150,000                $1.38
                                                ===================      ==================


Information about options outstanding was as follows at March 31, 2007:

                                                       Remaining                   Average                                Average
         Class              Number                 Average Contractual            Exercise              Number            Exercise
    Exercise Price       Outstanding                  Life in Years                 Price             Exercisable          Price
   --------------    ---------------------     --------------------------       --------------    -------------------   ------------
         $1.38             150,000                      2.33                       $1.38               150,000             $1.38
         $2.88             900,000                      2.33                       $2.88                  --                 --
         $3.72           1,570,000                      1.33                       $3.72                  --                 --
         $2.27             232,000                      1.33                       $2.27                  --                 --
                     ---------------------                                                       -------------------
                         2,852,000                      1.83                       $3.21               150,000              $1.38
                     =====================                                                       ===================

NOTE 16 - SUBSEQUENT EVENTS

Subsequent to the quarter ended March 31, 2007, the Company entered into a Term Sheet with Dutchess Private Equities Fund, Ltd, ("Dutchess"), for a $10 million Equity Line of Credit with a term of 3 years. The Equity Line provides for Dutchess to purchase up to $10 million of the Company's stock over the course of 36 months after a registration statement has been declared effective by the U.S. Securities and Exchange Commission. The Purchase Price of the securities is 93% of the market price of the Company's stock based on the lowest closing bid price of the Company's stock during the 5 consecutive trading days immediately after the Put Date or notice of draw down by the Company. The Company plans to complete the Subscription Agreement and Registration Rights Agreement related to this Equity Line and file a SB-2 Registration Statement during the Company's second quarter of 2007. The Equity Line of Credit has no upfront commitment fee shares, no warrants, no fees per draw down, no due diligence fees and no inactivity fees for utilization of the line.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Houston, State of Texas, on June 11, 2007.


                                                 ERF Wireless, Inc.



                                                 By:  /s/ H. Dean Cubley
                                                    ----------------------
                                                    Dr. H. Dean Cubley
                                                    Chief Executive Officer



         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:


         Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature                      Title                               Date
---------                      -----                               ----

/s/ H. Dean Cubley             CEO and Chairman of the Board       June 11, 2007
-------------------------
Dr. H. Dean Cubley


/s/ R. Greg Smith               CFO, Principal Accounting          June 11, 2007
-------------------------       Officer and Director
R. Greg Smith


 /s/Bartus H. Batson            Director                           June 11, 2007
-------------------------
Dr. Bartus H. Batson


/s/ John Adrian Burns           Director                           June 11, 2007
-------------------------
John Adrian Burns

INDEX TO EXHIBITS
Exhibit 2.1 Agreement and Plan of Merger between Fleetclean Systems, Inc. and ERF Wireless, Inc. (1)
Exhibit 2.2     Articles of Merger (1)
Exhibit 3.1     Articles of incorporation of ERF Wireless, Inc. (1)
Exhibit 3.1.1 Certificate of Amendment to Articles of incorporation of ERF Wireless, Inc. (1)
Exhibit 3.2     Bylaws of ERF Wireless, Inc. (1)
Exhibit 4.1     Designation of Preferences (1)
Exhibit 4.2     Amendment to Designation of Preferences (7)
Exhibit 4.3     Amended and Restated Designation of Series A Preferred Stock(7)
Exhibit 5.1     Legal Opinion
Exhibit 10.1    R. Greg Smith Amended and Restated Employment Agreement (5)
Exhibit 10.2 Addendum to Debt Conversion and Funding Agreement effective September 30, 2004 between ERF Wireless, Inc., Eagle R.F. International and Investors. (6)
Exhibit 10.3 Asset and Liability Contribution Agreement dated March 31, 2004 between Fleetclean Systems, Inc. and Fleetclean Chemicals, Inc. (2)
Exhibit 10.4 Stock Purchase Agreement dated May 15, 2004 between Systom Trust Joint Venture and Kenneth A. Phillips et. al. (3)
Exhibit 10.5 Subscription Agreement dated May 11, 2004 between Fleetclean Systems, Inc. and Systom Trust Joint Venture (3)
Exhibit 10.6 Acquisition Agreement dated May 15, 2004 between Kenneth A. Phillips and Fleetclean Systems, Inc. (3)
Exhibit 10.7    2004 Non-Qualified Stock Compensation Plan (4)
Exhibit 10.8    Amended 2004 Non-Qualified Stock Compensation Plan (15)
Exhibit 10.9    2007 Employee Stock Option Plan (16)
Exhibit 10.10 Second Addendum to Debt Conversion and Funding Agreement effective July 1, 2005 between ERF Wireless, Inc., Eagle R.F. International and Investors. (8)
Exhibit 10.11 Form of Common Stock Purchase Warrant Agreement, by and between ERF Wireless, Inc. and Investor (9)
Exhibit 10.12 Form of Convertible Term Note, by and between the ERF Wireless, Inc. and Investor (9)
Exhibit 10.13 Form of Registration Rights Agreement, by and between the ERF Wireless, Inc. and Investor (9)
Exhibit 10.14 Form of Stock Purchase Agreement, by and between ERF Wireless, Inc. and Investor.(9)
Exhibit 10.15 Asset Purchase Agreement dated August 8, 2005, by and among ERF Wireless, Inc., a Nevada corporation, ERF Enterprise
                Network Services, Inc., a Texas corporation, and SkyvueUSA East Central Texas, Inc., a Texas corporation (10)
Exhibit 10.16   Form of Skyvue Note (11)
Exhibit 10.17   Series A Preferred Conversion Restriction Agreement (11)
Exhibit 10.18   Warrant issued in June 2004 (11)
Exhibit 10.19   Employment Agreement with John Burns (11)
Exhibit 10.20   Employment Agreement with Arley Burns (12)
Exhibit 10.21   Amendment of Angus Capital (12)
Exhibit 10.22   Acquisition of Net Yeti (13)
Exhibit 10.23   Acquisition of Door (14)
Exhibit 20.1    List of Subsidiaries (11)
Exhibit 23.1    Independent Auditors' Consent
----------
(1)  Incorporated by reference from the Form 10-QSB for September 30, 2004;
(2)  Incorporated by reference from the Form 10-QSB for June 30, 2004;
(3)  Incorporated by reference from the Form 8-K for May 28, 2004;
(4)  Incorporated by reference from the Form S-8 filed December 29, 2004;
(5)  Incorporated by reference from the Form 10-KSB filed April 15, 2005;
(6) Incorporated by reference from the Form 10-KSB/A - Amendment No. 1 filed on August 29, 2005;
(7)  Incorporated by reference from the Form 10-QSB for March 31, 2005;
(8)  Incorporated by reference from the Form 10-QSB/A - Amendment No. 1;
(9)  Incorporated by reference from the Form 8-K for September 19, 2005;
(10) Incorporated by reference from the Form 8-K for August 12, 2005;
(11) Incorporated by reference from the SB-2 filed on December 12, 2005;
(12) Incorporated by reference from the Form 10-KSB for December 31, 2006;
(13) Incorporated by reference from the Form 8-K filed on October 20, 2006;
(14) Incorporated by reference from the Form 8-K filed on December 21, 2006.
(15) Incorporated by reference from the Form S-8 filed on May 30, 2007.
(16) Incorporated by reference from the Form S-8 filed on May 30, 2007.